As filed with the Securities and Exchange Commission on January 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	6022	47-0898685

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

3980 Premier Drive

High Point, North Carolina 27265

(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Richard D. Callicutt, II

President and Chief Executive Officer

3980 Premier Drive

High Point, North Carolina 27265

(336) 869-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent for Service)

Copies to:

Betty O. Temple, Esq.	Robert A. Singer, Esq.
Sudhir N. Shenoy, Esq.	Brooks, Pierce, McLendon, Humphrey &
Womble Carlyle Sandridge & Rice, LLP	Leonard, LLP
550 South Main Street, Suite 400	2000 Renaissance Place
Greenville, South Carolina 29601	230 North Elm Street
(864) 255-5400	Greensboro, North Carolina 27401
(336) 271-3123

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of Registration fee(3)
Common Stock, no par value per share	1,430,467	N/A	$20,042,206	$2,582

(1)          Represents the maximum number of shares of common stock, no par value per share, of BNC Bancorp, or BNC, issuable upon consummation of the merger of South Street Financial Corp., or South Street, with and into BNC, based on the maximum number of shares of South Street common stock that can be exchanged in the merger for shares of BNC common stock (2,060,895), as set forth in the Agreement and Plan of Merger dated as of December 17, 2013 by and between BNC and South Street multiplied by the exchange ratio assuming a 20-day volume-weighted average price of BNC common stock of less than $12.75 prior to closing (0.6941 shares of BNC common stock).

(2)          Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 457(c), (f)(1) and (f)(3) under the Securities Act, based on the aggregate market value on January 28, 2014 of the 2,576,119 shares of South Street common stock expected to be exchanged in connection with the merger, the proposed maximum aggregate offering price is $20,042,206, which was determined by taking (i) the product of the average of the high and low prices of South Street common stock on the OTCBB marketplace on January 28, 2014 ($9.55) multiplied by the aggregate number of shares of South Street common stock expected to be exchanged in connection with the merger (2,576,119), less (ii) the amount of cash expected to be paid by BNC in exchange for the shares of South Street common stock ($4,559,731).

(3)          Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JANUARY 30, 2014

Prospectus of BNC Bancorp	Proxy Statement of South Street Financial Corp.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear South Street Financial Corp. Shareholder:

The boards of directors of BNC Bancorp, or BNC, and South Street Financial Corp., or South Street, have each unanimously approved a merger, or the merger, of South Street with and into BNC according to the terms of an Agreement and Plan of Merger dated December 17, 2013, or the merger agreement. If the merger is completed, BNC will be the surviving corporation in the merger. Home Savings Bank of Albemarle, Inc., SSB, a North Carolina chartered savings bank and a wholly-owned subsidiary of South Street, or Home Savings Bank, will be merged with and into Bank of North Carolina, a wholly-owned subsidiary of BNC, or the Bank, as soon as practicable following the merger.

If the merger is completed, each outstanding share of South Street common stock will be converted, at your election, into the right to receive either: (i) cash in the amount of $8.85 per share or (ii) shares of BNC common stock, or a combination thereof. The amount of BNC common stock to be exchanged for each share of South Street common stock will be determined by dividing $8.85 by the 20-day volume-weighted average price per share of BNC common stock, or BNC VWAP, ending on the second trading day prior to closing. If the BNC VWAP is greater than $14.75 or less than $12.75, the exchange ratio shall equal 0.6000 and 0.6941 shares of BNC common stock, respectively. BNC will issue between 1,236,537 and 1,430,467 shares of BNC common stock in connection with the merger.

Notwithstanding the elections that may be made by South Street shareholders, the total consideration to be paid by BNC to South Street shareholders will be 80% in shares of BNC common stock and 20% in cash. If the elections made by South Street shareholders would result in an oversubscription for cash or stock, then the exchange agent will prorate the amount of stock and cash to be issued to South Street shareholders in the merger as necessary to obtain the approximate 80% stock — 20% cash allocation of the common stock merger consideration. In that case, you may receive a combination of cash and shares of BNC common stock for your South Street shares that is different than what you elected, depending on the elections made by other South Street shareholders.

The value of the merger consideration per share of South Street common stock will fluctuate with the market price of BNC common stock. The following table shows the closing sale prices of BNC common stock as reported on The NASDAQ Capital Market, or NASDAQ, on December 17, 2013, the last trading day before we announced the merger, and on [•], 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the 20-day BNC VWAP immediately prior to such dates and the implied value of the merger consideration proposed for each share of South Street common stock, which we calculated by assuming (1) 80% of each share of South Street common stock is converted into BNC common stock (with the value of a full South Street share for this purpose calculated by multiplying the closing price of BNC common stock on those dates by the respective exchange ratios of 0.6000 and 0.6941 (using the 20-day BNC VWAP preceding and inclusive of such dates) and (2) the remaining 20% of each such share is converted into cash (based on a price per South Street share equal to $8.85).

	BNC Common Stock		BNC VWAP Preceding and Inclusive of Such Date		South Street Common Stock		Implied Value per Share of South Street Common Stock
At December 17, 2013		$15.46	$	[•]		$5.88	$	[•]
At [•], 2014	$	[•]	$	[•]	$	[•]	$	[•]

The market price of BNC common stock will fluctuate before the merger and you are urged to obtain current market quotations. BNC common stock is listed on NASDAQ under the symbol “BNCN”.

Holders of South Street common stock and Series A Preferred Stock will be asked to vote on approval of the merger agreement at a special meeting of shareholders. We cannot complete the merger unless we obtain the required approvals of the holders of South Street common stock and Series A Preferred Stock. The merger agreement must be approved by holders of a majority of all shares of South Street common stock and Series A Preferred Stock entitled to vote at the South Street special meeting voting together as one voting group. Each share of South Street Series A Preferred Stock will automatically convert into one share of South Street common stock immediately prior to the closing of the merger.

The South Street board of directors has determined that the merger is advisable and in the best interests of South Street shareholders based upon its analysis, investigation and deliberation, and the South Street board of directors unanimously recommends that the South Street shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this proxy statement/prospectus and all appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page [•] of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The proxy statement/prospectus is dated [•], 2014 and it is first being mailed to South Street shareholders on or about [•], 2014.

South Street Financial Corp.

103 North Second Street

Post Office Box 489

Albemarle, North Carolina 28001

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•], 2014 AT 10:00 A.M.

The special meeting of shareholders of South Street Financial Corp., a North Carolina corporation, or South Street, will be held on [•], 2014 at 10:00 a.m. local time, at the corporate office of South Street at 103 North Second Street, Albemarle, North Carolina for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger dated December 17, 2013, by and between BNC Bancorp, or BNC, and South Street, or the merger agreement, pursuant to which South Street will merge with and into BNC, or the merger, with BNC as the surviving corporation, and the merger contemplated by the merger agreement, as more fully described in the accompanying proxy statement/prospectus.

2.	A proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

3.	To act upon any other matter that may properly come before the special meeting or any adjournment thereof.

Only holders of record of South Street common stock and Series A Preferred Stock at the close of business on [•], 2014 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

South Street’s board of directors recommends that holders of South Street common stock and Series A Preferred Stock vote “FOR” the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

South Street has concluded that its shareholders are entitled to assert appraisal rights with respect to the proposal to approve the merger agreement. Your appraisal rights are conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. The full text of that statute is attached as Appendix B to this proxy statement/prospectus.

You may revoke your proxy at any time prior to or at the meeting by written notice to South Street, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you have any questions or need assistance voting your shares, please contact Christopher F. Cranford, Chief Financial Officer and Treasurer of South Street, at (704) 982-9184.

By Order of the Board of Directors,

R. Ronald Swanner

Chairman and Chief Executive Officer

Albemarle, North Carolina

[•], 2014

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about BNC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 3980 Premier Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

You will not be charged for any of these documents that you request. If you would like to request documents from BNC, please do so by [•], 2014 in order to receive them before South Street’s special meeting of shareholders. BNC’s Internet address is http://www.bncbancorp.com and South Street’s Internet address is http://www.homesavingsbank.org. The information on our Internet sites is not a part of this proxy statement/prospectus.

See “Where You Can Find More Information” on page [•].

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by BNC (File No. 333-[•]), constitutes a prospectus of BNC under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of BNC common stock to be issued to South Street shareholders as required by the merger agreement. It also constitutes a notice of meeting with respect to the special meeting of South Street shareholders, at which holders of South Street common stock and Series A Preferred Stock will be asked, among other items, to vote upon a proposal to approve the merger agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2014. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to South Street shareholders nor the issuance by BNC of shares of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding South Street has been provided by South Street and information contained in this document regarding BNC has been provided by BNC.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SOUTH STREET SPECIAL MEETING	1

SUMMARY	6

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP	15

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	19

COMPARATIVE PER SHARE DATA	20

MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS	22

RISK FACTORS	24

Risks Related to the Merger	24

Risks Related to BNC’s Growth Strategy	29

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	32

THE SOUTH STREET SPECIAL MEETING	34

Date, Time and Place	34

Purpose of the Special Meeting	34

Recommendation of the Board of Directors of South Street	34

Record Date and Voting Securities	34

Quorum and Voting Procedures; Votes Required for Approval	34

Support Agreements	35

Voting of Proxies	35

Shares Held in Street Name	36

Revocability of Proxies	36

Solicitation of Proxies	37

Proposals for 2014 South Street Annual Meeting	37

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT	38

Background of the Merger	38

BNC’s Reasons for the Merger	40

South Street’s Reasons for the Merger and Recommendation of the South Street Board of Directors	42

Opinion of Financial Advisor to South Street	45

South Street’s Directors and Officers Have Financial Interests in the Merger	54

Public Trading Markets	58

Regulatory Approvals Required for the Merger	59

Accounting Treatment	59

South Street’s Shareholders Have Appraisal Rights	59

i

Restrictions on Sales of Shares by Certain Affiliates	63

Material U.S. Federal Income Tax Consequences of the Merger	63

THE MERGER AGREEMENT	70

Terms of the Merger	70

Cash or Stock Election	70

Closing and Effective Time of the Merger	71

Election Procedures	72

Board of Directors of BNC and the Bank	73

Conversion of Shares; Exchange of Certificates	73

Representations and Warranties	74

Covenants and Agreements	76

Commercially Reasonable Efforts of South Street to Obtain the Required Shareholder Vote	80

Agreement Not to Solicit Other Offers	80

Expenses and Fees	82

Employee Matters	83

Indemnification and Insurance	83

Conditions to Complete the Merger	83

Termination of the Merger Agreement	86

Effect of Termination	87

Amendment, Waiver and Extension of the Merger Agreement	87

DESCRIPTION OF BNC CAPITAL STOCK	87

Common Stock	87

Voting Common Stock	88

Non-Voting Common Stock	89

Preferred Stock	90

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect	91

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING SOUTH STREET SHAREHOLDERS	91

INFORMATION ABOUT SOUTH STREET	96

General	96

Market Area	96

Competition	97

Subsidiaries	97

Employees	97

Properties	97

ii

Legal Proceedings	98

SOUTH STREET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	99

Forward-Looking Statements	99

Critical Accounting Policy	99

Comparison of Consolidated Financial Condition at September 30, 2013 and December 31, 2012	99

Comparison of Consolidated Results of Operations for the Three Months Ended September 30, 2013 and 2012	106

Comparison of Consolidated Results of Operations for the Nine Months Ended September 30, 2013 and 2012	110

Comparison of Consolidated Financial Condition at December 31, 2012 and December 31, 2011	113

Comparison of Consolidated Results of Operations for the Years Ended December 31, 2012 and 2011	125

SUPERVISION AND REGULATION	129

MANAGEMENT FOLLOWING THE MERGER	143

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SOUTH STREET	143

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	144

PROPOSAL 2 — PROPOSAL TO ADJOURN THE SOUTH STREET SPECIAL MEETING	151

LEGAL MATTERS	151

EXPERTS	151

WHERE YOU CAN FIND MORE INFORMATION	151

Appendix A

Appendix B

Appendix C

iii

QUESTIONS AND ANSWERS ABOUT THE SOUTH STREET SPECIAL MEETING

The following are some questions that you, as a shareholder of South Street, may have regarding the merger agreement, the merger and the other matters being considered at the special meeting and the answers to those questions. BNC and South Street urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this document.

Q:   Why am I receiving this document?

A:   BNC and South Street have agreed to the merger of South Street with and into BNC, pursuant to the terms of the merger agreement that is described in this document. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Home Savings Bank will be merged with and into the Bank as soon as practicable following the merger.

Q:   When and where will the special meeting be held?

A:   The South Street special meeting will be held at the corporate office of South Street at 103 North Second Street, Albemarle, North Carolina, on [•], 2014 at 10:00 a.m., local time.

Q:   How do I vote?

A:   If you are a shareholder of record of South Street as of the record date that is entitled to vote at the special meeting, you may vote in person by attending the South Street special meeting or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. South Street shareholders may also vote by Internet or telephone by following the instructions contained on the enclosed proxy card. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

If you hold shares of South Street stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the South Street special meeting.

Q:   What vote is required to approve each proposal?

A:   The proposal at the South Street special meeting to approve the merger agreement requires the affirmative vote of a majority of all shares of South Street common stock and Series A Preferred Stock entitled to vote at the South Street special meeting voting together as one voting group.

The special meeting may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of common stock and Series A Preferred Stock cast on the matter at the special meeting is required to adjourn such meeting.

The directors of South Street have agreed, in writing, to vote their shares in support of the merger and the merger agreement. As of January 29, 2014, such directors and their affiliates are entitled to vote 100,810 shares of the South Street common stock, or approximately 4% of the shares outstanding. As of January 29, 2014, directors and executive officers of South Street and their affiliates are entitled to vote 151,511 shares of the South Street common stock, or approximately 6.01% of the shares outstanding. As of January 29, 2014, directors and executive officers of South Street and their affiliates did not own any shares of the South Street Series A Preferred Stock.

1

Q:   How does the board of directors of South Street recommend that I vote on each proposal?

A:   The South Street board of directors, or the South Street Board, recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Q:   How many votes do I have?

A:   You are entitled to one vote for each share of South Street common stock that you owned as of the record date. Holders of Series A Preferred Stock are also entitled to one vote for each share of Series A Preferred Stock that such holders owned as of the record date.

Q:   What will happen if I fail to vote or I abstain from voting?

A:   If you are a South Street shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement. Assuming quorums of both the common stock and the Series A Preferred Stock (that is, holders of at least a majority of the outstanding shares of South Street common stock as of the record date and holders of at least a majority of the outstanding shares of Series A Preferred Stock as of the record date) are present, an abstention or the failure to vote, however, will have no effect on the proposal to approve the adjournment of the special meeting, if necessary or appropriate.

Q:   If my shares of South Street are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:   No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of capital stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to South Street or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:   What will happen if I return my proxy card without indicating how to vote?

A:   If you sign, date, and return your proxy card without indicating how to vote on any particular proposal, the South Street capital stock represented by your proxy will be voted in favor of that proposal.

Q:   What if I fail to submit my proxy card or I fail to instruct my broker, bank or other nominee to vote?

A:   If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or if you fail to properly instruct your broker, bank or other nominee to vote your shares of capital stock and you do not attend the South Street special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement, but will have no effect on the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

2

Q:   Can I change my vote after I have returned a proxy or voting instruction card?

A:   Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of South Street no later than the beginning of the special meeting. If your South Street shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:   What will happen to shares of South Street Series A Preferred Stock as a result of the merger?

A:   Each share of Series A Preferred Stock will automatically convert into one share of South Street common stock immediately prior to the closing of the merger.

Q:   What will I receive in the merger?

A:   Each share of South Street common stock can be exchanged for either: (i) cash in the amount of $8.85 per share or (ii) shares of BNC common stock, or a combination thereof. Twenty percent of the South Street common stock to be converted will be exchanged for cash and the remaining eighty percent will be exchanged for BNC common stock. The amount of BNC common stock to be exchanged for each share of South Street common stock will be determined by dividing $8.85 by the 20-day BNC VWAP ending on the second trading day prior to closing. If the BNC VWAP is greater than $14.75 or less than $12.75, the exchange ratio shall equal 0.6000 and 0.6941 shares of BNC common stock, respectively. BNC will issue between 1,236,537 and 1,430,467 shares of BNC common stock in connection with the merger. BNC will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of BNC common stock that you would otherwise be entitled to receive. Each outstanding share of BNC common stock will remain outstanding after the merger.

Q:   Am I assured of receiving the exact form of consideration I elect to receive?

A:   No. The amount of cash to be paid in the merger is fixed and the number of shares of BNC common stock to be issued to South Street’s shareholders will not exceed 1,430,467 shares. Accordingly, there is no assurance that you will receive the form of consideration you elect with respect to all of your shares of South Street common stock. If the elections of all South Street shareholders result in an oversubscription of cash or of BNC common stock, the exchange agent will allocate the consideration South Street shareholders will receive between cash and BNC common stock. For a discussion of the allocation procedures, see “The Merger Agreement — Cash or Stock Election.” Unless you only receive cash for your shares of South Street common stock, the value of the merger consideration you receive may fluctuate depending on the current market price of BNC common stock. South Street shareholders may obtain up-to-date information concerning the implied value of the merger consideration by contacting Christopher F. Cranford, Chief Financial Officer and Treasurer of South Street at (704) 982-9184.

3

Q:   What happens if I don’t make an election for cash or shares of BNC common stock?

A:   If you, as a holder of South Street common stock, fail to make an election prior to the election deadline, the exchange agent will have the discretion to determine the type of consideration you will receive in exchange for your shares of South Street common stock. The type of consideration you will receive will be determined by the type of consideration other South Street shareholders elect to receive so that, in total, 80% of the total outstanding shares of South Street common stock will be exchanged for shares of BNC common stock and 20% of the total outstanding shares of South Street common stock will be exchanged for cash. For more information concerning the merger consideration, election procedures and allocation procedures, see “The Merger Agreement — Terms of the Merger” and “— Cash or Stock Election.” If you make an election prior to the election deadline and subsequently transfer record ownership of your shares before the completion of the merger, the exchange agent will treat those shares as if no election had been made with respect to them, unless the new record owner of your shares makes a new election prior to the election deadline.

Q:   Do I need to do anything with my shares of South Street common stock or Series A Preferred Stock now?

A:   No. Please do not send in your South Street stock certificates with your proxy card. If the merger is approved, then you will be sent a letter of transmittal that will include instructions for sending in your South Street stock certificates.

Q:   Am I entitled to appraisal rights or similar rights?

A:   Yes. Under North Carolina law, South Street shareholders may exercise their rights as objecting shareholders to demand payment of the fair value of their shares of South Street common stock in connection with the merger. These rights are occasionally referred to as “appraisal rights” in this proxy statement/prospectus. The provisions of North Carolina law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Sections 55-13-01 through 55-13-31 of the North Carolina Business Corporation Act, or the NCBCA, is included with this proxy statement/prospectus as Appendix B.

Q:   What are the material United States federal income tax consequences of the merger to shareholders?

A:   In general, for U.S. federal income-tax purposes, holders of South Street common stock are not expected to recognize a gain or loss on the exchange of their South Street common stock to the extent of BNC common stock received. This expectation, however, is based on the assumption that the merger qualifies as a nontaxable “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the aggregate value of BNC common stock that South Street shareholders receive at closing is not at least 40% of the aggregate value of the total merger consideration received by South Street shareholders, then the merger may not qualify as a nontaxable reorganization. The receipt of cash consideration by South Street shareholders is expected to be taxable to the extent of such cash consideration received.

4

South Street shareholders are urged to consult their tax advisors for a full understanding of the tax consequences of the merger to them because tax matters are very complicated and may depend on a shareholder’s individual tax circumstances. See “Proposal 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning at page [•], including the discussion regarding the merger potentially not qualifying as a reorganization for federal income tax purposes.

Q:   When do you expect the merger to be completed?

A:   BNC and South Street are working to complete the merger as soon as possible, and expect to complete the merger in the second quarter of 2014. However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by South Street shareholders, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all.

Q:   What do I need to do now?

A:   Carefully read and consider the information contained in this document, including its appendices. After you have carefully read these materials, as soon as possible either (i) indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope, or (ii) if you hold your shares in street name, follow the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares, so that your shares may be represented and voted at the special meeting.

Q:   Whom should I call if I have any questions?

A:   South Street shareholders who have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this document or additional proxy cards should contact:

Christopher F. Cranford

Chief Financial Officer and Treasurer

South Street Financial Corp.

103 North Second Street

Albemarle, North Carolina 28001

Phone: (704) 982-9184

Fax: (704) 983-1308

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents we refer you to so that you may fully understand the merger and the related transactions. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about BNC Bancorp. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page [•]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “BNC” refer to BNC Bancorp, all references to the “Bank” refer to Bank of North Carolina, BNC’s wholly owned subsidiary, all references to BNC’s common stock refer to BNC’s voting common stock, all references to “South Street” refer to South Street Financial Corp. and all references to “Home Savings Bank” refer to Home Savings Bank of Albemarle, Inc., SSB, South Street’s wholly owned subsidiary.

The Companies

BNC Bancorp

BNC Bancorp

3980 Premier Drive

High Point, North Carolina 27265

Telephone: (336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 19, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. The Bank has pursued a strategy that emphasizes its local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

As of September 30, 2013, BNC had consolidated assets, deposits and shareholders’ equity of approximately $2.97 billion, $2.44 billion and $257.8 million, respectively. BNC’s common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.”

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On December 17, 2013, BNC and Community First Financial Group, Inc., or Community First, entered into an Agreement and Plan of Merger, or the Community First Merger Agreement. Pursuant to the Community First Merger Agreement, Community First will, on the terms and subject to the conditions set forth in the Community First Merger Agreement, merge with and into BNC, so that BNC is the surviving corporation in the merger, or the Community First Merger. Harrington Bank, FSB, a federally chartered savings bank and a wholly-owned subsidiary of Community First, or Harrington Bank, will be merged with and into the Bank as soon as practicable after the Community First Merger. BNC and Community First anticipate that the First Community Merger will close in the second quarter of 2014, subject to customary closing conditions, including regulatory approval and approval of First Community’s shareholders.

At the effective time of the Community First Merger, each share of common stock of Community First issued and outstanding immediately before the effective time, or the Community First Common Stock, except for shares of Community First Common Stock owned by Community First, BNC or the Bank (other than certain trust account shares), will be converted, at the election of the holder of such stock, into the right to receive cash in the amount of $5.90 per share or 0.4069 shares of BNC common stock, subject to allocation and pro rata procedures to ensure that 75% of the Community First Common Stock to be converted will be exchanged for BNC common stock and the remaining 25% will be exchanged for cash.

Additional information about BNC is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

South Street (see page [•])

South Street Financial Corp.

103 North Second Street

Albemarle, North Carolina 28001

Telephone: (704) 982-9184

South Street was incorporated under the laws of the State of North Carolina on May 16, 1996 to serve as the savings bank holding company for Home Savings Bank upon its conversion from the mutual to the stock form of ownership. The conversion, which resulted in the issuance of common stock by South Street, was completed on October 2, 1996. Home Savings Bank is a state-chartered, nonmember stock savings bank and operates under the rules and regulations of, and is subject to examination by, the Federal Deposit Insurance Corporation, or the FDIC, and the North Carolina Office of the Commissioner of Banks, or the NCCOB. As an insured depository institution, its deposits are insured by the FDIC up to applicable federal deposit insurance limits.

Headquartered in Albemarle, North Carolina, with branches in Albemarle, Locust and Oakboro, Home Savings Bank has historically provided mortgage, consumer and commercial banking services primarily in Stanly County, North Carolina and to a lesser degree in the adjacent Montgomery County, North Carolina. In addition, on December 10, 2013, Home Savings Bank purchased approximately $7.2 million of mortgage loans from Mt. Gilead Savings and Loan Association, Mt. Gilead, North Carolina. These loans are secured primarily by residences in Montgomery County.

The banking products offered by Home Savings Bank include personal and business checking accounts, savings accounts, individual retirement accounts, business and personal money market accounts, certificates of deposit, overdraft protection, ATMs and online banking. Home Savings Bank’s lending activities consist principally of making residential mortgage and home equity loans and loans on other residential property, commercial property and land.

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At September 30, 2013, Home Savings Bank had total assets of approximately $274.1 million, total loans of approximately $191.8 million, total deposits of approximately $238.1 million and total shareholders’ equity of approximately $25.0 million. South Street’s common stock is quoted on the OTCBB under the symbol “SSFC.OB” and also trades in privately negotiated transactions. South Street’s assets consist principally of the stock of Home Savings Bank.

The Special Meeting of South Street Shareholders

Date, Time and Place (see page [•])

South Street will hold its special meeting of shareholders on [•], 2014 at 10:00 a.m., local time, at the corporate office of South Street at 103 North Second Street, Albemarle, North Carolina. The South Street Board has set the close of business on [•], 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of January 29, 2014, there were 2,520,777 shares of South Street common stock outstanding and 55,342 shares of Series A Preferred Stock outstanding.

Purpose of the Special Meeting (see page [•])

South Street common stock and Series A Preferred Stock shareholders, voting together as one voting group, will be asked to vote on a proposal to approve the merger agreement pursuant to which South Street will merge with and into BNC and a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. South Street common stock and Series A Preferred Stock shareholders will also be asked to vote on any other business that properly arises during the special meeting or any adjournment thereof.

Under the terms of the merger agreement, BNC will acquire South Street by merging South Street with and into BNC. South Street will cease to exist as a separate entity. A copy of the merger agreement is attached to this document as Appendix A. Home Savings Bank will be merged with and into the Bank as soon as practicable following the merger.

The South Street Board of Directors Recommends Shareholder Approval of the Merger Agreement (see page [•]).

The South Street Board believes that the merger is in the best interests of its shareholders and South Street, and recommends that you vote “FOR” approval of the merger agreement. For the factors considered by South Street Board in reaching its decision to approve the merger agreement, see “Proposal 1 — Approval of the Merger Agreement — South Street’s Reasons for the Merger and Recommendation of the South Street Board of Directors.”

Consideration Payable to South Street Shareholders (see page [•]).

South Street shareholders may elect to receive merger consideration in the form of (i) cash in the amount of $8.85 per share or (ii) shares of BNC common stock, or a combination thereof. Twenty percent of the South Street common stock to be converted will be exchanged for cash and the remaining eighty percent will be exchanged for BNC common stock. The amount of BNC common stock to be exchanged for each share of South Street common stock will be determined by dividing $8.85 by the 20-day BNC VWAP ending two trading days prior to closing. If the BNC VWAP is greater than $14.75 or less than $12.75, the exchange ratio shall equal 0.6000 and 0.6941 shares of BNC common stock, respectively. BNC will issue between 1,236,537 and 1,430,467 shares of BNC common stock in connection with the merger.

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The value of the merger consideration to be paid in the form of shares of BNC common stock will fluctuate with the market price of BNC common stock. At any market price per share of BNC common stock greater than $14.75, the value per share of South Street common stock of the stock portion of the merger consideration will be greater than the $8.85 per share cash portion of the merger consideration.

Conversely, at any market price per share of BNC common stock less than $12.75, the value per share of South Street common stock of the stock portion of the merger consideration will be less than the $8.85 per share cash portion of the merger consideration.

The type of merger consideration received by South Street shareholders will affect the tax treatment of the merger consideration. See below for more information regarding the tax consequences of the merger. The following table shows the implied value of the stock portion of the merger consideration payable in respect of one share of South Street common stock at various market prices of BNC common stock.

Market Price of BNC Common Stock			BNC VWAP Preceding and Inclusive of Such Date		Implied Value of Stock Portion of the Merger Consideration
$	[•]	(1)	$	[•]	$	[•]
	$15.46	(2)	$	[•]	$	[•]
$	[•]	(3)	$	[•]	$	[•]

(1)	High stock price since the execution of the merger agreement.

(2)	Closing stock price on December 17, 2013, the date of execution of the merger agreement.

(3)	Low stock price since the execution of the merger agreement.

There is no maximum or minimum price of BNC common stock at which South Street or BNC may unilaterally terminate the merger agreement. Therefore, the market value of the shares of BNC common stock that South Street shareholders receive at completion of the merger could vary significantly from the values indicated in the table above.

Because the merger agreement generally provides that 80% of the total number of shares of South Street common stock outstanding at the time of closing will be exchanged for BNC common stock and the remaining 20% of the outstanding shares will be exchanged for cash, a South Street shareholder may actually receive a combination of cash and shares of BNC common stock that is different than what that shareholder elects, depending on the elections made by other South Street shareholders. Cash will be paid in lieu of any fractional share of BNC common stock. All elections will be subject to the allocation procedures described in the merger agreement. South Street shareholders may make a different election with respect to each share of South Street stock they hold. South Street shareholders may obtain up-to-date information concerning the implied value of the merger consideration by contacting Christopher F. Cranford, Chief Financial Officer and Treasurer of South Street at (704) 982-9184.

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Election of Cash or Stock Consideration (see page [•]).

Within three business days after the effective time of the merger, BNC will send an election form to South Street shareholders that you may use to indicate whether your preference is to receive cash, BNC common stock or a combination of cash and BNC common stock, or whether you have no preference for your shares of South Street common stock. You should not send in your stock certificate(s) until after the merger is effective. When the merger becomes effective, all holders of South Street capital stock will receive a letter of transmittal with instructions from the exchange agent regarding sending in your stock certificate(s) in exchange for the merger consideration.

The merger agreement contains allocation and proration provisions that are designed to ensure that 80% of the outstanding shares of common stock of South Street will be exchanged for shares of BNC common stock and the remaining 20% of the outstanding shares of common stock of South Street will be exchanged for cash. Therefore, if South Street shareholders elect to receive BNC common stock for more than 80% of the outstanding shares of South Street common stock, the amount of BNC common stock that each such shareholder will be entitled to receive from BNC will be reduced by the exchange agent on a pro rata basis. As a result, these South Street shareholders will receive cash consideration for any shares of South Street common stock for which they do not receive BNC common stock.

Similarly, if South Street shareholders elect to receive cash for more than 20% of the outstanding shares of South Street common stock, the amount of cash that each such shareholder will be entitled to receive from BNC will be reduced by the exchange agent on a pro rata basis. As a result, such shareholders will receive BNC common stock for any South Street shares for which they do not receive cash.

If you do not make an election, you will be allocated either cash or shares of BNC common stock, or a combination of cash and shares of BNC common stock, depending on the elections made by other South Street shareholders. If you make an election before the election deadline but transfer record ownership of your shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

The Merger Consideration is Fair from a Financial Point of View According to Raymond James & Associates, Inc. (see page [•]).

Representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered its written opinion to the South Street Board dated December 17, 2013 that, as of such date, and based upon and subject to various qualifications, assumptions and limitations set forth therein, from a financial point of view, the merger consideration to be received by holders of South Street’s outstanding common stock, other than South Street or BNC, in the merger pursuant to the merger agreement was fair.

The full text of the written opinion of Raymond James, dated December 17, 2013, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this document. Raymond James provided its opinion for the information and assistance of the South Street Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the South Street shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the South Street Board or any holder of South Street common stock as to how the South Street Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

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Approval of a Majority of all Shares of South Street Common Stock and Series A Preferred Stock Entitled to Vote at the Special Meeting is Required for the Merger (see page [•]).

Approval of holders of a majority of all shares of South Street common stock and Series A Preferred Stock entitled to vote at the special meeting, and voting together as one voting group, is required to approve the merger agreement. Each holder of shares of South Street common stock or Series A Preferred Stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger agreement is a percentage of all outstanding shares of South Street common stock and Series A Preferred Stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Public Trading Markets and Share Information (see page [•]).

BNC common stock is listed on NASDAQ under the symbol “BNCN.” South Street common stock is quoted on the OTCBB under the symbol “SSFC.OB.” The following table shows the closing sale prices of BNC common stock and South Street common stock as reported on NASDAQ and on the OTCBB, respectively, on December 17, 2013, the last trading day before we announced the merger, and on [•], 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of South Street common stock, which we calculated by assuming (1) 80% of each share of South Street common stock is converted into BNC common stock (with the value of a full South Street share for this purpose calculated by multiplying the closing price of BNC common stock on those dates by the respective exchange ratios of 0.6000 and 0.6941 (using the 20-day BNC VWAP) and (2) the remaining 20% of each such share is converted into cash (based on a price per South Street share equal to $8.85). BNC will issue a maximum of 1,430,467 shares of its common stock in connection with the merger.

	BNC Common Stock		South Street Common Stock		Implied Value per Share of South Street Common Stock
At December 17, 2013		$15.46		$5.88	$	[•]
At [•], 2014	$	[•]	$	[•]	$	[•]

The market price of BNC’s common stock (and BNC VWAP) will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place, as well as after completion of the merger. South Street shareholders are urged to obtain current market quotations for BNC’s common stock and the BNC VWAP. South Street shareholders may obtain up-to-date information concerning the implied value of the merger consideration by contacting Christopher F. Cranford, Chief Financial Officer and Treasurer of South Street at (704) 982-9184. No assurance can be given as to the market price of BNC’s common stock at the time of the merger or thereafter.

South Street Directors have entered into Support Agreements (see page [•]).

In consideration of BNC agreeing to enter into the merger agreement, the directors of South Street have agreed to vote their shares of South Street common stock in favor of the merger and not to support any other merger or acquisition proposal by a third party. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A. Because the South Street directors collectively are entitled to vote 100,810 shares of the common stock, or approximately 4% of the outstanding shares of South Street common stock, these support agreements may have the effect of discouraging a competing offer to acquire South Street.

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South Street Directors and Executive Officers may have Interests in the Merger that Differ from Interests of South Street Shareholders (see page [•]).

South Street’s directors and executive officers have economic interests in the merger that are different from, or in addition to, their interests as South Street shareholders. The South Street Board considered these interests in its decision to adopt and approve the merger agreement and to recommend approval of the merger agreement to South Street shareholders. Some of the interests of the directors and executive officers of South Street include:

•	In connection with the merger, the Bank will enter into a consulting agreement with R. Ronald Swanner, Chairman and Chief Executive Officer of South Street, with a term of two years following the closing of the merger.

•	In connection with the merger, BNC and the Bank will enter into a severance agreement with David L. Smith, President and Chief Operating Officer of South Street, to provide for a severance payment to Mr. Smith upon a future change-in-control of BNC.

•	Effective upon closing, BNC will assume the Home Savings Bank Employees’ Pension Plan and the trustees under such plan at the time of closing of the merger will be the trustees of the plan following closing until such time as the plan is terminated by BNC in accordance with the termination provisions of the plan.

•

Effective upon closing, BNC will make payments to Mr. Smith, Christopher Cranford, Chief Financial Officer and Treasurer of South Street, Melody M. Goins, Executive Vice President of South Street, and Cris D. Turner, Executive Vice President of South Street, under their current employment and severance agreements with South Street and Home Savings Bank, and BNC will also make payments to Mr. Smith, Mr. Cranford, Ms. Goins, Mr. Turner and Mr. Swanner under their supplemental executive retirement agreements with Home Savings Bank.

•	Effective upon closing, BNC will make lump sum payouts of accrued benefit accounts to South Street directors under their respective deferred compensation agreements and supplemental executive retirement plans with South Street.

•	BNC will generally indemnify and will provide liability insurance to each officer and director of South Street against certain liabilities arising from their acts or omissions before the merger, for a period of six years following the effective time of the merger in coverage amounts that can be purchased for up to 150% of the current annual premium of South Street’s liability insurance.

The South Street Board was aware of these interests and considered them in approving and recommending the merger.

Conditions Must be Satisfied Before the Merger Will be Completed (see page [•]).

Currently, we expect to complete the merger in the second quarter of 2014. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the approval of the merger agreement by South Street shareholders entitled to vote at the South Street special meeting and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. We cannot be certain when, or if, the conditions to the merger will be satisfied or, where permissible, waived, or that the merger will be completed.

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Regulatory Approval or Non-Objection Must Be Obtained Before the Merger Will be Completed (see page [•]).

BNC and South Street have agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the FDIC and other federal and state regulatory authorities. BNC and South Street have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals. In obtaining the required regulatory approvals, BNC is not required to agree to any restriction or condition that would have a material adverse effect on South Street or BNC, measured on a scale relative to South Street. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them. Approval or non-objection by the regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to South Street shareholders.

Termination of the Merger Agreement (see page [•]).

The merger agreement may be terminated by mutual consent, or by either BNC or South Street if the merger has not occurred by September 30, 2014 and under other limited circumstances described in the merger agreement and which are described in further detail later in this proxy statement/prospectus.

South Street will be required to pay BNC a termination fee in the amount of $750,000, plus up to $100,000 of BNC’s out-of-pocket legal and due diligence expenses in connection with the proposed transaction, if South Street enters into or closes on an acquisition agreement with respect to an Alternative Transaction (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction with respect to South Street was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) was received) and within 12 months after such termination, South Street entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction; or

•	after receiving an Alternative Proposal, South Street’s board of directors does not take action to convene the special meeting of South Street’s shareholders to approve the merger agreement and the merger and/or recommend that the South Street shareholders approve the merger agreement and the merger, and within 12 months of receiving the Alternative Proposal, South Street has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

Rights of BNC Shareholders Differ from those of South Street Shareholders (see page [•]).

When the merger is completed, South Street shareholders who receive BNC common stock as consideration in the merger will become BNC shareholders. The rights of BNC shareholders differ from the rights of South Street shareholders in certain important ways. Most of these have to do with provisions in BNC’s articles of incorporation and bylaws that differ from those of South Street.

South Street Shareholders Have Appraisal Rights in Connection with the Merger (see page [•]).

South Street shareholders are entitled to exercise appraisal rights with respect to the merger and, if the merger is completed and they perfect their appraisal rights, to receive payment in cash for the fair value of their shares. In general, to preserve their appraisal rights, holders of shares of common stock or Series A Preferred Stock of South Street who wish to exercise these rights must:

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•	be entitled to vote on the merger;

•	deliver to South Street, at or before South Street’s special meeting of shareholders, written notice of the shareholder’s intent to demand payment if the merger is effectuated;

•	not vote their shares for approval of the merger agreement; and

•	comply with the other procedures set forth in Sections 55-13-01 through 55-13-31 of the NCBCA.

Holders of South Street’s Series A Preferred Stock that desire to assert appraisal rights with respect to such shares must provide written notice of such shareholder’s intent to demand payment if the plan of merger is effected; however, such holders of Preferred Stock must not vote any shares of any other class or series that such holder may own in favor of the plan of merger or return a signed proxy which not does not specify a vote against the plan of merger or contain a direction to abstain.

The text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights is included with this proxy statement/prospectus as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of appraisal rights under the NCBCA. We urge you to carefully read the text of Sections 55-13-01 through 55-13-31 of the NCBCA governing appraisal rights.

South Street Has Agreed not to Solicit Alternative Transactions (see page [•]).

In the merger agreement, South Street has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving South Street by any party other than BNC. This restriction may deter other potential acquirers of control of South Street. However, South Street may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Material Federal Income Tax Consequences of the Merger (see page [•]).

The merger is intended to qualify as a reorganization for U.S. federal income-tax purposes, and it is a condition to both BNC’s and South Street’s obligations to complete the merger that each of BNC and South Street receive a legal opinion to that effect. Assuming the merger qualifies as a reorganization, the merger generally will be tax free to you to the extent of BNC common stock you receive in the merger and taxable to you to the extent you receive cash as part of the merger. Shareholders should read the full description of the tax consequences of the merger contained at page [•], including the potential impact on the treatment of the merger as a fully taxable transaction if the aggregate value of BNC common stock paid to South Street shareholders at closing is less than 40% of the total value of the aggregate merger consideration.

The federal income-tax consequences described above may not apply to all holders of South Street common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP

Set forth below are highlights derived from BNC’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2013 and 2012 and BNC’s audited consolidated financial statements as of and for the years ended December 31, 2008 through 2012. You should read this information in conjunction with BNC’s unaudited and audited consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

Selected Financial Data
(dollars in thousands, except per share and non-financial information, shares in thousands)

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Operating Data:
Total interest income	$100,834	$81,291	$113,515	$103,343	$95,010	$79,082	$71,034
Total interest expense	22,099	24,772	32,891	32,920	34,747	32,867	37,426
Net interest income	78,735	56,519	80,624	70,423	60,263	46,215	33,608
Provision for loan losses	9,753	17,217	22,737	18,214	26,382	15,750	7,075
Net interest income after provision for loan losses	68,982	39,302	57,887	52,209	33,881	30,465	26,533
Non-interest income	17,628	22,744	33,138	20,802	28,813	8,686	5,651
Non-interest expense	69,305	57,401	82,272	67,864	55,172	32,899	27,783
Income before income tax expense (benefit)	17,305	4,645	8,753	5,147	7,522	6,252	4,401
Income tax expense (benefit)	3,329	(760)	(1,700)	(1,783)	(204)	(285)	414
Net income	13,976	5,405	10,453	6,930	7,726	6,537	3,987
Less preferred stock dividends and discount accretion	1,060	1,803	2,404	2,404	2,196	1,984	142
Net income available to common shareholders	$12,916	$3,602	$8,049	$4,526	$5,530	$4,553	$3,845
Per Common Share Data:
Basic earnings per share	$0.49	$0.25	$0.48	$0.45	$0.62	$0.62	$0.53
Diluted earnings per share	0.49	0.25	0.48	0.45	0.61	0.62	0.52
Cash dividends declared	0.15	0.15	0.20	0.20	0.20	0.20	0.20
Book value	9.72	9.57	9.51	12.80	11.63	13.20	12.49
Tangible common book value(1)	8.53	8.14	8.20	9.60	8.49	9.43	8.69
Weighted average shares outstanding
Basic	26,480	15,353	17,595	10,878	9,262	7,340	7,323
Diluted	26,493	15,358	17,599	10,894	9,337	7,348	7,396
Period-end common shares outstanding	26,526	21,359	24,650	9,101	9,053	7,342	7,350
Selected Period-End Balance Sheet Data:
Total Assets	$2,968,709	$2,711,173	$3,083,788	$2,454,930	$2,149,932	$1,634,185	$1,572,876
Investment Securities available-for-sale	257,960	250,033	341,539	282,174	352,824	360,459	416,398
Investment securities held-to-maturity	242,489	110,645	114,805	97,036	6,000	6,000	6,000
Portfolio loans	2,100,042	1,900,392	2,035,258	1,709,483	1,508,180	1,079,179	1,007,788
Allowance for loan losses	32,358	34,823	40,292	31,008	24,813	17,309	13,210
Goodwill	27,111	27,212	27,111	26,129	26,129	26,129	26,129
Deposits	2,435,861	2,309,087	2,656,309	2,118,187	1,828,070	1,349,878	1,146,013
Short-term borrowings	143,674	37,135	32,382	70,211	60,207	50,283	194,143
Long-term debt	112,880	99,760	88,173	93,713	97,713	100,713	105,713
Shareholders’ equity	257,793	252,180	282,244	163,855	152,224	126,206	120,680

Selected Average Balances:
Total Assets	$2,947,436	$2,456,978	$2,544,718	$2,208,525	$2,027,261	$1,617,744	$1,227,246
Investment Securities	473,432	337,196	353,040	339,067	352,099	430,684	119,531
Total loans	2,088,773	1,758,370	1,813,899	1,561,257	1,359,107	1,026,635	981,069
Total interest-earning assets	2,634,965	2,160,281	2,244,423	1,936,069	1,799,324	1,496,230	1,116,766

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	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Interest-bearing deposits	2,205,378	1,946,614	2,002,595	1,770,106	1,613,886	1,257,333	890,058
Total interest-bearing liabilities	2,385,153	2,070,238	2,126,818	1,914,179	1,765,391	1,418,935	1,063,171
Shareholders’ equity	268,591	195,600	212,955	156,968	149,959	123,641	86,858

Selected Performance Ratios:
Return on average assets(2)	0.59%	0.20%	0.32%	0.20%	0.27%	0.28%	0.31%
Return on average common equity(3)	6.82%	3.50%	5.11%	4.12%	4.98%	4.81%	4.54%
Return on average tangible common equity(4)	8.09%	4.77%	6.57%	5.88%	7.89%	7.30%	7.85%
Net interest margin(5)	4.26%	3.75%	3.85%	3.93%	3.65%	3.39%	3.17%
Average equity to average assets	9.11%	7.96%	8.37%	7.11%	7.40%	7.64%	7.08%
Efficiency ratio(6)	68.23%	68.78%	68.85%	70.09%	58.38%	55.36%	67.66%
Dividend payout ratio	30.75%	60.00%	41.67%	44.44%	32.26%	32.26%	38.09%

Asset Quality Ratios:
Allowance for loan losses to period-end portfolio loans(7)	1.54%	1.83%	1.98%	1.81%	1.65%	1.60%	1.31%
Allowance for loan losses to nonperforming loans(8)	63.15%	41.56%	58.04%	33.44%	25.96%	90.86%	99.18%
Nonperforming assets to total assets(9)	3.33%	5.14%	3.93%	6.57%	6.29%	2.04%	1.17%
Net loan charge-offs, with covered portion to average portfolio loans(10)	0.75%	1.21%	1.09%	1.14%	1.39%	1.13%	0.58%

Capital Ratios:(11)
Total risk-based capital	13.44%	14.00%	13.91%	11.51%	13.01%	12.79%	11.46%
Tier 1 risk-based capital	12.18%	12.75%	12.77%	9.99%	11.19%	10.87%	9.60%
Leverage ratio	9.44%	9.65%	9.71%	7.38%	7.42%	8.32%	8.44%

Other Data:
Number of full service banking offices	33	35	35	30	23	17	15
Number of limited service offices	—	—	—	1	1	1	1
Number of full time employee equivalents	554	497	541	442	358	249	221

(1)       Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(2)       Calculated by dividing net income available to common shareholders by average assets.

(3)       Calculated by dividing net income available to common shareholders by average common equity.

(4)       Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(5)       Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $5.7 million, $5.6 million, $5.4 million, $4.5 million, and $1.8 million for the years ended December 31, 2012, 2011, 2010, 2009, and 2008, respectively, and $5.2 million and $4.2 million for the nine months ended September 30, 2013 and 2012, respectively.

(6)       Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.

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(7)      Includes loans covered under loss-share agreements of $248.9 million, $320.0 million and $309.3 million at December 31, 2012, 2011 and 2010, respectively, and $201.8 million and $269.4 million at September 30, 2013 and 2012, respectively.

(8)      Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $47.0 million, $73.3 million and $69.3 million at December 31, 2012, 2011 and 2010, respectively, and $29.9 million and $54.4 million at September 30, 2013 and 2012, respectively.

(9)      Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $70.1 million, $120.9 million and $85.1 million at December 31, 2012, 2011 and 2010, respectively, and $48.3 million and $84.5 million at September 30, 2013 and 2012, respectively.

(10)    Net loan charge-offs include $14.5 million and $3.8 million of covered loans that are reimbursed 80% by the FDIC for the years ended December 31, 2012 and 2011, respectively, and $11.1 million and $11.4 million for the nine months ended September 30, 2013 and 2012, respectively.

(11)    Capital ratios are for the Bank.

Reconciliation of Non-GAAP Financial Measures
(dollars in thousands, except per share data, shares in thousands)

	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$257,793	$252,180	$282,244	$163,855	$152,224	$126,206	$120,680
Less: Preferred stock (GAAP)	—	47,758	47,878	47,398	46,918	29,304	28,878
Intangible assets (GAAP)	31,410	30,639	32,193	29,115	28,445	27,669	27,945
Tangible common shareholders’ equity (non-GAAP)	226,383	173,783	202,173	87,342	76,861	69,203	63,857
Common shares outstanding	26,526	21,359	24,650	9,101	9,053	7,342	7,350
Tangible common book value per share (non-GAAP)	$8.53	$8.14	$8.20	$9.60	$8.49	$9.43	$8.69

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	As of/For the Nine Months Ended September 30,		As of/For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$12,916	$3,602	$8,049	$4,526	$5,530	$4,553	$3,845
Plus: Amortization of intangibles net of tax (GAAP)	480	275	348	256	229	302	305
Tangible net income available to common shareholders (non-GAAP)	13,396	3,877	8,397	4,782	5,759	4,855	4,150
Average common shareholders’ equity (non-GAAP)	253,289	137,542	157,471	109,810	101,104	94,352	80,922
Less: Average intangible assets (GAAP)	31,833	29,029	29,581	28,433	28,072	27,822	28,069
Average tangible common shareholders’ equity (non-GAAP)	221,456	108,513	127,890	81,377	73,032	66,530	52,853
Return on average tangible common equity (non-GAAP)	8.09%	4.77%	6.57%	5.88%	7.89%	7.30%	7.85%

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The merger will be accounted for as an acquisition of South Street by BNC under the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” The unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus were prepared using the acquisition method of accounting. The following selected unaudited pro forma condensed combined statements of operations data of BNC for the nine months ended September 30, 2013 and year ended December 31, 2012 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2012. The unaudited pro forma condensed combined balance sheet data at September 30, 2013 of BNC has been prepared to give effect to the merger as if the merger was completed on September 30, 2013. The historical and unaudited pro forma financial data also reflects BNC’s acquisition of Randolph Bank & Trust Company (“Randolph Bank”), which closed on October 1, 2013.

The following selected unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2012 for consolidated statements of operations purposes, and on September 30, 2013 for consolidated balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [•]. The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus beginning on page [•]. Unless otherwise stated, amounts are in thousands.

Selected Pro Forma Financial Data

(dollars in thousands, except per share and non-financial information, shares in thousands )

	As of/For the Nine Months Ended September 30, 2013	For the Year Ended December 31, 2012
Operating Data:
Total interest income	$118,922	$140,033
Net interest income	94,333	102,669
Provision for loan losses	10,906	24,646
Non-interest income	20,631	39,564
Non-interest expense	87,533	104,116
Income before income tax expense (benefit)	16,524	13,471
Income tax expense (benefit)	3,055	(79)
Net income	13,469	13,550
Less preferred stock dividends and discount accretion	1,060	2,606
Net income available to common shareholders	$12,409	$10,944
Per Common Share Data:
Basic earnings per share	$0.45	$0.58
Diluted earnings per share	0.45	0.58
Cash dividends per share	0.15	0.20
Selected Balance Sheet Data:
Total assets	$3,519,424
Investment securities	518,682
Loans held for sale	19,725
Loans	2,433,955
Deposits	2,935,501
Shareholders’ equity	280,975

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COMPARATIVE PER SHARE DATA

The BNC and South Street historical and the unaudited pro forma combined BNC and South Street equivalent per share financial data for the nine months ended September 30, 2013 and the year ended December 31, 2012 is presented below. The historical and unaudited pro forma financial data also reflects BNC’s acquisition of Randolph Bank, which closed on October 1, 2013. This information should be considered together with the financial statements and related notes of BNC incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find BNC financial statements and related notes.

Unaudited Pro Forma Comparative Per Share Data
For The Nine Months Ended September 30, 2013
(Amounts in Thousands, except per share data)

	BNC Historical	Randolph Bank Historical	BNC & Randolph Bank Pro Forma Combined	South Street Historical	BNC, Randolph Bank & South Street Pro Forma Combined	Pro Forma Equivalent South Street Share(1)

Net income (loss) from continuing operations	$13,976	$(2,412)	$12,059	$341	$13,469	$591
Net income (loss) available to common shareholders
Basic earnings (loss) per common share	0.49	(2.31)	0.40	0.14	0.45	0.02
Diluted earnings (loss) per common share	0.49	(2.31)	0.40	0.14	0.45	0.02
Dividends paid:
Common	$3,971	$-	$4,080	$-	$4,267	$187
Preferred, net of discount accretion	517	-	517	-	517	23
Common book value, fully converted as of September 30, 2013(2)	$9.72	$12.86	$9.76	$9.29	$9.86	$9.86

(1) Calculated based on Pro Forma Combined multiplied by the allocable percentage of South Street shares.

(2) Included the effect of convertible preferred stock.

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Unaudited Pro Forma Comparative Per Share Data
For The Year Ended December 31, 2012
(Amounts in Thousands, except per share data)

	BNC Historical	Randolph Bank Historical	BNC & Randolph Bank Pro Forma Combined	South Street Historical	BNC, Randolph Bank and South Street Pro Forma Combined	Pro Forma Equivalent South Street Share(1)

Net income (loss) from continuing operations	$10,453	$(146)	$10,967	$1,157	$13,550	$865
Net income (loss) available to common shareholders
Basic earnings per common share	0.48	(0.33)	0.22	0.46	0.58	0.04
Diluted earnings per common share	0.48	(0.33)	0.22	0.46	0.58	0.04
Dividends paid:
Common	$2,955	$-	$3,100	$-	$3,350	$214
Preferred, net of discount accretion	1,924	202	2,126	-	2,126	136
Common book value, fully converted as of December 31, 2012(2)	$9.51	$16.00	$9.21	$9.20	$8.78	$8.78

(1) Calculated based on Pro Forma Combined multiplied by the allocable percentage of South Street shares.

(2) Included the effect of convertible preferred stock.

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MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER
MATTERS

BNC common stock is listed and trades on The NASDAQ Capital Market under the symbol “BNCN.” As of January 29, 2014, there were 21,323,248 shares of BNC common stock outstanding, which were held by 2,646 holders of record, and on such date (or within 60 days of that date) there were outstanding exercisable options and other rights to purchase or acquire shares for 413,597 additional shares of BNC common stock.

South Street’s common stock is not listed on any exchange or traded on the floor of an organized national or regional stock exchange. South Street common stock is, however, quoted under the symbol “SSFC.OB” on the OTCBB marketplace, which is an inter-dealer quotation system operated by OTC Markets Group Inc. Trading in stocks quoted on the OTCBB (or in other over-the-counter markets) is often thin and may be characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. South Street’s common stock may also sporadically be traded in privately negotiated sales. As of January 29, 2014, there were 2,520,777 shares of South Street common stock outstanding, which were held by 146 holders of record.

South Street shareholders are advised to obtain current market quotations for BNC common stock. The market price of BNC common stock and the BNC VWAP will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of BNC common stock after the effective date of the merger.

The following table shows, for the indicated periods, the high and low sales prices per share for BNC common stock, as reported on NASDAQ, the reported high and low bid quotations for South Street common stock in the over-the-counter markets, and dividends declared and paid per share of BNC common stock. South Street did not declare or pay any cash dividends on its common stock for the indicated periods.

	BNC Bancorp			South Street
	High	Low	Dividend Declared	High	Low
2012
First Quarter	$8.00	$6.80	$0.05	$6.25	$3.60
Second Quarter	8.41	6.72	0.05	6.20	5.05
Third Quarter	8.50	7.41	0.05	6.25	4.06
Fourth Quarter	8.87	7.34	0.05	5.98	4.15
2013
First Quarter	$10.10	$7.85	$0.05	$5.50	$4.84
Second Quarter	11.47	9.56	0.05	5.55	5.10
Third Quarter	14.35	11.26	0.05	5.70	5.06
Fourth Quarter	17.34	11.67	0.05	9.60	5.20
2014
First Quarter (through [•], 2014)	$ [•]	[•]		[•]	[•]

On December 17, 2013, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $16.86 and $15.43, respectively. On [•], 2014, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $[•] and $[•], respectively.

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On December 17, 2013, the last full trading day before the announcement of the merger agreement, the high and low bid quotation for shares of South Street common stock as reported on the OTCBB was $5.88. On [•], 2014, the last practicable trading day before the date of this proxy statement/prospectus, the high and low bid quotation for shares of South Street common stock as reported on the OTCBB was $[•].

South Street shareholders are advised to obtain current market quotations for BNC common stock and South Street common stock. The market price of BNC common stock and South Street common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of South Street common stock before or, in the case of BNC common stock, after the effective date of the merger.

The ability of BNC’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

BNC has paid seven annual cash dividends, with the most recent annual cash dividend being $0.20 per share of common stock on February 22, 2008. In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock paid on November 29, 2013. For more information regarding BNC’s ability to pay dividends and restrictions thereon, see “Supervision and Regulation.”

In May of 2011, Home Savings Bank entered into a Memorandum of Understanding, or MOU, with the FDIC and the NCCOB which, among other matters, prohibits Home Savings Bank from paying cash dividends on the shares of its common stock held by South Street without approval by the FDIC and the NCCOB. Similarly, in November of 2011, the South Street Board adopted resolutions at the request of the Federal Reserve Bank of Richmond. In the current circumstances, these resolutions would require prior regulatory approval of the payment by South Street of cash dividends on its outstanding shares of common stock and Series A Preferred Stock. South Street and Home Savings Bank do not believe that the required regulatory approvals to pay cash dividends could be obtained at this time. South Street paid dividends of $0.12 total per share of common stock and Series A Preferred Stock in 2011, but did not pay any such dividends in 2012 or 2013.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” commencing on page [•] and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by BNC for the year ended December 31, 2012, as updated by subsequently filed Forms 10-Q and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption of the merger agreement.

Risks Related to the Merger

South Street shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

South Street shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in BNC compared to their ownership interests and voting power in South Street prior to the merger. If the merger is consummated, current South Street shareholders will own between approximately [•]% and [•]% of BNC’s outstanding common stock, on a fully diluted basis. Accordingly, former South Street shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group.

The form of merger consideration South Street shareholders ultimately receive could be different from the form elected based on the form of merger consideration elected by other South Street shareholders.

All South Street shareholders will be permitted to make an election as to the form of consideration to receive. Because the total amount of cash to be issued in the merger is fixed, the exchange agent will be allowed, subject to limitations set forth in the merger agreement, to adjust the form of consideration that a South Street shareholder will receive in order to ensure no greater than 80% of the outstanding shares of South Street common stock are converted into shares of BNC common stock and no greater than 20% of the shares of South Street common stock are converted into cash. Consequently, if either the stock consideration or the cash consideration is oversubscribed, South Street shareholders could receive a different form of consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income-tax purposes with respect to the cash received). If South Street shareholders do not make an election, they will receive the merger consideration in a combination of cash and/or shares of common stock as provided for in the merger agreement. If a South Street shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

Because the market price of BNC common stock will fluctuate, South Street common stock shareholders who receive stock consideration will not know until the effective time of the merger the value of the consideration they will receive in the merger.

The number of shares of BNC common stock to be exchanged for each share of South Street common stock is fixed such that, if a South Street shareholder receives BNC common stock as merger consideration for all or some of his or her South Street shares, each of such shares of South Street common stock will be converted into the right to receive a number of shares of BNC common stock determined by dividing $8.85 by the 20-day BNC VWAP ending on the second trading day prior to closing. If the BNC VWAP is greater than $14.75 or less than $12.75, the exchange ratio will equal 0.6000 and 0.6941 shares of BNC common stock, respectively. No adjustments to the merger consideration will be made based on changes in the market price of either BNC common stock or South Street common stock prior to the completion of the merger. Furthermore, there is no maximum or minimum closing price of BNC common stock at which either South Street or BNC may unilaterally terminate the merger agreement. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in BNC’s or South Street’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond BNC’s control.

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As a result of any such changes in stock price, the market value of the shares of BNC common stock that South Street shareholders receive at the time that the merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this proxy statement/prospectus, on the date of the South Street special meeting or on the date on which South Street shareholders actually receive their shares of BNC common stock. Accordingly, at the time of the South Street special meeting, South Street shareholders will not know or be able to calculate the exact market value of BNC common stock that they will receive upon completion of the merger, which could be significantly less than the current market value of BNC common stock.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on BNC’s ability to realize the anticipated benefits and cost savings from combining the businesses of BNC and South Street. However, to realize these anticipated benefits and cost savings, BNC must successfully combine the businesses of BNC and South Street. If BNC is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

BNC and South Street have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect BNC’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of South Street and BNC during that transition period.

BNC and South Street will incur significant transaction and merger-related integration costs in connection with the merger.

BNC and South Street expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. BNC and South Street are continuing to assess the impact of these costs. Although BNC and South Street believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of BNC common stock after the merger may be affected by factors different from those affecting the shares of South Street or BNC currently.

The businesses of BNC and South Street differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or South Street. For a discussion of the business of BNC and of certain factors to consider in connection with its business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page [•]. For a discussion of the business of South Street and of certain factors to consider in connection with its business, see “Information About South Street.”

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The opinion obtained by South Street from Raymond James will not reflect changes in circumstances between signing the merger agreement and the merger.

South Street has not obtained an updated opinion as of the date of this proxy statement/prospectus from Raymond James. Changes in the operations and prospects of BNC or South Street, general market and economic conditions and other factors that may be beyond the control of BNC and South Street, and on which Raymond James’ opinion was based, may significantly alter the value of BNC or South Street or the prices of shares of BNC common stock or South Street common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because South Street currently does not anticipate asking Raymond James to update its opinion, the opinion will not address the fairness of the common stock merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that South Street received from Raymond James, see “Proposal 1 — Approval of the Merger Agreement — Opinion of South Street’s Financial Advisor” beginning on page [•]. For a description of the other factors considered by South Street’s board of directors in determining to approve the merger, see “Proposal 1 — Approval of the Merger Agreement — South Street’s Reasons for the Merger and Recommendation of the South Street Board of Directors” beginning on page [•].

The merger agreement limits South Street’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit South Street’s ability to discuss competing third-party proposals to acquire all or a significant part of South Street. In addition, South Street has agreed to pay BNC a termination fee of $750,000 plus an expense reimbursement of up to $100,000 if the transaction is terminated because South Street decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of South Street from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with BNC, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire South Street than it might otherwise have proposed to pay.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on BNC.

Before the merger may be completed, various approvals or consents must be obtained from the FDIC and various state bank regulatory and other authorities. These governmental entities, including the FDIC, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although BNC and South Street do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BNC following the merger, any of which might have a material adverse effect on BNC following the merger. BNC is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on South Street or BNC, measured relative to South Street, but BNC could choose to waive this condition.

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South Street directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of South Street shareholders.

Executive officers of South Street, together with South Street’s financial and legal advisors, negotiated the terms of the merger agreement with their counterparts at BNC, and South Street’s board of directors adopted and approved the merger agreement and unanimously recommended that South Street shareholders vote to approve the merger agreement on substantially the terms set forth in the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that South Street’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of South Street shareholders. For example, the Chairman and Chief Executive Officer of South Street is expected to enter into a consulting agreement with the Bank, and the President and Chief Operating Officer of South Street is expected to enter into a severance agreement with BNC and the Bank. These and some other additional interests of South Street directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. See “Proposal 1 — Approval of the Merger Agreement —South Street’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

The tax consequences of the merger to a South Street shareholder will be dependent upon the merger consideration received.

The tax consequences of the merger to a South Street shareholder will depend upon the merger consideration that the shareholder receives. Assuming the merger qualifies as a nontaxable reorganization, a South Street shareholder generally will not recognize any gain or loss on the conversion of shares of South Street common stock solely into shares of BNC common stock. However, a South Street shareholder generally will be taxed if the shareholder receives cash in exchange for shares of South Street common stock or for any fractional share of BNC common stock. For a detailed discussion of the tax consequences of the merger to South Street shareholders generally, see “Proposal 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger.” Each South Street shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the South Street shareholder’s particular circumstances.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then South Street common stock shareholders may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each South Street shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of BNC common stock and cash received by the shareholder in the merger, and (ii) the shareholder’s adjusted tax basis in the shares of South Street common stock exchanged therefor. The likely tax treatment of the merger will not be known until the closing date of the merger, as the aggregate value of BNC common stock to be received by holders of South Street common stock will fluctuate with the market price of BNC common stock.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or Nasdaq rules, the merger will not occur or will be delayed and each of BNC and South Street may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page [•]), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before BNC and South Street are obligated to complete the merger:

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•	the merger agreement must be approved by the holders of a majority of the outstanding shares of South Street common stock and Series A Preferred Stock as of the record date, voting together as one voting group, of the South Street special meeting;

•	all required regulatory consents must be obtained;

•	the absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger; and

•	South Street’s classified assets (which means loans or other assets characterized as “substandard,” “doubtful,” “loss” or words of similar import and other real estate owned) must not exceed 125% of the aggregate balance of classified assets set forth in the merger agreement at the effective time of the merger.

The merger may distract management of South Street and BNC from their other responsibilities.

The merger could cause the respective management groups of South Street and BNC to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the merger agreement is approved and the merger takes place.

The unaudited pro forma financial information included in this proxy statement/prospectus is preliminary, and the combined company’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated.

Sales of substantial amounts of BNC common stock in the open market by former South Street shareholders could depress BNC’s stock price.

Shares of BNC common stock that are issued to shareholders of South Street will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of BNC. As of December 17, 2013, BNC had 27,303,045 shares of common stock outstanding and 415,224 shares of common stock subject to outstanding options and other rights to purchase or acquire its shares within 60 days of such date. BNC will issue between 1,236,537 and 1,430,467 shares of its common stock in connection with the merger.

If the merger is completed and if South Street’s shareholders sell substantial amounts of BNC common stock in the public market following completion of the merger, the market price of BNC common stock may decrease. These sales might also make it more difficult for BNC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

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Risks Related to BNC’s Growth Strategy

BNC may not be able to implement aspects of its growth strategy.

BNC’s growth strategy contemplates the future expansion of its business and operations both organically and by acquisitions such as through the establishment or acquisition of banks and banking offices in its market area and other markets in North Carolina and South Carolina. Implementing these aspects of BNC’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with BNC’s, as well as generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, BNC must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, BNC may not be able to identify suitable opportunities for further growth and expansion or, if it does, BNC may not be able to successfully integrate these new operations into its business.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. BNC will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than BNC does and may be able to pay more for an acquisition than BNC is able or willing to pay.

BNC can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If BNC is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

The acquisition by BNC of other financial institutions or parts of those institutions involves a number of risks, including the risk that:

•	BNC may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	BNC’s estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;

•	the institutions BNC acquires may have distressed assets and there can be no assurance that BNC will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;

•	BNC may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on BNC’s financial condition and results of operations;

•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;

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•	BNC’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and BNC may not be able to successfully integrate such operations and personnel;

•	BNC’s announcement of additional transactions prior to completion of the merger could result in a delay in obtaining regulatory or shareholder approval for the merger, which could have the effect of limiting BNC’s ability to fully realize the expected financial benefits from the transaction;

•	BNC may not be able to obtain regulatory approval for an acquisition;

•	BNC may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which could result in adverse short-term effects on BNC’s results of operations;

•	BNC may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on BNC’s results of operations, financial condition and stock price; or

•	BNC may lose key employees and customers.

BNC cannot assure you that it will be able to successfully integrate any banking offices that BNC acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with BNC’s expansion efforts, it may have a material and adverse effect on BNC’s results of operations and financial condition.

BNC may not be able to maintain and manage its organic growth, which may adversely affect its results of operations and financial condition.

BNC has grown rapidly since its acquisition of Beach First National Bank, or Beach First, in April 2010, and its business strategy contemplates significant acceleration in such growth, both organically and through acquisitions. BNC can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with its historical or modified organic growth strategy. BNC may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If BNC is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability or that BNC would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect BNC’s results of operations, financial condition and stock price.

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New bank office facilities and other facilities may not be profitable.

BNC may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase BNC’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage BNC’s growth through the establishment of bank branches or loan production offices in new markets. In addition, BNC can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If BNC is not able to do so, its earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose BNC to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles, or GAAP, BNC will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in BNC recording intangible assets, including deposit intangibles and goodwill. BNC will perform a goodwill impairment assessment at least annually. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and the second step, if necessary, measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in BNC’s stock price or market capitalization, or a deviation from BNC’s expected growth rate and performance may trigger impairment losses, which could be materially adverse to BNC’s results of operations, financial condition and stock price.

The success of BNC’s growth strategy depends on BNC’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

BNC’s growth strategy contemplates that it will expand its business and operations to other markets particularly in the Carolinas. BNC intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, BNC must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which BNC may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if BNC identifies individuals that it believes could assist it in establishing a presence in a new market, BNC may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out BNC’s strategy is often lengthy. BNC’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

BNC may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

BNC may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, for future growth or to fund losses or additional provision for loan losses in the future. BNC’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside BNC’s control, and on BNC’s financial performance. Accordingly, BNC may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If BNC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BNC, South Street and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BNC or South Street to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of BNC and/or South Street in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	revenues following the merger may be lower than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required governmental and South Street shareholder approvals, and the ability to complete the merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of BNC to integrate other acquisitions and retain existing and attract new customers;

•	possible changes in monetary and fiscal policies, and laws and regulations;

•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative cases;

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•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;

•	the effects of changes in interest rates; and

•	other risks and factors identified in this proxy statement/prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus.

Additional factors that could cause BNC’s or South Street’s results to differ materially from those described in the forward-looking statements can be found in BNC’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” on page [•] for a description of where you can find this information. All subsequent written and oral forward-looking statements concerning the merger or other matters and attributable to BNC or South Street or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. BNC and South Street undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

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THE SOUTH STREET SPECIAL MEETING

Date, Time and Place

South Street will hold a special meeting of its shareholders at the corporate office of South Street at 103 North Second Street, Albemarle, North Carolina, at 10:00 a.m., local time on [•], 2014.

Purpose of the Special Meeting

At the special meeting, South Street’s shareholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement between BNC and South Street and the merger of South Street with and into BNC;

•	adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

•	transact any other business that may properly be brought before the special meeting.

Recommendation of the Board of Directors of South Street

The South Street Board has unanimously determined that the merger is advisable and in the best interests of South Street and its shareholders and recommends that South Street’s shareholders vote “FOR” approval of the merger agreement and “FOR” adjournment of the special meeting to a later date or dates, if necessary or appropriate.

Record Date and Voting Securities

The South Street Board has set the close of business on [•], 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of January 29, 2014, there were 2,520,777 shares of South Street common stock outstanding.

As of January 29, 2014, there were 55,342 shares of South Street’s Series A Preferred Stock issued and outstanding. The Series A Preferred Stock is entitled to vote at the special meeting together with South Street’s common stock as one voting group.

Quorum and Voting Procedures; Votes Required for Approval

A quorum of both the common stock and the Series A Preferred Stock must be present for business to be conducted at the special meeting on the matters on which such holders are entitled to vote. For all matters to be voted on at the meeting by South Street’s shareholders, quorums will consist of a majority of the outstanding shares of South Street’s common stock and a majority of the outstanding shares of Series A Preferred Stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to those shares held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that South Street shareholders are being asked to vote on at the special meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

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You may cast one vote for each share of South Street common stock and Series A Preferred Stock you held of record on the record date on each matter brought before the special meeting on which you are entitled to vote.

Approval of the merger agreement requires the affirmative vote of a majority of all shares of South Street common stock and Series A Preferred Stock entitled to vote at the special meeting voting together as one voting group. In the case of this proposal, abstentions and broker non-votes will have the same effect as a vote against the merger.

The proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate requires the affirmative vote of the holders of a majority of the shares of common stock and Series A Preferred Stock cast on the matter at the special meeting. In the case of this proposal, abstentions and broker non-votes will have no effect on the vote.

Directors and executive officers of South Street and their affiliates, who are entitled to vote approximately 6.01% of South Street common stock as of January 29, 2014, are expected to vote for approval of the merger agreement.

Support Agreements

As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of South Street entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of South Street agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the merger agreement at the special meeting of the South Street shareholders and (ii) against any Alternative Transaction (as defined in the merger agreement and as further described under “The Merger Agreement — Agreement Not to Solicit Other Offers”). As of January 29, 2014, the directors of South Street were entitled to vote 100,810 shares, or approximately 4% of the outstanding shares of South Street common stock. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. South Street shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the South Street special meeting is solicited by the South Street Board. The South Street Board has selected R. Ronald Swanner and David L. Smith, or either of them, to act as proxies with full power of substitution.

South Street requests that you sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided. South Street shareholders may also vote by Internet or telephone by following the instructions contained on the enclosed proxy card.

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All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner on the proposals on which such shareholder is entitled to vote (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the merger agreement; and

•	FOR approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

As of the date of this proxy statement/prospectus, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or in the related South Street proxy card, other than the matters set forth in the notice of special meeting of shareholders of South Street. If any other matter is properly presented at the South Street special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please submit your proxy as soon as possible whether or not you plan to attend the South Street special meeting. You may do this by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided. South Street shareholders may also vote by Internet or telephone by following the instructions provided on the proxy card.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to South Street or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of South Street stock on behalf of their customers may not give a proxy to South Street to vote those shares without specific instructions from their customers.

If you are a South Street shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the South Street special meeting in person.

Revocability of Proxies

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Melody Goins, Executive Vice President and Secretary of South Street, at South Street’s offices at 103 North Second Street, Albemarle, North Carolina 28001 a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the special meeting and announcing the shareholder’s intention to vote in person.

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Solicitation of Proxies

South Street will pay the cost of preparing, assembling and mailing this proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails and the Internet, appointments of proxy may be solicited in person or by telephone by South Street’s officers, directors, and employees without additional compensation. South Street will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of South Street’s capital stock.

Proposals for 2014 South Street Annual Meeting

If the merger is completed, then South Street will not have a 2014 annual meeting of shareholders. However, if the merger is not completed, South Street currently expects that its next annual meeting would be held during June 2014. If the merger is not completed and a 2014 annual meeting is held, South Street shareholders desiring to present proposals and make nominations to the board of directors of South Street shall follow the procedures and timing requirements described in South Street’s bylaws, which, among other things, require written proposals and nominations to be received at least 50 days, but not more than 90 days, prior to the annual meeting.

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PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

Background of the Merger

Over the last several years, there have been significant developments in the community bank segment of the banking and financial services industry. The economic recession and its lingering effects have adversely impacted the asset quality of community banks and the demand for loans of the types typically offered by them. At the same time, community banks have been challenged with an increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions in a market of decreased loan demand, heightened regulatory restrictions and compliance obligations, and the costs and complexities resulting from these trends. The South Street Board has monitored and periodically analyzed the impact these developments have had and might continue to have on South Street’s current and future profitability and the long term value of its common stock and Series A Preferred Stock.

As part of South Street’s continuing efforts to enhance shareholder value, the South Street Board has periodically evaluated various strategies, including continued independence, offerings of equity to public and/or private investors, and an acquisition by a larger bank. The South Street Board and management have consulted with financial and other advisors and reviewed their analyses of the options available to South Street. In addition, over the last several years, South Street has had informal contacts from time to time with other financial institutions about their possible interest in acquiring South Street. The South Street Board elected not to pursue these contacts as it concluded that the acquisition values existing in the past few years would likely have resulted in offers, if any were received, not reflecting, in the board’s opinion, the fair value of South Street’s banking franchise.

In August 2013, South Street’s management and the South Street Board considered the viability of engaging in an offering of capital stock to private investors, coupled with an offering of such stock to South Street’s shareholders. South Street’s management and the South Street Board engaged in preliminary discussions with several financial advisors about the viability of such a strategy. In these discussions, management and one firm of financial advisors considered whether, in light of the challenges confronting South Street discussed above, South Street’s current possible financial performance, and other factors, an offering price in the range of $5.00 per share was reasonable and likely to attract equity investment in an amount sufficient to allow South Street to further enhance South Street’s shareholder value over a reasonable period. The South Street Board determined that there could be no assurance that such equity offerings at a price per share within that range could be achieved.

In October 2013, the South Street Board and management conferred with Raymond James about the status of the community bank merger market. These discussions focused upon the valuation metrics and range of merger consideration in transactions involving community banks with characteristics similar to those of Home Savings Bank. After extended deliberations, the South Street Board concluded that the valuations in the community bank merger market appeared to be increasing and directed Raymond James to informally contact selected potential acquirers to discuss their possible interest in effecting a business combination with South Street. The South Street Board did not, at this time, make a determination to pursue such an acquisition of South Street. Its intent was to gauge the interest of these potential acquirers and the ranges of merger consideration they might be willing to offer in order to further inform the South Street Board’s evaluation of the options potentially available to South Street.

On October 31, 2013, before Raymond James began its informal contacts with selected potential acquirers, an investment banking representative of BNC visited with R. Ronald Swanner, Chairman and Chief Executive Officer of South Street, at the main offices of Home Savings Bank in Albemarle. In their conversation, the representative asked Mr. Swanner if he would be willing to discuss with Mr. Callicutt, President and Chief Executive Officer of BNC, a possible combination with BNC. Mr. Swanner responded that South Street would consider the possibility. After conferring with members of management and various directors, Mr. Swanner directed Raymond James to contact Mr. Callicutt to open discussions between the companies.

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Raymond James, Mr. Swanner and Mr. Callicutt exchanged a series of telephone calls over the next several days. On November 6, 2013, Mr. Callicutt and David B. Spencer, Senior Executive Vice President and Chief Financial Officer of BNC, met with South Street Board in Albemarle. Mr. Callicutt and Mr. Spencer presented information about BNC’s desire to acquire South Street and BNC’s culture and strategic plans. They also discussed how, following a merger, BNC would continue to serve Home Savings Bank’s customers and communities, BNC’s anticipated relationships with Home Savings Bank’s employees, and the reasons why a merger of South Street and BNC would be in the best interests of South Street’s shareholders. Following their presentation, Mr. Callicutt, Mr. Spencer and the South Street Board engaged in a period of discussion in which the directors asked questions about the types and range of merger consolidation BNC might be willing to offer and BNC’s commitment to the communities served by Home Savings Bank. The South Street Board then authorized South Street to enter into a non-disclosure agreement with BNC. On November 7, 2013, South Street and BNC entered into a confidentiality agreement providing that the due diligence information they planned to exchange with each other to inform their discussions and the existence of their discussions would be kept confidential.

Over the next two weeks, BNC conducted a preliminary due diligence review of various aspects of South Street and the financial condition and operations of Home Savings Bank. During this period, Mr. Swanner, Mr. Callicutt and Raymond James had a series of telephone conference calls about the characteristics of South Street and Home Savings Bank, circumstances existing with respect to Home Savings Bank’s loan portfolio, various contractual commitments, and the operations of Home Savings Bank. During this period, Mr. Swanner advised the South Street Board of the course of discussions.

On November 26, 2013, Mr. Callicutt advised Mr. Swanner that BNC intended to provide a non-binding letter of intent outlining a possible acquisition of South Street for a fixed merger consideration of $8.75 per share, consisting of 80% of shares of BNC’s common stock and 20% of cash and with no more than 20% of the total consideration consisting of cash. Later that day, Mr. Callicutt sent the letter of intent to Mr. Swanner. Mr. Swanner advised the South Street Board of his receipt of the letter of intent and called a special board meeting for Monday, December 2, 2013.

On November 27, 2013 and over the following Thanksgiving holidays, Mr. Swanner and South Street’s financial and legal advisors considered the letter of intent and requested BNC to make various revisions. These discussions continued into the morning of December 2, 2013. During these discussions, BNC agreed to substantially all of the requested changes, including an increase in the per share merger consideration to $8.85 and the establishment of reasonable exchange ratio collars. BNC provided a revised letter of intent.

On December 2, 2013 the South Street Board was convened in a special meeting with its financial and legal advisors in attendance. At the meeting, the revised letter of intent was reviewed in detail. Legal counsel led the South Street Board through a discussion of the directors’ fiduciary duties, the appropriate processes and procedures for the South Street Board’s consideration of a possible merger and the importance of each director receiving such information and advice that the director deemed necessary to make an informed decision. The South Street Board then received a presentation from Raymond James about the proposed transaction terms. The presentation included information on the mechanics of the exchange ratio collars, recent comparable transactions and the financial metrics of those transactions (including transactions in North Carolina, South Carolina and Virginia and transactions in the south and southeastern United States), detailed information about BNC’s financial condition and results of operations, the performance of BNC’s stock in the stock market, its history of completed acquisitions and its senior management team. The South Street Board also considered available research analyst reports on BNC.

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The South Street Board and management, together with South Street’s financial and legal advisors, then engaged in an extensive discussion of the characteristics of BNC’s proposal, the identity of other possible acquirers and the likelihood, based on the market data considered, that one or more of these other potential acquirers would make an offer at a higher merger consideration than proposed by BNC, BNC’s statements concerning its anticipated plans for the employees of Home Savings Bank and the commitment of BNC to the communities served by Home Savings Bank, and other related matters. The discussion also included consideration of Home Savings Bank’s projected financial performance and capital levels. After an extended discussion, the South Street Board unanimously determined to authorize South Street’s management to execute the revised letter of intent and directed management and South Street’s financial and legal advisors to proceed with negotiating a definitive agreement of merger. Mr. Swanner then executed the revised letter of intent and delivered it to Mr. Callicutt.

Over the following two weeks, South Street and BNC, their respective legal counsel and Raymond James, conducted additional due diligence reviews through a secure virtual data room and through BNC’s public filings with the SEC. Legal counsel for BNC provided a draft of a merger agreement, and they, South Street’s legal counsel, Raymond James and the respective managements of South Street and BNC engaged in negotiations about various aspects of the draft agreement. Additional changes to the proposed merger agreement resulted from reviews of various contracts to which South Street and/or Home Savings Bank are parties and operational aspects of Home Savings Bank. Mr. Swanner continued to keep the South Street Board advised of the progress of discussions and negotiations.

The South Street Board, together with its management, Raymond James and South Street’s legal counsel, met again on December 17, 2013 to discuss the status of the draft merger agreement and the proposed transaction. The South Street Board was provided with the proposed merger agreement. South Street’s legal counsel led the South Street Board through a review of the proposed merger agreement and applicable legal concepts. Various members of the South Street Board asked questions and offered discussion on a variety of provisions. Raymond James reviewed and discussed the terms and financial metrics of the proposed transaction, South Street’s projected financial performance, a variety of comparative transaction data (including the data discussed at the December 2, 2013 South Street Board meeting) and other relevant financial analyses. Following a discussion of its presentation, Raymond James delivered to the South Street Board its written opinion, that the merger consideration was fair, from a financial point of view, to the holders of South Street's common stock. A copy of Raymond James’ written fairness opinion is attached to this proxy statement/prospectus as Appendix C. After a thorough discussion and deliberations about the proposed transaction, upon a motion duly made and seconded, the South Street Board unanimously approved the proposed merger and the merger agreement.

On December 17, 2013, BNC and South Street executed the definitive merger agreement. The companies issued individual and joint press releases publicly announcing the transaction prior to the opening of the financial markets on December 18, 2013.

BNC’s Reasons for the Merger

The BNC Board of Directors, or the BNC Board, believes that the completion of the merger presents a unique opportunity for BNC to further its strategic plan to broaden its geographic market area by dramatically expanding its franchise and banking operations in the Charlotte MSA by adding branches in Albemarle, Locust and Oakboro, which BNC believes is an attractive market area in North Carolina. The BNC Board also noted that the merger furthered BNC’s strategic focused regional growth plan, would add a solid core deposit base, would diversify its loan portfolio composition, would reduce its wholesale funding, would be accretive to future earnings and lead to significant cost efficiencies.

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The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and South Street. In reaching its decision to approve the merger, the BNC Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisor, Banks Street Partners, LLC, regarding the financial aspects of the proposed transaction and the merger consideration, and with management of BNC. In approving the entry into the merger agreement, BNC Board considered the following material factors:

•	South Street’s strategic presence around the attractive Charlotte market areas.

•	The completion of the merger would not only expand and diversify BNC’s markets but it would further diversify its loan portfolio, its revenue and deposit mix, and reduce BNC’s wholesale funding.

•	The reports of BNC management and the financial presentation of BNC’s financial advisor concerning the operations and financial condition of South Street and the pro forma financial impact of the merger.

•	South Street is a very well-managed, quality organization with strong historical earnings and a service-focused business model.

•	South Street and BNC’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies.

•	The two companies have complementary service-focused business models.

•	BNC’s management believes that the merger will be accretive to BNC’s earnings under GAAP.

•	The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The BNC Board also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating South Street’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

The BNC Board considered all of these factors as a whole and, on balance, BNC Board believes that the opportunities created by the merger to increase the value of BNC franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by BNC Board is not exhaustive, but includes the material factors considered by BNC Board. In view of the wide variety of factors considered by BNC Board in connection with its evaluation of the merger and the complexity of these matters, BNC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of BNC Board may have given different weights to different factors.

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On the basis of these considerations, BNC’s entry into the merger agreement was unanimously approved by BNC Board on December 17, 2013.

South Street’s Reasons for the Merger and Recommendation of the South Street Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend its approval to the South Street shareholders, the South Street Board received advice from South Street’s executive management and its financial and legal advisors, and evaluated South Street’s prospects for maximizing value for its shareholders over the long-term in the current and prospective economic and regulatory environments affecting the banking industry as a whole and community banks in particular. Based on these evaluations, the South Street Board considered South Street’s strategic options and the possible impact of each upon the investments of South Street’s shareholders. It concluded that partnering with a financial institution with greater scale, expanded product and service offerings, and a stock with an active trading market would better maximize the long-term value of the shareholders’ investments than if South Street remained independent. Accordingly, the South Street Board believes that the merger is in the best interests of the South Street shareholders.

In its considerations and in making its determination, the South Street Board considered many factors including, without limitation, the following:

•	the current and prospective business environment in which South Street operates, including the increased challenges confronting North Carolina community banks arising from intensifying competition from in-state and out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties caused by accelerated regulatory expansion going forward;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both BNC and South Street;

•	BNC’s access to capital markets relative to that of South Street;

•	the overall greater scale resulting from the merger and the impact of this scale upon the combined company’s prospects for future growth;

•	the South Street Board’s desire to provide South Street shareholders with the possibility of greater future appreciation of their investments in South Street common stock than the amount of appreciation the South Street Board believes could be achieved independently;

•	the form and amount of the merger consideration, including the ability of South Street shareholders to participate in the future performance of the combined company;

•	the financial analyses prepared by Raymond James, and the opinion dated December 17, 2013, delivered to the South Street Board by Raymond James, that, as of the date thereof, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to South Street’s shareholders;

•	the likelihood that the regulatory approvals necessary to complete the merger will be obtained;

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•	the effect of the merger on South Street’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by BNC to South Street’s employees;

•	the effect of the merger on South Street’s customers and the communities in which they conduct business; and

•	the interests of South Street’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “— South Street’s Directors and Officers Have Financial Interests in the Merger” below.

The South Street Board also considered the following potential risks and negative factors relating to the merger:

•	South Street will lose the autonomy associated with being an independent financial institution;

•	the merger agreement obligates South Street to pay a substantial termination fee if it later chooses to pursue a more attractive merger proposal or if the merger agreement is terminated under certain circumstances;

•	while the merger is pending, South Street’s officers and employees will focus extensively on actions required to complete the merger, which will divert their attention from South Street’s business;

•	South Street will incur substantial transaction costs even if the merger is not consummated;

•	the merger could result in employee attrition and have a negative effect on business, customer and community relationships;

•	while the merger is pending, South Street will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent; and

•	because South Street currently does not anticipate asking Raymond James to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, to South Street’s shareholders at the time the merger is completed.

The South Street Board concluded that the anticipated benefits of combining with BNC are likely to substantially outweigh the potential risks and negative factors outlined above.

In evaluating a potential merger with BNC, the South Street Board considered BNC’s financial performance in 2011, 2012, and year-to-date 2013. South Street’s management team, along with Raymond James and South Street’s legal counsel, conducted due diligence on BNC to assess, among other things, BNC’s operating and financial condition, including its balance sheet composition.

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Before approving the merger agreement, and with the advice of Raymond James, the South Street Board discussed at length South Street’s strategic options, including remaining independent or pursuing other alternatives, in relation to the long-term best interests of shareholders. The South Street Board also considered the composition and amount of the merger consideration. The merger agreement provides for South Street’s shareholders to elect to receive for each share of South Street common stock and Series A Preferred Stock either cash in an amount of $8.85 or between 0.6000 and 0.6941 shares of BNC common stock, depending on the average weighted closing price of BNC common stock over a specified period prior to the closing of the merger; provided, however that 80% of the merger consideration will be composed of BNC common stock and the remainder will be cash. The South Street Board noted in its considerations that the approximate average weighted closing price of BNC common stock for the twenty trading days preceding December 17, 2013 was at or above the “collar” maximum set forth in the merger consideration calculation methodology in the merger agreement.

The South Street Board concluded that the combining with BNC on the terms offered by BNC, including the form and amount of the merger consideration, was in the South Street shareholders’ best interests and determined to recommend to South Street shareholders that they vote “for” the merger. In reaching this conclusion, the South Street Board consulted with South Street’s senior management and its financial and legal advisors. Raymond James conducted a financial analysis and delivered an opinion to the South Street Board dated December 17, 2013, that, as of that date, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to South Street’s shareholders. The details of this financial analysis and the data supporting Raymond James’ opinion are presented below under “Opinion of Financial Advisor to South Street.”

The foregoing discussion of the factors considered by the South Street Board is not intended to be exhaustive, but is believed to include all the material factors considered by the board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the South Street Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and recommend that the South Street shareholders vote “FOR” approval and adoption of the merger agreement. In addition, individual members of the South Street Board may have given differing weights to different factors. The South Street Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, South Street’s management and its financial and legal advisors. The South Street Board considered all of the foregoing factors as a whole and unanimously supported a determination to approve the merger and recommend that the South Street shareholders approve and adopt the merger agreement.

THE SOUTH STREET BOARD UNANIMOUSLY DETERMINED THAT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF SOUTH STREET AND ITS SHAREHOLDERS AND UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT. THE SOUTH STREET BOARD UNANIMOUSLY RECOMMENDS THAT SOUTH STREET SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

In considering the recommendation of the South Street Board with respect to the proposal to approve and adopt the merger agreement, South Street shareholders should be aware that South Street’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other South Street shareholders. The South Street Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger and the merger agreement, and in making its recommendation. See “The Merger–South Street’s Directors and Officers Have Financial Interests in the Merger,” beginning on page [•].

The above explanation of the reasoning of the South Street Board and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

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Opinion of Financial Advisor to South Street

South Street originally retained Raymond James as financial advisor on August 15, 2011, which was superseded by a subsequent engagement on September 4, 2012. Pursuant to that engagement, the South Street Board requested that Raymond James evaluate the fairness, from a financial point of view, to the South Street shareholders of the merger consideration to be received by such shareholders pursuant to the merger agreement. For the purposes of its opinion Raymond James assumed, with South Street’s consent, that the merger consideration had a value of $8.85 per share of South Street common stock.

At the December 17, 2013 meeting of the South Street Board, Raymond James rendered its written opinion to the South Street Board dated December 17, 2013 that, as of such date and based upon and subject to various qualifications, assumptions and limitations set forth in its written opinion, from a financial point of view, the merger consideration to be received by holders of South Street’s outstanding common stock, other than South Street or BNC, in the merger pursuant to the merger agreement was fair.

The full text of the written opinion of Raymond James, dated December 17, 2013, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of review undertaken, is attached as Appendix C to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of South Street common stock are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information and assistance of the South Street Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the South Street shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the South Street Board or to any holder of South Street common stock as to how the South Street Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of BNC common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of BNC at that time.

In connection with rendering its opinion, Raymond James reviewed, among other things:

•	the financial terms and conditions of the merger as set forth in a draft of the Agreement and Plan of Merger dated December 17, 2013 (the “Draft Agreement”);

•	South Street’s audited and unaudited financial statements, reports and schedules filed with its regulators, for the years ended December 31, 2010, December 31, 2011, and December 31, 2012 and for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

•	other financial and operating information provided by South Street;

•	and discussed with members of the senior management of South Street certain information regarding the historical and current financial and operating performance of South Street as provided by South Street, certain internal financial forecasts regarding the future financial results and condition of South Street (the “South Street Financial Forecasts”) prepared and provided to Raymond James by South Street’s senior management, which were approved for Raymond James’ use by South Street in connection with the preparation of the Raymond James opinion;

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•	comparative financial and operating data on the banking industry, South Street, and selected public companies Raymond James deemed to be relevant; publicly available financial terms of certain transactions Raymond James deemed to be relevant; and

•	such other analyses and information relating to South Street and the merger as Raymond James deemed relevant.

With South Street’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of South Street, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. In addition, Raymond James did not receive nor did it review any individual credit files nor did Raymond James make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of South Street or any of its respective subsidiaries and Raymond James was not furnished with any such evaluations or appraisals. Raymond James is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses, accordingly, Raymond James assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the South Street Financial Forecasts and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with South Street’s consent, assumed that the South Street Financial Forecasts and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of South Street and Raymond James relied upon South Street to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the South Street Financial Forecasts or the assumptions on which they were based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the Draft Agreement reviewed by Raymond James, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or South Street that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the South Street shareholders. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the South Street Board to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of South Street, on the fact that South Street was assisted by legal, accounting and tax advisors, and, with the consent of South Street, relied upon and assumed the accuracy and completeness of the assessments by South Street and its advisors, as to all legal, accounting and tax matters with respect to South Street and the merger.

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In formulating its opinion, Raymond James considered only the merger consideration to be received by the South Street shareholders, and Raymond James did not consider, and its opinion does not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of South Street, or such class of persons, in connection with the merger whether relative to the merger consideration or otherwise. Raymond James has not been requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of South Street, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of South Street’s or any other party’s security holders or other constituents vis-à-vis any other class or group of South Street’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of South Street or BNC or the ability of South Street or BNC to pay their respective obligations when they come due.

The following summarizes the material financial analyses presented by Raymond James to the South Street Board at its meeting on December 17, 2013, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to South Street or the contemplated merger.

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Selected Public Companies Analysis.

Raymond James analyzed the relative valuation multiples of 11 publicly-traded banks headquartered in North Carolina and South Carolina that it deemed relevant, including:

•	Southcoast Financial Corporation

•	Community First Bancorporation

•	GrandSouth Bancorporation

•	Coastal Banking Company, Inc.

•	First Reliance Bancshares, Inc.

•	Oak Ridge Financial Services, Inc.

•	KS Bancorp, Inc.

•	Carolina Trust Bank

•	BlueHarbor Bank

•	Congaree Bancshares, Inc.

•	Independence Bancshares, Inc.

Raymond James calculated various financial multiples for each company, including trading price to tangible book value per share. Raymond James reviewed the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples of the selected public companies and compared them to corresponding valuation multiples for South Street implied by the merger consideration. The results of the selected public companies analysis are summarized below:

Price to Tangible Book Value
Mean	95%
Median	72%
25th Percentile	65%
75th Percentile	98%

Merger Consideration	97%

Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile price to tangible book value multiples to South Street’s tangible book value per share at September 30, 2013 and determined the implied equity price per share of South Street common stock and then compared those implied equity values per share to the merger consideration of $8.85 per share. The results of this are summarized below:

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Price to Tangible Book Value
Mean	$8.64
Median	$6.51
25th Percentile	$5.89
75th Percentile	$8.92

Merger Consideration	$8.85

Selected Carolinas Transaction Analysis.

Raymond James analyzed publicly available information relating to 13 selected acquisitions of banks announced since December 16, 2011 in which the target was headquartered in North Carolina or South Carolina and had total assets less than $10 billion. Raymond James prepared a summary of the price to tangible book value per share multiples paid in these transactions. The selected transactions used in the analysis included (buyer / seller – announce date):

•	NewBridge Bancorp / CapStone Bank – November 1, 2013

•	New Century Bancorp, Inc. / Select Bancorp, Inc. – September 30, 2013

•	First Citizens BancShares, Inc. / 1st Financial Services Corp. – August 28, 2013

•	Carolina Alliance Bank / Forest Commercial Bank – August 7, 2013

•	HomeTrust Bancshares, Inc. / BankGreenville Financial Corp. – May 3, 2013

•	BNC Bancorp / Randolph Bank & Trust Company – April 29, 2013

•	SCBT Financial Corp. / First Financial Holdings, Inc. – February 19, 2013

•	CapStone Bank / Patriot State Bank – September 20, 2012

•	BNC Bancorp / First Trust Bank – June 4, 2012

•	Park Sterling Corporation / Citizens South Banking Corp. – May 13, 2012

•	Capital Bank Financial Corp. / South Community Financial Corp. – March 26, 2012

•	BNC Bancorp / KeySource Financial, Inc. – December 21, 2011

•	SCBT Financial Corp. / Peoples Bancorporation, Inc. – December 19, 2011

Raymond James reviewed the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples of the selected transactions and compared them to corresponding valuation multiples for South Street implied by the merger consideration. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples to South Street’s tangible book value per share at September 30, 2013 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $8.85 per share. The results of the selected Carolinas transactions analysis are summarized below:

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Price to Tangible Book Value
Mean	97%
Median	89%
25th Percentile	65%
75th Percentile	132%

Merger Consideration	97%

Price to Tangible Book Value
Mean	$8.81
Median	$8.10
25th Percentile	$5.93
75th Percentile	$11.99

Merger Consideration	$8.85

Selected Southeast Transaction Analysis.

Raymond James analyzed publicly available information relating to 14 selected acquisitions of banks announced since December 16, 2011 in which the target was headquartered in the Southeast (to include Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia), had total assets between $100 million and $500 million and nonperforming assets to total assets between 3.00% and 10.00%. Raymond James prepared a summary of the price to tangible book value per share multiples paid in these transactions. The selected transactions used in the analysis included (buyer / seller – announce date):

•	South Georgia Bank Holding Company / Dooly Bancshares, Inc. – October 31, 2013

•	Arvest Bank Group, Inc. / National Banking Corp. – September 30, 2013

•	C&F Financial Corporation / Central Virginia Bankshares – June 10, 2013

•	HomeTrust Bancshares, Inc. / BankGreenville Financial Corp. – May 3, 2013

•	BNC Bancorp / Randolph Bank & Trust Company – April 29, 2013

•	HCBF Holding Company / BSA Financial Services, Inc. – April 26, 2013

•	1st United Bancorp, Inc. / Enterprise Bancorp, Inc. – March 22, 2013

•	CapStone Bank / Patriot State Bank – September 20, 2012

•	Educational Services of America, Inc. / SouthEast Bancshares, Inc. – June 18, 2012

•	Drummond Banking Company / Williston Holding Company – June 14, 2012

•	IBERIABANK Corporation / Florida Gulf Bancorp, Inc. – March 19, 2012

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•	CapStar Bank / American Security Bank and Trust Company – February 9, 2012

•	First Volunteer Corporation / Gateway Bancshares, Inc. – January 12, 2012

•	BNC Bancorp / KeySource Financial, Inc. – December 21, 2011

Raymond James reviewed the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples of the selected transactions and compared them to corresponding valuation multiples for South Street implied by the merger consideration. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile price to tangible book value per share multiples to South Street’s tangible book value per share at September 30, 2013 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $8.85 per share. The results of the selected Southeast transactions analysis are summarized below:

Price to Tangible Book Value
Mean	88%
Median	87%
25th Percentile	63%
75th Percentile	110%

Merger Consideration	97%

Price to Tangible Book Value
Mean	$8.05
Median	$7.97
25th Percentile	$5.70
75th Percentile	$10.00

Merger Consideration	$8.85

Discounted Cash Flow Analysis.

Raymond James analyzed the discounted present value of South Street’s projected free cash flows for the years ending December 31, 2013 through 2018 on a standalone basis. Raymond James estimated cash flows based on dividendable tangible common equity, defined as the tangible common equity in excess of a minimum 8.0% tangible common equity to tangible assets ratio.

The discounted cash flow analysis was based on the South Street Financial Forecasts. Consistent with the periods included in the South Street Financial Forecasts, Raymond James used calendar year 2018 as the final year for the analysis. Raymond James applied price to earnings multiples, ranging from 11.0x to 15.0x, to South Street’s calendar year 2018 net income and price to tangible book value multiples, ranging from 85% to 125%, to South Street’s December 31, 2018 tangible book value in order to derive a range of terminal values for South Street in 2018.

The projected cash flows and terminal values were discounted using rates ranging from 13.1% to 15.1%, which reflected the cost of equity capital estimated for South Street using the Ibbotson discount rate build-up method based on the sum of a risk-free rate, equity risk premium, and size premium. The resulting range of present equity values was divided by the number of shares outstanding in order to arrive at a range of present values per South Street share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for South Street implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

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	Equity Value / Per Share (Terminal Value Based on P/E)	Equity Value / Per Share (Terminal Value Based on P/TBV)
Minimum	$1.90	$4.45
Maximum	$2.70	$7.00

Merger Consideration	$8.85	$8.85

Transaction Premium Analysis.

Raymond James analyzed the stock price premiums paid in 42 merger and acquisition transactions announced since December 16, 2011 for publicly traded target banks with total assets between $100 million and $500 million. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, five days, and 30 days prior to announcement of the transaction. Raymond James compared the mean, median, 25th percentile and 75th percentile premiums paid from this set of transactions to the merger consideration expressed as a premium relative to the closing stock price of South Street on December 16, 2013, December 10, 2013, and November 4, 2013. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-day	5-day	30-day
Mean	54.8%	58.2%	62.4%
Median	51.4%	51.0%	53.5%
25th Percentile	31.5%	31.4%	40.3%
75th Percentile	76.4%	81.7%	82.7%

Merger Consideration	$8.85	$8.85	$8.85
South Street closing stock price per share	$5.88	$5.75	$5.99
Implied Transaction premium	50.5%	53.9%	47.7%

Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile premiums for each of the metrics to South Street’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $8.85 per share. The results of this are summarized below:

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	Implied Equity Price Per Share
	1-day	5-day	30-day
Mean	$9.10	$9.10	$9.73
Median	$8.90	$8.68	$9.20
25th Percentile	$7.73	$7.56	$8.40
75th Percentile	$10.37	$10.45	$10.95

Merger Consideration	$8.85	$8.85	$8.85

Additional Considerations.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of South Street.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of South Street. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the South Street Board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the South Street shareholders of the merger consideration to be received by such shareholders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the South Street Board in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the South Street Board or South Street management’s opinion with respect to the value of South Street. Raymond James provided advice to South Street with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the South Street Board or that any specific merger consideration constituted the only appropriate consideration for the merger. South Street placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on December 17, 2013, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of South Street since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect. Raymond James has reviewed and consented to inclusion of its opinion and this summary in the registration statement on Form S-4 which includes this proxy statement/prospectus.

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During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from South Street (other than any amounts that were paid to Raymond James under the engagement letter described in this proxy statement/prospectus pursuant to which Raymond James was retained as a financial advisor to South Street to assist in reviewing strategic alternatives).

For services rendered in connection with the delivery of its opinion, South Street paid Raymond James a customary investment banking fee upon delivery of its opinion. South Street has already paid and will also pay Raymond James customary fees for advisory services in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. South Street also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of South Street and BNC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to South Street and/or BNC or other participants in the merger in the future, for which Raymond James may receive compensation.

South Street’s Directors and Officers Have Financial Interests in the Merger

Interests of Directors and Executive Officers of South Street

In considering the recommendation of the South Street Board that you vote to approve the merger on substantially the terms set forth in the merger agreement, you should be aware that some of South Street’s directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, those of South Street’s shareholders generally. The South Street Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Share Ownership. As of December 17, 2013, the directors and executive officers of South Street may be deemed to be the beneficial owners of 151,511 shares, representing 6.01% of the outstanding shares of South Street common stock. R. Ronald Swanner, Chairman and Chief Executive Officer of South Street, and David L. Smith, President and Chief Operating Officer of South Street, are co-trustees of the South Street Pension Plan, and share voting and dispositive power over the 97,832 shares owned by such plan. Including beneficial ownership of the co-trustees, the directors and executive officers of South Street may be deemed to be the beneficial owners of 249,343 shares, representing 9.89% of the outstanding shares of South Street common stock. No shares of Series A Preferred Stock are held by the directors or executive officers of South Street. See “Security Ownership of Certain Beneficial Owners and Management of South Street.”

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Support Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of South Street entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of South Street agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, (i) in favor of the approval of the merger agreement at the special meeting of the South Street shareholders and (ii) against any Alternative Transaction (as defined in the merger agreement and as further described under “The Merger Agreement — Agreement Not to Solicit Other Offers”). As of December 17, 2013, the directors of South Street were entitled to vote 100,810 shares, or approximately 4% of the outstanding shares of South Street common stock. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. South Street shareholders are urged to read the support agreements in their entirety.

Director’s Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of South Street entered into a director’s agreement with BNC. Pursuant to the director’s agreements, each of the directors of South Street agreed, within a defined territory, to refrain from competing with BNC and to refrain from assisting others in competing with BNC for a period of one year following the effective time of the merger. This noncompetition agreement means that the director will not engage in the same business in which South Street engaged in prior to the effective time of the merger, which includes the business of providing personal banking, business banking, loan, mortgage and wealth management services and products. Each of the directors also agreed to certain noninterference covenants with respect to customers and employees and confidentiality obligations for a period of one year following the effective time of the merger. A copy of the form of the director’s agreement is attached as Exhibit B to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. South Street shareholders are urged to read the director’s agreements in their entirety.

South Street Director and Officer Indemnification and Insurance. BNC has agreed to indemnify the directors and officers of South Street following the merger against certain liabilities arising from their acts or omissions before the merger. BNC has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of South Street for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such directors and officers in their capacities as such. However, BNC is not required to pay annually in the aggregate any amount in excess of 150% of the annual premiums paid by South Street for such insurance before the merger.

Merger Consideration to be Received by South Street Directors and Executive Officers in Exchange for Their Shares of South Street Common Stock. The following table sets forth the consideration South Street directors and executive officers may receive if the directors and executive officers elect to receive 100% in cash, 100% in common stock of BNC, or a mix of common stock and cash in exchange for their shares of South Street common stock in connection with the merger. The directors and executive officers, as shareholders, may choose either form of consideration or they may choose no preference, in which case the merger consideration to be received by the directors and executive officers will be determined by the exchange agent depending on the amount of cash and shares elected by the South Street shareholders who make an express election.

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Name of Director/Executive Officer	Shares of South Street Common Stock Beneficially Owned as of December 17, 2013(1)	Consideration for 100% Cash Election(2)	Consideration for 100% Stock Election(3)		Consideration for 80% Stock Election and 20% Cash Election(4)
R. Ronald Swanner	5,207	$46,082	$	[•]	$	[•]
David L. Smith	53,630	$474,626	$	[•]	$	[•]
Christopher F. Cranford	6,322	$55,950	$	[•]	$	[•]
Melody Goins	19,001	$168,159	$	[•]	$	[•]
Cris D. Turner	25,378	$224,595	$	[•]	$	[•]
J. Banks Garrison, Jr.	770	$6,815	$	[•]	$	[•]
Caldwell A. Holbrook, Jr.	12,427	$109,979	$	[•]	$	[•]
Douglas D. Stokes	25,528	$225,923	$	[•]	$	[•]
Greg E. Underwood	2,248	$19,895	$	[•]	$	[•]
Samuel G. Griffin	1,000	$8,850	$	[•]	$	[•]
All directors and executive officers as a group	151,511	$1,340,872	$	[•]	$	[•]

(1)       See “Security Ownership of Certain Beneficial Owners and Management of South Street” on page [•] of this proxy statement/prospectus for additional information on the beneficial ownership of the South Street directors and executive officers. This table does not include the 97,832 shares of common stock owned by the South Street Pension Plan, of which Mr. Swanner and Mr. Smith are trustees and share voting and dispositive power over such shares.

(2)      Calculated based on a price per South Street share equal to $8.85, the per-share cash consideration in the merger.

(3)      Calculated based on (i) the exchange ratio of [•], which was based on a calculated 20-day BNC VWAP of $[•] as of [•], 2014 (which is the latest practicable trading day before the distribution of this proxy statement/prospectus) and (ii) the closing price of $[•] per share of BNC common stock, as reported on NASDAQ on [•], 2014, the latest practicable trading day before the distribution of this proxy statement/prospectus. No fractional shares of BNC common stock will be issued in connection with the merger. As a result, each resulting fractional share has been multiplied by $8.85, which is the set per share price under the merger agreement for fractional shares of BNC common stock since the BNC VWAP was [•] than $[•] per share as of [•], 2014, the latest practicable trading day before the distribution of this proxy statement/prospectus.

(4)      Calculated by assuming (1) 80% of each share of South Street common stock and Series A Preferred Stock is converted into BNC common stock (with the value of a full South Street share for this purpose calculated based on the exchange ratio of [•] and the closing price of $[•] per share of BNC common stock, as reported on NASDAQ on [•], 2014, the latest practicable trading day before the distribution of this proxy statement/prospectus), and (2) the remaining 20% of each such share is converted into cash (based on a price per South Street share equal to $8.85).

Existing Executive Officer Agreements

Employment Agreements. Home Savings Bank has entered into an employment agreement with Mr. Swanner in order to establish his duties and compensation and to provide for his continued employment. The agreement provides for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of Mr. Swanner, the agreement may be extended for an additional year. The current term ends on October 2, 2016. The agreement provides that base salary will be reviewed by the Board of Directors of Home Savings Bank not less often than annually. Mr. Swanner’s 2013 annual base salary was $231,660. In addition, the agreement provides for discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained for the employees of Home Savings Bank, as well as fringe benefits normally associated with his position as Chief Executive Officer, including the use of a company car. Under the agreement, Mr. Swanner may be terminated for “cause,” as defined in the agreement, and he may otherwise be terminated by Home Savings Bank (subject to vested rights) or may choose to terminate his employment. In the event of a “change in control”, the term of the agreement will be automatically extended for three years from the date of the change in control, and Mr. Swanner’s base salary will be increased at least 6% annually.

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The agreement provides that the nature of Mr. Swanner’s compensation, duties or benefits may not be diminished following a “change in control”. For purposes of the agreement, a “change in control” generally will occur if (i) any “person”, directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either South Street or Home Savings Bank, or acquires in any manner control of the election of a majority of the directors of either South Street or Home Savings Bank, (ii) either South Street or Home Savings Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither South Street nor Home Savings Bank is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either South Street or Home Savings Bank are sold or otherwise transferred to, or are acquired by, any other entity or group.

Home Savings Bank also has entered into an employment agreement with Mr. Smith in order to establish his duties and compensation and to provide for his continued employment. This agreement has a continually renewing 1,095 day term unless written notice from Home Savings Bank or Mr. Smith is provided stating that the term of employment under this agreement shall not be further extended. The agreement provides that base salary will be reviewed by the Board of Home Savings Bank not less often than annually. Under the terms of the agreement, Mr. Smith’s 2013 annual base salary was $147,780. In addition, the agreement provides for discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained for the employees of Home Savings Bank, as well as fringe benefits normally associated with his position as President. Under the agreement, Mr. Smith may be terminated for “cause,” as defined in the agreement, and he may otherwise be terminated by Home Savings Bank (subject to vested rights) or may choose to terminate his employment. In the event of a “change of control” in connection with Mr. Smith’s employment is terminated without cause or Mr. Smith terminates his employment because of a material change in his authority, duties, responsibilities or place of employment or because of a material breach of the agreement by Home Savings Bank, Mr. Smith would be entitled to a severance payment of 2.99 times his then annual base salary and a bonus equal to the applicable pro-rated portion of any bonus received by him in the prior year. A “change of control” under this agreement generally will occur if (i) a “person” acquires within a 12 month period stock of South Street having 30% or more of the total voting power of South Street’s outstanding shares, (ii) a majority of the South Street Board is replaced in any 12 month period by directors whose elections were not endorsed by the members of the South Street Board prior to those elections, (iii) a “person” acquires 40% of more of South Street’s assets, or (iv) a “person” acquires ownership of 50% or more of the total market value or total voting power of the outstanding stock of South Street.

Severance Agreements. Christopher F. Cranford (Chief Financial Officer and Treasurer), Melody M. Goins (Executive Vice President) and Cris D. Turner (Executive Vice President) have each entered into a Severance and Non-Competition Agreement with South Street and Home Savings Bank. Each agreement provides that if the executive’s employment is terminated without “cause” (as defined in the agreement) or, in connection with a “change in control”, without “cause” by Home Savings Bank or by the executive because of a material diminution in the executive’s authority, duties or responsibilities, a material change in his or her place of employment or a breach of the agreement by Home Savings Bank, the executive would receive a severance payment of one times his or her then annual base salary. A “change in control” under these agreements generally will occur in the same circumstances described with respect to Mr. Smith’s employment agreement above. For 2013, the annual base salaries of Mr. Cranford, Ms. Goins and Mr. Turner were $125,556, $127,728 and $142,956, respectively.

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Supplemental Executive Retirement Agreements. Home Savings Bank maintains non-tax qualified retirement plans for Messrs. Swanner, Smith, Cranford, and Turner and Ms. Goins to supplement the benefits those executives would receive under Home Savings Bank’s pension plan, or SERPs. Through the purchase of life insurance policies, Home Savings Bank is able to recover or offset the cost of providing benefits under the SERPs. Each SERP is designed to provide a retirement at the “normal retirement date” (age 65) and a death benefit to their beneficiaries, subject to vesting requirements during the executives’ terms of employment. Each executive officer is fully vested in his or her SERP; provided, however, that an executive over the age of 60 who retires prior to the age of 65 will have his or her benefits reduced by 10% for every full year remaining prior to attaining the age of 65. An executive who ceases to be employed by Home Savings Bank before reaching the age of 60 would receive payments beginning at age 75 based equal to 5% of the “accrued liability account” of his or her SERP as of termination of employment times the number of years of employment (but in no event more than 80%).

In the event a termination of employment following a change of control of South Street, the executive would be entitled to those benefits set forth in his or her SERP as if he or she had been continuously employed by Home Savings Bank until the age of 65. The retirement benefit so calculated would continue to accrue and would be paid to the executive beginning at the age of 65. A “change of control” under these SERPs generally will occur in the same circumstances described with respect to Mr. Smith’s employment agreement above.

South Street Executive Officer Agreements with BNC

It is a condition to BNC’s obligation to consummate the merger that Mr. Swanner, Mr. Smith, Ms. Goins, Mr. Turner and Mr. Crawford enter into release agreements to voluntarily terminate their rights under their respective severance agreements, salary continuation agreements and supplemental executive retirement agreements described above. In connection with such release agreements, it is anticipated that BNC will make payments in the aggregate amounts of $[•], respectively, immediately following the effective time of the merger. Following closing of the merger, it is anticipated that Mr. Smith, Ms.Goins and Mr. Turner would become at-will employees of the Bank.

It is a condition to South Street’s obligation to consummate the merger that the Bank shall have entered into, effective upon closing, a consulting agreement with R. Ronald Swanner, Chairman and Chief Executive Officer of South Street, in a form to be mutually agreed upon by the Bank and Mr. Swanner, with a term of two years following closing. It is also a condition to South Street’s obligation to consummate the merger that immediately following the closing, BNC and the Bank shall enter into a severance agreement with David L. Smith, President and Chief Operating Officer of South Street, in a form to be mutually agreed upon between BNC, the Bank and Mr. Smith that provides for a severance payment to Mr. Smith upon a future change-in-control of BNC.

Public Trading Markets

BNC common stock is listed on The NASDAQ Capital Market under the symbol “BNCN.” South Street common stock is quoted on the OTCBB under the symbol “SSFC.OB.” The shares of BNC common stock issued pursuant to the merger agreement will be listed for trading on The NASDAQ Capital Market.

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Regulatory Approvals Required for the Merger

Bank holding companies, such as BNC, and depository institutions, such as South Street and the Bank, are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. For detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried, see “Supervision and Regulation.” Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The merger is subject to approval by the FDIC under the Bank Merger Act. In considering the approval of a transaction such as the merger, this Act requires the FDIC to review, with respect to the banks concerned, the financial condition and future prospects, including capital positions and managerial resources, the effect of the merger on competition in the relevant markets and the convenience and needs of the communities to be served and the record of the insured depository institutions under the Community Reinvestment Act. The FDIC also is required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the FDIC determines that there are anticompetitive consequences to the merger, it will not approve the transaction unless it finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The merger is also subject to approval by the North Carolina Banking Commission under Chapter 53C of the North Carolina General Statutes. In addition, a period of up to 15 to 30 days must expire following approval by the FDIC before completion of the merger, within which period the United States Department of Justice may file objections to the merger under federal antitrust laws. While BNC and South Street believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within GAAP. Under the acquisition method of accounting, the assets and liabilities of South Street as of the effective date of the merger will be recorded at their respective fair values and added to those of BNC. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of BNC issued after the merger will reflect these fair values, but will not be restated retroactively to reflect the historical financial position or results of operations of South Street before the merger date. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

South Street’s Shareholders Have Appraisal Rights

Holders of the common stock of South Street, as well as holders of the Series A Preferred Stock of South Street, who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of South Street common stock or Series A Preferred Stock, as the case may be. Shareholders of South Street who receive a fair value cash payment will not be entitled to receive any shares of BNC common stock offered in the merger.

Article 13 of the NCBCA sets forth the rights of South Street’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of South Street’s capital stock in order to perfect appraisal rights under the NCBCA. A copy of Article 13 of the NCBCA is attached as Appendix B hereto.

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Requirements of Appraisal Rights

If a South Street shareholder elects to exercise the right to demand appraisal and is a holder of South Street’s common stock or Series A Preferred Stock, such shareholder must satisfy all of the following conditions:

•	The shareholder must be entitled to vote on the merger.

•	The shareholder must deliver to South Street, before the vote on approval or disapproval of the merger agreement is taken, written notice of the shareholder’s intent to demand payment if the plan of merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the plan of merger. Neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Article 13.

•	The shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the plan of merger becomes effective, a holder of South Street’s common stock or of its Series A Preferred Stock will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

Required Notice to South Street

Written notices of intent to demand payment should be addressed to South Street Financial Corp., 103 North Second Street, Albemarle, North Carolina 28001, attention: Christopher F. Cranford, Chief Financial Officer and Treasurer. The notice must be executed by the holder of record of shares of South Street’s common stock. A beneficial owner may assert appraisal rights only with respect to all shares of South Street’s common stock and preferred stock of which it is the beneficial owner. With respect to shares of South Street’s capital stock which are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to South Street the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below). A record holder, such as a broker, who holds shares of South Street’s capital stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment.

Appraisal Notice from South Street

If the plan of merger becomes effective, South Street will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “Requirements of Appraisal Rights” above. The appraisal notice and form must be sent by South Street (or its successor by merger) no earlier than the effective date of the plan of merger and no later than ten days after such effective date. The appraisal notice and form must:

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•	Identify the first date of any announcement of the principal terms of the merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•	State where the appraisal form is to be returned, where certificates for certificated shares must be deposited, and the date by which such certificates must be deposited.

•	State a date by which South Street must receive the appraisal form from the shareholder, known as the Demand Deadline. The date may not be less than forty nor more than sixty days after the date the appraisal notice and form are sent.

•	State that if the appraisal form is not received by South Street by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.

•	State South Street’s estimate of the fair value of the shares.

•	Disclose that, if requested in writing by the shareholder, South Street will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within twenty days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•	Include a copy of Article 13 of the NCBCA.

A shareholder who receives an appraisal notice from South Street must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows South Street to treat the shares as “after-acquired shares” subject to South Street’s authority to delay payment as described under the heading “After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Article 13.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying South Street in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with South Street’s consent.

South Street’s Payment to Shareholders Demanding Appraisal

Within thirty days after the Demand Deadline, South Street is required to pay each shareholder the amount that South Street estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the plan of merger to the date of payment. The payment must be accompanied by the following:

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•	South Street’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of South Street’s estimate of the fair value of the shares, which must equal or exceed South Street’s estimate in the earlier-circulated appraisal notice; and

•	a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders

A shareholder who is dissatisfied with the amount of the payment received from South Street may notify South Street in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by South Street. A shareholder who does not submit a final payment demand within thirty days after receiving South Street’s payment is only entitled to the amount previously paid.

After-Acquired Shares

South Street may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If South Street withholds payment, it must, within thirty days after the Demand Deadline, provide affected shareholders with South Street’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any. South Street must also inform such shareholders that they may accept South Street’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify South Street of their acceptance within thirty days after receiving the offer. South Street must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject South Street’s offer, he will be deemed to have accepted the offer. South Street must send payment to these shareholders within forty days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If South Street does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in North Carolina Superior Court within sixty days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If South Street does not commence the proceeding within the sixty-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by South Street to the shareholder for the shares.

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The court will determine all court costs of the proceeding and will assess the costs against South Street, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (1) against South Street if the court finds that it did not comply with the statutes or (2) against South Street or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against South Street, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

If South Street fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against South Street directly for the amount owed and recover the expenses of that action.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF SHAREHOLDERS DEMANDING APPRAISAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, WHICH ARE INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW APPENDIX B CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

Restrictions on Sales of Shares by Certain Affiliates

All shares of BNC common stock to be issued in the merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of BNC as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with BNC and may include significant shareholders of BNC.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the merger to U.S. holders (as defined below) of South Street common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

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For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations, to be treated as a U.S. person; or (iv) an estate that is subject to U.S. federal income taxation on its income regardless of its source. For purposes of this discussion, the term “common stock” means shares of South Street’s common stock and also includes shares of the Series A Preferred Stock that will automatically convert into shares of South Street’s common stock immediately prior to the closing of the merger.

This discussion addresses only those holders of South Street common stock that hold their South Street common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income-tax consequences that may be relevant to particular holders of South Street common stock in light of their individual circumstances or to holders of South Street common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons holding South Street common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar; and

•	holders who acquired their shares of South Street common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income-tax purposes) holds South Street common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Entities taxable as a partnership and their owners should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of BNC or South Street. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

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Tax Consequences of the Merger Generally

Except with respect to the possible issue regarding continuity of proprietary interest discussed below, the merger is intended to qualify as a nontaxable “reorganization” within the meaning of Section 368(a) of the Code. In order for the merger to qualify for U.S. federal income-tax purposes as a “reorganization”, several conditions must be satisfied. One such condition is that enough capital stock in South Street must be exchanged for an equity interest in the acquiring corporation or its parent (i.e., BNC), so as to have a sufficient level of continuity of proprietary interest. Treasury regulations generally accept that, in a transaction structured like the merger, if the total consideration paid for stock of the acquired corporation consists of at least 40 percent capital stock of the acquirer or its parent, that level of acquirer stock generally is sufficient to satisfy the continuity of proprietary interest requirement for the merger to qualify as a reorganization under Section 368(a) of the Code.

As of the date of this proxy statement/prospectus, however, the relative ratio of the value of BNC common stock to the amount of cash to be received by South Street shareholders in connection with the merger cannot be determined. This uncertainty results from the fact that the aggregate value of BNC common stock to be paid to South Street common stock shareholders will fluctuate if the 20-day BNC VWAP is greater than $14.75 per share or less than $12.75 per share immediately prior to closing of the merger. In the event the 20-day BNC VWAP immediately prior to closing of the merger is less than $12.75 per share, the merger may not be treated as a nontaxable reorganization within the meaning of Section 368(a) of the Code. Additionally, even if the 20-day BNC VWAP is greater than $12.75 per share immediately prior to closing, if such average price is materially greater than the actual per-share value of BNC common stock as of the closing date of the merger, the merger may not be treated as a nontaxable reorganization. In summary, if the shareholders of South Street receive less than 40 percent of the total consideration for their stock in South Street in the form of BNC common stock, the merger may not qualify as a reorganization within the meaning of Section 368(a), and the value of all consideration received (including BNC common stock) would be taxable to South Street shareholders.

Merger as a Tax-Free Reorganization.

With the possible exception of the continuity of proprietary interest issue discussed above, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming such tax treatment, and subject to the limitations and qualifications described herein, the material U.S. federal income-tax consequences from the merger will generally be as follows:

•	No gain or loss will be recognized by BNC, BNC shareholders or South Street as a result of the merger.

•	No gain or loss will be recognized by U.S. holders who hold their South Street common stock as a capital asset within the meaning of Section 1221 of the Code and exchange all of their South Street common stock solely for BNC common stock pursuant to the merger.

•	A U.S. holder who exchanges South Street common stock pursuant to the merger for a combination of BNC common stock and cash (other than any cash received in lieu of a fractional share of BNC common stock) will generally realize gain or loss in an amount equal to the difference between (i) the sum of the cash and the fair market value of BNC common stock received and (ii) the holder’s income-tax basis in BNC common stock surrendered. Such a U.S. holder will recognize taxable gain for federal income-tax purposes, however, only in the lesser of (i) the amount of realized gain as described in the previous sentence, and (ii) the amount of cash consideration received by the U.S. holder with respect to South Street common stock. A U.S. holder who receives any BNC common stock pursuant to the merger will not recognize any loss for federal income-tax purposes.

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•	A U.S. holder who exchanges South Street common stock pursuant to the merger solely for cash will generally recognize gain or loss measured by the difference between (i) the cash received in exchange for the South Street common stock, and (i) the holder’s income-tax basis in the South Street common stock surrendered in the merger (subject, however, to the discussion below under “— Potential Recharacterization of Gain as a Dividend” for certain U.S. holders who otherwise directly or indirectly own shares of BNC prior to the merger).

•	The aggregate basis of BNC common stock received in the merger by a U.S. holder of South Street common stock will equal the net of (i) the aggregate basis of the South Street common stock for which it is exchanged, minus (ii) the amount of any cash received in exchange for South Street common stock, plus (iii) the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “— Potential Recharacterization of Gain as a Dividend”).

•	The holding period of BNC common stock received in exchange for shares of South Street common stock will include the holding period of the South Street common stock for which it is exchanged.

•	A U.S. holder of South Street common stock who receives cash in lieu of a fractional share of BNC common stock generally will be treated as having received the fractional share in the merger and then receiving cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate income-tax basis in the South Street common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of South Street common stock is more than one year at the effective time of the merger.

If a U.S. holder of South Street common stock acquired different blocks of South Street common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of South Street common stock, and the shares of BNC common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult with their own tax advisors with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the merger.

The U.S. federal income-tax consequences to each U.S. holder will not be ascertainable with certainty until the U.S. holder knows the precise number of BNC common shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by BNC of a legal opinion from Womble Carlyle Sandridge & Rice, LLP and the receipt by South Street of a legal opinion from Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, each dated as of the closing date of the merger, each substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Each opinion will be based on certain assumptions and on representation letters provided by South Street and BNC to be delivered at the time of closing. Each of the tax opinions will not be binding on the IRS. Neither BNC nor South Street intends to request any ruling from the IRS as to the U.S. federal income-tax consequences of the merger, and there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

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Merger as a Taxable Exchange

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the transaction would be a fully taxable exchange. In that event, the material U.S. federal income-tax consequences from the merger will generally be as follows:

•	No gain or loss will be recognized by BNC or BNC shareholders as a result of the merger.

•	South Street will be treated for federal income-tax purposes as having sold all of its assets to the Bank in a taxable sale in exchange for the cash and value of BNC common stock paid by BNC to the South Street shareholders in connection with the merger. South Street will recognize taxable gain or loss on the deemed sale based on the difference between (i) the sum of the cash and value of BNC common stock paid to South Street shareholders in exchange for their South Street shares plus the amount of South Street’s liabilities at the effective time of the merger, and (ii) South Street’s income-tax basis in its assets at the time.

•	Each U.S. holder of South Street common stock will recognize taxable gain or loss for U.S. federal income-tax purposes measured by the difference between (i) the cash and fair market value of any BNC common stock received in the merger, plus any cash received in lieu of a fractional share, and (ii) the holder’s income-tax basis in the South Street common stock surrendered in the merger.

You should consult your personal tax advisor, however, for a full understanding of the tax consequences related to the merger that are particular to you.

Taxation of Capital Gain

Except as described under “— Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of consideration other than BNC common stock in exchange for South Street common stock, that U.S. holders of South Street common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if the U.S. holder has held (or is treated as having held) the South Street common stock for more than one year as of the date of the merger. For noncorporate U.S. holders, long-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 20% for the 2013 tax year. In addition, an unearned income Medicare contribution tax of 3.8% could apply to some to all of the capital gain of a noncorporate U.S. holder, depending on the U.S. holder’s level of modified adjusted gross income (or adjusted gross income in the case of a trust or estate) and the applicable other provisions of Code Section 1411. As noted above, no capital loss will be recognized for a U.S. holder who receives BNC common stock in whole or in part in exchange for South Street common stock if the merger qualifies as a reorganization. For any U.S. holder who receives only cash (and no BNC common stock) in connection with the merger, or for all U.S. holders if the merger does not qualify as a reorganization, if the merger results in a taxable loss, the deductibility of capital losses is subject to limitations under the Code.

Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of South Street common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of BNC. This could happen, for example, because of ownership of additional shares of BNC common stock by such holder, ownership of shares of BNC common stock by a person related to such holder, or a share repurchase by BNC from other holders of BNC common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder who owns a small number of shares in a publicly and widely held corporation and who exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of South Street common stock, including the application of certain constructive ownership rules, holders of South Street common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

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Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of South Street stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Because the constructive ownership provisions are complex, holders of South Street common stock should consult their tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of South Street common stock who receives BNC common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of South Street common stock who is required to file a U.S. federal income-tax return and who is a “significant holder” that receives BNC common stock in the merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury regulations Section 1.368-3 setting forth certain information, including the basis and fair market value of such U.S. holder’s South Street capital stock surrendered in the merger. A “significant holder” is a holder of South Street common stock who, immediately before the merger, owned at least 1% of the outstanding stock of South Street (by either voting power or value) or securities of South Street with a basis for federal income-tax purposes of at least $1 million.

Exercise of Shareholder Appraisal Rights

The discussion above does not apply to South Street shareholders who exercise appraisal rights with respect to the merger. A U.S. holder who exercises appraisal rights with respect to the merger and receives cash for shares of South Street stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the holder's basis in those shares, provided that the payment is treated as a redemption pursuant to section 302 of the Code, and not otherwise equivalent to a dividend. A sale of all South Street shares held by a U.S. holder, based on an exercise of appraisal rights or otherwise, will not be treated as a dividend if the U.S. holder exercising appraisal rights owns no shares of South Street or BNC immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the South Street shares surrendered is more than one year. If a U.S. holder exercising appraisal rights will own shares in BNC immediately following the merger, the U.S. holder should consult his, her or its own tax advisers as to the tax consequences to the U.S. holder of the merger.

Backup Withholding

A noncorporate U.S. holder may be subject to backup withholding at a rate of 28% on proceeds received in the merger or upon the exercise of appraisal rights. Backup withholding will not apply, however, to a U.S. holder who provides the holder’s taxpayer identification number, or TIN, certifies that such number is correct (or properly certifies that it is awaiting a TIN) and that the U.S. holder is not subject to backup withholding for failure to report interest and dividends, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding also may be subject to a penalty imposed by the IRS. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the transmittal materials to be provided by the exchange agent, so as to provide the information and certification necessary to avoid backup withholding.

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If backup withholding applies to a U.S. holder, 28% of payments to the U.S. holder will be required to be withheld. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income-tax liability of the U.S. holder, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income-tax return with the IRS in a timely manner.

The foregoing tax discussion is only a summary. The discussion of U.S. federal income-tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of South Street common stock. This discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

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THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of BNC and South Street believe are material. The merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

The merger agreement provides for the merger of South Street with and into BNC, with BNC as the surviving corporation, and the merger of Home Savings Bank with and into the Bank, with the Bank as the surviving corporation (such transactions collectively referred to herein as the “merger”). Under the terms of the merger agreement, at the effective time of the merger, or the effective time, each share of common stock, no par value, of South Street issued and outstanding immediately before the effective time, except for shares of South Street common stock owned by South Street, BNC or the Bank (other than certain trust account shares), will be converted into the right to receive, at the election of each shareholder, either (i) cash in the amount of $8.85 per share or (ii) shares of BNC common stock, or a combination thereof. Each share of South Street’s Series A Preferred Stock will automatically convert into one share of South Street common stock immediately prior to the closing of the merger. Twenty percent of the South Street common stock to be converted will be exchanged for cash and the remaining eighty percent will be exchanged for BNC common stock. The amount of BNC common stock to be exchanged for each share of South Street common stock will be determined by dividing $8.85 by the 20-day BNC VWAP ending on the second trading day prior to closing. If the BNC VWAP is greater than $14.75 or less than $12.75, the exchange ratio shall equal 0.6000 and 0.6941 shares of BNC common stock, respectively. BNC will issue up to 1,430,467 shares of its common stock in connection with the merger. Cash will be paid in lieu of any fraction of BNC common stock that would otherwise be issued. Any holder of shares of South Street who perfects such holders’ appraisal rights in accordance with and as contemplated by the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA.

BNC’s and the Bank’s articles of incorporation will be the respective articles of incorporation, and BNC’s and the Bank’s bylaws will be the respective bylaws, of the combined companies after completion of the merger, and the separate existence of South Street and Home Savings Bank will thereupon cease.

Cash or Stock Election

If you are a record holder of South Street shares, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, BNC common stock or a combination of cash and BNC common stock, or to make no election with respect to the merger consideration that you wish to receive. A more detailed description of the election form is set forth below under “— Election Procedures.”

All elections by South Street shareholders are subject to the allocation procedures described in the merger agreement. These procedures are intended to ensure that 80% of the outstanding shares of South Street will be converted into the right to receive BNC common stock and the remaining 20% of the outstanding shares of South Street will be converted into the right to receive cash.

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It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if South Street shareholders in the aggregate elect to receive more or fewer shares of BNC common stock than BNC has agreed to issue. These procedures are summarized below.

•	If BNC common stock is oversubscribed: If South Street shareholders elect to receive more BNC common stock than BNC has agreed to issue in the merger, then all South Street shareholders who have elected to receive cash or who have made no election will receive cash for their South Street shares and all shareholders who elected to receive BNC common stock will receive a pro rata portion of the available BNC shares plus cash for those shares not converted into BNC common stock.

•	If BNC common stock is undersubscribed: If South Street shareholders elect to receive fewer shares of BNC common stock than BNC has agreed to issue in the merger, then all South Street shareholders who have elected to receive BNC common stock will receive BNC common stock, and

o	if the number of shares as to which South Street shareholders have made no election is less than this shortfall, then all South Street shareholders who have made no election will receive BNC common stock, and all South Street shareholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus BNC common stock for those South Street shares not converted into cash; or

o	if the number of shares as to which South Street shareholders have made no election is greater than or equal to the shortfall, all South Street shareholders who have elected to receive cash will receive cash, and all South Street shareholders who made no election will receive a pro rata portion of the remaining available cash consideration plus BNC common stock for those South Street shares not converted into cash.

Neither South Street nor BNC is making any recommendation as to whether South Street shareholders should elect to receive cash or BNC common stock in the merger. Each South Street shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, you may receive BNC common stock or cash in amounts that vary from the amounts you elected to receive.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger, on substantially the terms and conditions set forth in the merger agreement, shall have been approved by the requisite affirmative vote of holders of South Street common stock entitled to vote thereon;

•	the shares of BNC common stock to be issued to holders of the South Street common stock issued upon consummation of the merger shall have been authorized for listing on The NASDAQ Capital Market, subject to official notice of issuance;

•	the registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

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•	no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger agreement shall be in effect; and

•	no statute, rule, regulation, order, injunction or decree issued by any court of competent jurisdiction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger.

The closing of the merger, or the closing, shall take place no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties. The merger will become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State.

Election Procedures

As described above, holders of record of South Street shares will receive an election form under separate cover. The election form will entitle you to elect to receive cash, BNC common stock or a combination of cash and BNC common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on or before 30 days following the mailing of the election form). As exchange agent, Registrar and Transfer Company will process the exchange of South Street certificates for cash and/or BNC common stock. Shortly after the election deadline, the exchange agent will allocate cash and shares of BNC common stock among South Street shareholders, consistent with their elections, and the allocation and proration procedures. Please do not forward your South Street stock certificates and election form with your proxy cards. Election forms should be returned to the exchange agent in accordance with the instructions contained in the election form.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent before the election deadline. You also may revoke your election by written notice received by the exchange agent before the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either BNC common stock and/or cash for your South Street shares, you should complete and return the election form. If you do not make an election, you will be allocated BNC common stock and/or cash depending on the elections made by other South Street shareholders.

South Street shareholders who hold their shares in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

If a South Street shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, the exchange agent will treat those shares as if no election had been made with respect to them, unless the new record owner makes a new election with respect to those shares prior to the election deadline.

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Board of Directors of BNC and the Bank

The directors of South Street immediately before the effective time shall have submitted their resignations to be effective as of the effective time. No directors of South Street will be appointed to the Board of Directors of either BNC or the Bank as a result of the merger.

Conversion of Shares; Exchange of Certificates

Promptly after the effective time, BNC will mail to the former holders of South Street shares appropriate transmittal materials. After the effective time, each holder of shares of South Street (other than shares as to which appraisal rights have been perfected as provided in the merger agreement) issued and outstanding at the effective time shall surrender the certificate(s) representing such shares to BNC and receive the merger consideration in exchange, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). BNC shall not be obligated to deliver the consideration to which any former holder of South Street common stock is entitled as a result of the merger until such holder surrenders his or her certificate(s) representing the shares of South Street common stock for exchange as provided in the merger agreement.

Letter of Transmittal

As soon as is reasonably practicable after the completion of the merger, the exchange agent will mail to each South Street shareholder at the time of the merger a letter of transmittal containing instructions for the exchange of his or her South Street stock certificates for the merger consideration. Upon surrendering your certificate(s) representing shares of South Street, together with the properly executed letter of transmittal and any other required documents, your South Street stock certificate(s) will be cancelled and you will receive the shares of BNC common stock and/or cash, to which you are entitled in accordance with the merger agreement. No interest will be paid to South Street shareholders or accrued with respect to unpaid dividends and distributions, if any. Upon completion of the merger, South Street stock certificates will no longer represent shares of South Street capital stock and will only represent the right to receive the merger consideration. After the completion of the merger, there will be no further transfers of South Street common stock, except as required to settle trades executed before completion of the merger.

Holders of South Street stock should not submit their South Street stock certificate(s) for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of BNC’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate to a person other than the registered holder of the certificate surrendered, or

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•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the shares of BNC common stock and cash made available to the exchange agent that remains unclaimed by South Street shareholders as of the first anniversary of the effective time of the merger will be returned to BNC. After that time, any South Street shareholder who has not exchanged shares of South Street stock for the merger consideration in accordance with the merger agreement may look only to BNC for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, none of BNC, South Street, the exchange agent or any other person will be liable to any South Street shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Dividends and Distributions

Until South Street certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to BNC common stock into which shares of South Street may have been converted will accrue, without interest, but will not be paid. BNC will pay to former South Street shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their South Street stock certificates.

Before the effective time, South Street may not make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of South Street common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of South Street common stock granted under a Seller Stock Plan (as defined in the merger agreement and referred to herein as a “South Street Stock Plan”), in each case in accordance with past practice and the terms of the applicable South Street Stock Plan and related award agreements).

Representations and Warranties

The merger agreement contains customary representations and warranties of South Street and BNC relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization and authority of South Street, or specific representations and warranties of either party regarding the absence of certain changes or events, true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect (as defined in the merger agreement) on the company making the representation. In determining whether a Material Adverse Effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in GAAP or regulatory accounting requirements applicable to banks or savings banks and their holding companies generally, (2) changes in laws, rules or regulations of general applicability to banks or savings banks, and their holding companies generally, or their interpretations by courts or governmental entities, except to the extent such changes have a disproportionate adverse effect on such party as compared to other community banks and savings banks in the southeastern United States, (3) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings banks or their holding companies generally, except to the extent that such changes have a disproportionate adverse effect on such party as compared to other community banks and savings banks in the southeastern United States, or (4) the direct effects of negotiating, entering into and compliance with the merger agreement on the operating performance of South Street. The representations and warranties in the merger agreement do not survive the effective time.

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Each of BNC and South Street has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and accounting;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, South Street has made other representations and warranties about itself to BNC as to:

•	employee matters, including employee benefit plans;

•	certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	loan portfolios;

•	real property and intellectual property;

•	environmental liabilities;

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•	insurance;

•	personal and real property leases;

•	privacy of customer information;

•	securitizations;

•	contingency planning program(s); and

•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the merger agreement were made by each of BNC and South Street to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by BNC and South Street in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between BNC and South Street rather than to establish matters as facts. The merger agreement is described in, and included as Appendix A to this proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding South Street, BNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

Covenants and Agreements

Each of South Street and BNC, and their respective subsidiaries, has undertaken customary covenants that place restrictions on it until the effective time. In general, South Street agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby.

South Street has further agreed that, with certain exceptions and except with BNC’s prior written consent, South Street will not, among other things, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, or the FHLB, sales of certificates of deposit, participation in the Certificate of Deposit Account Registry Service, and entering into repurchase agreements);

•	adjust, split, combine or reclassify any of its capital stock;

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•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any South Street subsidiary to South Street or to any of South Street’s wholly owned subsidiaries, and (B) the acceptance of shares of South Street common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of South Street common stock granted under a South Street Stock Plan, in each case in accordance with past practice and the terms of the applicable South Street Stock Plan and related award agreements);

•	grant any stock options, restricted shares or other equity-based award with respect to shares of South Street common stock under the South Street Stock Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the South Street Stock Plan and except pursuant to the conversion of South Street Series A Preferred Stock into South Street common stock in accordance with South Street’s articles of incorporation;

•	hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements, provided, however, that South Street shall be permitted to terminate any South Street employee for cause, in its sole discretion;

•	make any loan or extension of credit in an amount in excess of $350,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $350,000), or renew or amend any existing loan or extension of credit that is a Classified Asset (as defined in the merger agreement); provided, however, that, if South Street shall request the prior approval of BNC to make a loan or extend credit in an amount in excess of $350,000, or amend or renew any existing loan that is a Classified Asset, and BNC shall not have disapproved such request in writing within two business days upon receipt of such request from South Street, then such request shall be deemed to be approved by BNC and thus South Street may make the loan or extend the credit referenced in such request on the terms described in such request;

•	except as required by applicable law or the terms of any Seller Benefit Plan (as defined in the merger agreement and referred to herein as a “South Street Benefit Plan”) as in effect on the date of the merger agreement and, solely with respect to employees that are not executive officers or directors of South Street, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of South Street or ERISA Affiliates (as defined in the merger agreement), or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of South Street or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any South Street Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any South Street Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in South Street or any securities exchangeable for or convertible into the same or other South Street common stock outstanding on the date of the merger agreement, except as otherwise permitted in the merger agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any South Street Benefit Plan, provided, however, notwithstanding any of the foregoing, South Street shall, to the extent permitted by applicable law, be permitted to make such payments contemplated by Section 7.3(e) of the merger agreement and enter into such appropriate agreements to effect such payments;

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•	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement; provided, however, that, if South Street shall request the prior approval of BNC to make sell, transfer or dispose of any “Other Real Estate Owned” of South Street, and BNC shall not have disapproved such request in writing within five business days upon receipt of such request from South Street, as applicable, then such request shall be deemed to be approved by BNC and thus South Street may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for transactions disclosed in Section 5.2(i) of the South Street Disclosure Schedule (as defined in the merger agreement);

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	amend South Street’s articles of incorporation or South Street’s bylaws, or otherwise take any action to exempt any person (other than BNC or its subsidiaries) or any action taken by any person from any state takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	other than in prior consultation with BNC, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting South Street to any material restrictions on its current or future business operations (including the future business and operations of BNC);

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•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000;

•	except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract (as defined in the merger agreement and referred to herein as a “South Street Contract”) or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions, contemplated hereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.2 of the merger agreement.

BNC has agreed that, except as expressly permitted by the merger agreement or with South Street’s prior written consent, BNC will not, among other things, undertake the following actions:

•	amend, repeal or otherwise modify any provision of BNC’s Amended Articles or BNC’s bylaws in a manner that would adversely affect the shareholders of South Street or the transactions contemplated by the merger agreement;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied;

•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by this Agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by Section 5.3 of the merger agreement (it being understood that BNC’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3 of the merger agreement).

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The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus and any applications required by regulatory agencies, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. BNC also has agreed to cause the shares of BNC common stock issued in the merger to be approved for listing on The NASDAQ Capital Market.

Commercially Reasonable Efforts of South Street to Obtain the Required Shareholder Vote

South Street has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining the requisite shareholder approval of the merger agreement. South Street will use its commercially reasonable efforts to obtain such approval. South Street is also required to submit the merger agreement to a shareholder vote even if the South Street Board has withdrawn, modified or qualified its recommendation to approve the merger agreement.

Agreement Not to Solicit Other Offers

South Street has agreed that it, and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals for any “Alternative Transaction” (as defined below); or

•	participate in any discussions or negotiations regarding any Alternative Transaction; or

•	enter into any agreement regarding any Alternative Transaction; or

•	render a rights agreement inapplicable to an Alternative Proposal (as defined below) or the transactions contemplated thereby.

South Street also has agreed to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal, to request the prompt return or destruction of all confidential information previously furnished in connection therewith and not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it is a party, and to enforce the provisions of such agreement.

However, if at any time before approval of the merger agreement by South Street’s shareholders, (1) South Street receives an unsolicited written Alternative Proposal that the South Street Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of South Street’s nonsolicitation provisions under the merger agreement, (3) the South Street Board determines in good faith, after consulting with outside counsel and its financial advisor, that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (4) the South Street Board determines in good faith, after consulting with outside legal counsel, that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law, then South Street may: (1) furnish nonpublic information regarding South Street to the person making such Alternative Proposal (and its representatives) pursuant to a confidentiality agreement containing terms substantially similar to and no less favorable to South Street than those contained in the confidentiality agreement with BNC, and (2) participate in discussions and negotiations with the person making the Alternative Proposal.

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South Street has agreed to call its shareholder meeting as soon as reasonably practicable to obtain shareholder approval of the merger agreement and that the South Street Board will recommend that its shareholders approve the merger agreement. South Street has further agreed that the South Street Board will not withdraw (or modify or qualify in any manner adverse to BNC) or refuse to recommend its approval of the merger agreement, or adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (we refer to any such action as an “Adverse Recommendation Change”) or cause or permit South Street to enter into any agreement that is intended to or reasonably likely to lead to an Alternative Proposal (other than the confidentiality agreement referenced above). However, before obtaining the South Street shareholder approval, the South Street Board may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by BNC, make an Adverse Recommendation Change; provided that South Street may not make an Adverse Recommendation Change in response to an Alternative Proposal unless South Street shall not have breached its nonsolicitation covenant in the merger agreement in any respect and:

(i) the South Street Board determines in good faith (after consultation with outside legal and its financial advisor) that such Alternative Proposal is a Superior Proposal and such proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by BNC pursuant to the merger agreement;

(ii) South Street has given BNC at least five business days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii) before effecting such an Adverse Recommendation Change, South Street has negotiated, and has caused its representatives to negotiate, in good faith with BNC during such notice period to the extent BNC wishes to negotiate, to enable BNC to revise the terms of the merger agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

South Street has agreed that, in the event of any material change to a Superior Proposal, South Street shall, in each case, be required to deliver to BNC a new written notice, the notice period shall have commenced and South Street shall be required to comply with the above obligations with respect to such new written notice.

South Street has further agreed to notify BNC promptly (but in no event later than 48 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to South Street by any person that informs the South Street Board that it is considering making, or has made, an Alternative Proposal. Such notice to BNC shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information relating to South Street, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. South Street shall keep BNC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. South Street shall also promptly, and in any event within 48 hours, notify BNC, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal.

As used in the merger agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving South Street that, if completed, would constitute an Alternative Transaction.

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As used in the merger agreement, “Alternative Transaction” means any of:

•	a transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of South Street common stock and South Street Series A Preferred Stock or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the merger, whether from South Street or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving South Street (other than the merger);

•	any transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of South Street and securities of the entity surviving any merger or business combination) of South Street representing more than 25% of the assets of South Street, taken as a whole, immediately before such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving South Street, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of South Street common stock and South Street Series A Preferred Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of South Street common stock immediately before the consummation thereof.

As used in the merger agreement, “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the South Street Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of South Street from a financial point of view than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by BNC in response to such proposal under the merger agreement or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Expenses and Fees

In general, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by South Street and BNC. Further, South Street has agreed to reimburse certain expenses of BNC if the merger agreement is terminated under certain circumstances. See “— Termination of the Merger Agreement.”

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Employee Matters

BNC has agreed that all individuals employed by, or on an authorized leave of absence from, South Street immediately before the effective time, or the Covered Employees, shall automatically become employees of BNC and its affiliates as of the effective time. Immediately following the effective time, BNC shall, or shall cause its applicable subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the South Street Benefit Plans as in effect immediately before the effective time.

In addition, BNC has agreed, that if a Covered Employee who does not have an employment, change-of-control or severance agreement with South Street and who within six months after the effective time (i) is terminated by BNC or any of its subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of any organizational or business restructuring or the integration of South Street with BNC and its subsidiaries, discontinuance of operation, relocation of all or a part of BNC’s or its subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of BNC’s or its subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of such employee’s base salary or wages, as applicable, regardless of employee classification.

For a discussion of the effect of the merger on existing agreements between South Street and certain of its executive officers, see “Proposal 1 — Approval of the Merger Agreement — South Street’s Directors and Officers Have Financial Interests in the Merger.”

Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the effective time existing in favor of any director, officer or employee as provided in the respective BNC and South Street articles of incorporation or bylaws and any existing indemnification agreements, shall survive the merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the effective time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the effective time or taken at the request of BNC pursuant to the merger agreement.

The merger agreement provides that BNC will maintain for a period of six years after completion of the merger South Street’s current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring before the effective time that were committed by such officers and directors in their capacities as such, except that BNC is not required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by South Street for such insurance.

Conditions to Complete the Merger

The respective obligations of BNC and South Street to effect the merger are subject to the satisfaction at or before the effective time of the following conditions:

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•	the approval of the merger by the requisite affirmative vote of the holders of South Street common stock and preferred stock entitled to vote thereon;

•	the authorization of the listing of BNC common stock to be issued in the merger on The NASDAQ Capital Market, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to BNC common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;

•	no statue, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger; and

•	South Street and BNC shall have received the opinion of South Street’s counsel with respect to certain federal income tax consequences of the merger.

The obligation of BNC to effect the merger is also subject to the satisfaction, or waiver by BNC, at or before the effective time, of a number of other conditions, including:

•	the representations and warranties of South Street set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and BNC shall have received a certificate signed on behalf of South Street by the President and Chief Executive Officer of South Street to such effect;

•	South Street shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and BNC shall have received a certificate signed on behalf of South Street by the President and Chief Executive Officer of South Street to such effect;

•	BNC must have received the opinion of its counsel, in form and substance reasonably satisfactory to BNC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	all regulatory approvals set forth in the merger agreement to consummate the transactions contemplated by the merger agreement, including the merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition (as defined in the merger agreement);

•	BNC must have received from each director of South Street (1) an executed support agreement and (2) a noncompete agreement, each in the form attached as an exhibit to the merger agreement (see “Proposal 1 — Approval of the Merger Agreement — South Street’s Directors and Officers Have Financial Interests in the Merger”);

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•	BNC shall have received resignations, effective as of the effective time, from the directors of South Street;

•	South Street’s classified assets (which means loans or other assets characterized as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import and “Other Real Estate Owned”) shall not exceed, as of the effective time, 125% of the aggregate balance of Classified Assets set forth in the Seller Disclosure Schedule delivered in connection with the merger agreement; and

•	Each of Mr. Swanner, Mr. Smith, Ms. Goins, Mr. Turner and Mr. Crawford shall have entered into release agreements to voluntarily terminate their rights under severance agreements, salary continuation agreements and supplemental executive retirement agreements (see “Proposal 1 — Approval of the Merger Agreement — South Street’s Directors and Officers Have Financial Interests in the Merger — South Street Executive Officer Agreements with BNC”).

The obligation of South Street to complete the merger is also subject to the satisfaction, or waiver by South Street, at or before the effective time, of a number of other conditions, including:

•	the representations and warranties of BNC set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and South Street shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or the Chief Financial Officer of BNC to such effect;

•	BNC shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and South Street shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or Chief Financial Officer of BNC to such effect;

•	South Street counsel must have received the opinion of its counsel, in form and substance reasonably satisfactory to South Street, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	all regulatory approvals set forth in the merger agreement to consummate the transactions contemplated by the merger agreement, including the merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

•	Each of Mr. Smith, Ms. Goins, Mr. Turner and Mr. Crawford shall have received payments from BNC under their current employment and severance agreements with South Street and Home Savings Bank and payments from BNC under their supplemental executive retirement agreements with Home Savings Bank (see “Proposal 1 — Approval of the Merger Agreement — South Street’s Directors and Officers Have Financial Interests in the Merger —Existing Executive Officer Agreements”);

•	BNC must have entered into, effective upon closing, a consulting agreement with R. Ronald Swanner, in a form mutually agreed upon by BNC and Mr. Swanner, with a term of two years following Closing; and

•	Immediately following the Closing, BNC and the Bank must enter into a severance agreement with David Smith, in a form to be mutually agreed upon between BNC, the Bank and Mr. Smith, that provides for a severance payment to Mr. Smith upon a future change-in-control of BNC.

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We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time before completion of the merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable) or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	if the merger has not been consummated on or before September 30, 2014, unless the failure of the Closing (as defined in the merger agreement) to occur by that date is due to the terminating party’s failure to abide by the merger agreement; or

•	if there is a material breach by the other party that would cause the failure of the Closing conditions described above, unless the breach is capable of being, and is, cured within 45 days’ notice of the breach.

BNC also may terminate the merger agreement if the South Street Board: (i) fails to recommend that South Street shareholders approve and adopt the merger agreement, or (ii) in a manner adverse to BNC, (a) withdraws, modifies, or qualifies, or proposes to withdraw, modify or qualify, the recommendation of the South Street Board of the merger agreement and/or the merger to the South Street shareholders; (b) takes any public action or makes any public statement in connection with the meeting of South Street shareholders inconsistent with such recommendation or (c) recommends any Alternative Proposal (or, in the case of clause (ii), resolves to take any such action), whether or not permitted by the terms of the merger agreement.

South Street will be required to pay BNC a termination fee in the amount of $750,000, plus up to $100,000 of BNC’s documented out-of-pocket legal and due diligence expenses in connection with the transactions contemplated by the merger agreement, if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received), and within 12 months after such termination, South Street shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or

•	after receiving an Alternative Proposal, the South Street Board fails to convene the special meeting to approve the merger with BNC and/or fails to recommend that the South Street shareholders adopt the merger agreement, and within 12 months of receiving the Alternative Proposal, South Street shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

However, BNC will in any event not be entitled to a termination fee if the merger agreement is terminated by mutual consent or due to a failure to obtain the necessary regulatory approvals. Similarly, BNC will not be entitled to a termination fee if South Street terminates the merger agreement due to a material breach of a representation, warranty or covenant by BNC.

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Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of BNC or South Street, except that (1) both BNC and South Street will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions, notices and governing law and jurisdiction will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the merger agreement by the South Street shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that (1) alters or changes the amount or the form of the consideration to be delivered to the holders of South Street common stock, (2) alters or changes any term of the articles of incorporation of BNC or (3) changes any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any South Street securities, in each case other than as contemplated by the merger agreement.

At any time before the effective time, each of BNC and South Street, by action taken or authorized by its respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties in the merger agreement; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

DESCRIPTION OF BNC CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock (also referred to herein as the “common stock”) and 20,000,000 shares are designated as non-voting common stock (referred to herein as the “non-voting common stock”). As of January 29, 2014, there were 21,323,248 shares of common stock issued and outstanding, held of record by approximately 2,646 shareholders, and 5,992,213 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of January 29, 2014, there were outstanding exercisable options and other rights to purchase or acquire shares for 413,597 additional shares of BNC common stock.

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BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, unless such matter relates solely to the terms of one or more classes of preferred stock, in which case holders of common stock will only be permitted to vote as required by law. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

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Dividend Rights

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if the company is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of BNC’s common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the FRB or if the FRB is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

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Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the non-voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of January 29, 2014, no shares of BNC’s preferred stock were issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

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Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing South Street Shareholders,” BNC’s Amended Articles and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR
EXISTING SOUTH STREET SHAREHOLDERS

The current rights of South Street shareholders are governed by North Carolina law, including the NCBCA and Chapter 53C of the North Carolina General Statutes, and South Street’s articles of incorporation and bylaws. Upon consummation of the merger, holders of South Street common stock who receive BNC common stock as merger consideration will become holders of BNC common stock. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of BNC together with the NCBCA.

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The following is a summary of material differences between the rights of holders of BNC common stock and the rights of holders of South Street common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of BNC common stock and the rights of holders of South Street common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to North Carolina law and the governing corporate documents of BNC and South Street, to which the shareholders of South Street are referred.

Authorized Capital

South Street. South Street is authorized to issue 20,000,000 shares of common stock, no par value per share, and up to 5,000,000 shares of preferred stock, no par value per share. Of the 5,000,000 shares of preferred stock, 500,000 shares have been designated as Series A Preferred Stock.

BNC. BNC is authorized to issue 80,000,000 shares of common stock, no par value per share, and up to 20,000,000 shares of preferred stock, no par value per share. Of the 80,000,000 shares of common stock, 20,000,000 shares are classified as non-voting common stock, no par value per share.

Annual Meetings of Shareholders

South Street. South Street’s bylaws provide that an annual meeting will be held during the first five calendar months following the end of the corporation’s fiscal year, on any day (except Saturday, Sunday, or a legal holiday) during that period as shall be determined by the South Street Board. If the annual meeting is not held on such date, a substitute annual meeting may be called in accordance with the bylaws.

BNC. BNC’s bylaws provide that an annual meeting will be held within 175 days of the end of the fiscal year, which follows the calendar year, as may be determined by the board of directors.

Shareholder Nomination of Directors

South Street. Nomination of directors may be made by the board of directors or by any shareholder entitled to vote at the meeting for the election of directors. To be eligible for consideration at the meeting of shareholders, all director nominations, other than those made by the South Street Board, shall be in writing and must be delivered to the Secretary of South Street not less than fifty days nor more than ninety days prior to the meeting at which such nominations will be made. However, if less than twenty-one days’ notice of the meeting is given to shareholders, director nominations must be delivered to the Secretary of South Street not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

BNC. Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not less than fifty days nor more than ninety days prior to the meeting; provided, however, that if less than sixty days’ notice of the meeting is given, a nomination may be submitted to the Secretary within ten days of the mailing of the notice.

Number of Directors

South Street. The number of South Street directors will be not less than five and not more than fifteen as may be fixed by the South Street board of directors. The South Street Board currently consists of seven directors.

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BNC. The number of directors will be not less than five and not more than thirty, with the actual number of directors to be determined by BNC board of directors. The BNC board of directors currently consists of fifteen directors.

Director Qualifications

South Street. A person who is 75 years of age or older shall not be eligible for election, re-election, appointment, or re-appointment to the South Street Board. A director may not serve beyond the annual meeting immediately following the director becoming 75 years of age.

BNC. No person can be elected, re-elected, or appointed a director after attaining 70 years of age. Each director attaining the age of 70 years during his or her term shall retire at the end of the term.

Classification of Directors

South Street. At all times that the number of directors is less than nine, each director shall be elected to a term ending as of the next succeeding annual meeting of shareholders. If the number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. In the event of any increase or decrease in the number of directors at a time that the directors are so classified, the additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number.

BNC. So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting. If the number of directors falls below nine during a year, that does not shorten the term of any incumbent director.

Required Vote for Certain Business Combinations

South Street. South Street’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination. This 75% requirement is not applicable, however, and the combination may be approved by the shareholder vote required by law and any other provision of the articles of incorporation, if the business combination is approved by at least 75% of the whole board of directors or by at least 75% of South Street’s disinterested directors who are not affiliated with a 10% beneficial owner who is the other party to the business combination. Holders of South Street Series A Preferred Stock are entitled to vote upon any business combination in which the holders of South Street common stock are entitled to vote, voting together with the holders of South Street common stock as one voting group.

BNC. BNC’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors.

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Shareholders’ Right of Appraisal

Under Article 13 of the NCBCA, certain shareholders have appraisal rights to obtain “fair value” for their shares in connection with certain business combinations and corporate actions. The South Street shareholders have such appraisal rights in connection with the merger with BNC as discussed on page [•] of this proxy statement/prospectus.

North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is not applicable to South Street or to BNC. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC and South Street have opted out of the Act by expressly providing in their respective articles of incorporation that the provisions of the Act are not applicable.

Control Share Acquisition Act

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The Control Share Acquisition Act is not applicable to South Street or to BNC. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC and South Street have opted out of the Act by expressly providing in their respective articles of incorporation that the provisions of the Act are not applicable.

Anti-Takeover Effect of Certain Provisions

The ability of BNC board of directors to expand the number of directors up to 30, without shareholder approval, and to fill vacancies resulting from such an increase, may allow BNC board of directors to prevent, for a period of time, a person or entity owning a majority of shares from electing a majority of BNC directors. Additionally, the classification of BNC board of directors may have the effect of delaying any person or entity owning a majority of shares from electing its designees to a majority of seats on BNC board of directors. Moreover, the 75% super majority voting requirement to approve a business combination also may serve as an anti-takeover device in situations where BNC board of directors is not in favor of a change in control. South Street’s bylaws also permit the South Street board of directors to increase the size of its board of directors from time to time and to fill the resulting vacancy and provide for a classified board of directors as well. These bylaw provisions, as well as the 75% super majority voting requirement for certain business combinations contained in South Street’s articles of incorporation, have similar potential anti-takeover effects as those provisions referenced for BNC.

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Indemnification

South Street. South Street’s bylaws provide that any person who at any time serves or has served as a director, officer, employee or agent of the corporation and any such person who serves or has served at the request of South Street as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by South Street to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. South Street’s articles of incorporation also provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to South Street or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

BNC. BNC’s bylaws provide for the indemnification of its officers, directors, employees, and agents or anyone serving at the request of BNC as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan shall have a right to be indemnified to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

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INFORMATION ABOUT SOUTH STREET

General

South Street was incorporated under the laws of the State of North Carolina on May 16, 1996 to serve as the savings bank holding company for Home Savings Bank upon its conversion from the mutual to the stock form of ownership. The conversion, which resulted in the issuance of common stock by South Street, was completed on October 2, 1996. Home Savings Bank is a state-chartered, nonmember stock savings bank and operates under the rules and regulations of, and is subject to examination by, the FDIC and the NCCOB. As an insured depository institution, its deposits are insured by the FDIC up to applicable federal deposit insurance limits.

Headquartered in Albemarle, North Carolina, with branches in Albemarle, Locust and Oakboro, Home Savings Bank has historically provided mortgage, consumer and commercial banking services primarily in Stanly County, North Carolina and to a lesser degree in the adjacent Montgomery County, North Carolina. In addition, on December 10, 2013, Home Savings Bank purchased approximately $7.2 million of mortgage loans from Mt. Gilead Savings and Loan Association, Mt. Gilead, North Carolina. These loans are secured primarily by residences in Montgomery County.

The banking products offered by Home Savings Bank include personal and business checking accounts, savings accounts, individual retirement accounts, business and personal money market accounts, certificates of deposit, overdraft protection, ATMs and online banking. Home Savings Bank’s lending activities consist principally of making residential mortgage and home equity loans and loans on other residential property, commercial property and land.

At September 30, 2013, Home Savings Bank had 55 employees, including 48 full time employees, total assets of approximately $274.1 million, total loans of approximately $191.8 million, total deposits of approximately $238.1 million and total shareholders’ equity of approximately $25.0 million. South Street has no employees and its assets consist principally of the stock of Home Savings Bank.

South Street’s principal executive offices are located at 103 North Second Street, Albemarle, North Carolina 28001, and its telephone number is (704) 982-9184. South Street’s common stock is quoted on the OTCBB under the symbol “SSFC.OB” and also trades in privately negotiated transactions.

Market Area

Home Savings Bank’s market area is concentrated in Stanly County where all of its offices are located. As noted, in December of 2013, it purchased approximately $7.2 million in residential mortgage loans from Mt. Gilead Savings and Loan Association. As a result, Home Savings Bank believes it future lending activities in Montgomery County will increase. Additionally, from time to time, Home Savings Bank makes loans to borrowers residing, or secured by real property located, in Mecklenburg and Rowan Counties, North Carolina.

The population of Stanly County in 2012 was estimated at 60,500. The prominent industries in Stanly County include: education and health services; automotive component manufacturing; other manufacturing; higher education; administrative management; and the retail trade. As of June 30, 2013, seven FDIC insured institutions operated a total of 23 banking offices in the County. In the aggregate, the seven institutions held approximately $920.3 million in deposits within Stanly County, with four institutions holding 83% of these deposits. As of that date, Home Savings Bank ranked second out of the seven institutions in terms of deposit market share. The approximate $238 million in deposits held by Home Savings Bank as of June 30, 2013, represented a 25.87% market share of Stanly County deposits. BNC currently operates no offices in Stanly County.

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Competition

Home Savings Bank competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, Home Savings Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in Stanly County and in North Carolina as a whole is extremely competitive.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of Home Savings Bank’s competitors have greater resources, broader geographic markets and higher lending limits than it does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can Home Savings Bank.

In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a North Carolina savings bank may be required to compete not only with other North Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions, establish or acquire branch offices in North Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, Home Savings Bank is one of the smaller banks in North Carolina.

To counter its competitive disadvantages, Home Savings Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. Home Savings Bank also depends on its reputation as a community bank in its banking markets and its involvement in the community it serves.

Subsidiaries

South Street has one subsidiary, Home Savings Bank which, in turn, has an inactive subsidiary, South Street Development Corp.

Employees

None of Home Savings Bank’s employees are covered by a collective bargaining agreement. Home Savings Bank believes its relations with its employees to be good.

Properties

The following table sets forth the locations of Home Savings Bank’s offices as of December 31, 2013, as well as certain information relating to these offices:

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Office Location	Year Opened	Approximate Square Footage	Owned or Leased

Main Office	2008	11,148	Owned
103 North Second Street
Albemarle, NC 28001

155 West South Street	1966	12,722	Owned
Albemarle, NC 28002

117 North Main Street	2005	3,500	Owned
Oakboro, NC 28129

102 South Street	1974	14,004	Owned
Locust, NC 28097

Legal Proceedings

From time to time as part of their respective businesses, South Street or Home Savings Bank is subject to routine litigation. In the opinion of South Street’s management, neither it nor Home Savings Bank is a party to any material pending legal proceedings that management believes would have a material adverse effect on the consolidated financial condition, operations, or cash flows of South Street.

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SOUTH STREET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of the consolidated financial condition and consolidated results of operations of South Street Financial Corp. and Home Savings Bank (referred to in this section as “South Street” or the “Company”). This discussion is designed to provide a comprehensive review of the operating results and financial position of South Street.

Forward-Looking Statements

Statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including South Street’s expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning general economic conditions, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and the business of South Street as may be included in this proxy statement/prospectus are based on information available to South Street as of the date of this proxy statement/prospectus, and South Street assumes no obligation to update any such forward-looking statements. It is important to note that South Street’s actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements include, but are not limited to: fluctuations in interest rates; changes in deposit flows, loan demand, credit trends, allowance methodology, real estate and collateral values, and competition; changes in accounting principles, policies, or guidelines; changes in competitive product and pricing pressures in the geographic areas in which South Street conducts its operations; changes in legislation or regulation and compliance costs associated therewith; and other economic, competitive, governmental, regulatory, and technological factors affecting South Street’s operations, pricing, products and services.

Critical Accounting Policy

South Street’s most significant critical accounting policy is the determination of its allowance for loan losses, or ALLL. A critical accounting policy is one that is both very important to the portrayal of South Street’s financial condition and results, and requires South Street’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. If the mix and amount of future write-offs differ significantly from those assumptions South Street uses in making its determination, the ALLL and provision for loan losses on the bank’s income statement could be materially affected.

Comparison of Consolidated Financial Condition at September 30, 2013 and December 31, 2012

Total assets were $273.8 million at September 30, 2013, a decrease of $7.7 million, or 2.7%, from year-end 2012 total assets of $281.5 million. Loans receivable declined by $5.2 million from $196.8 million at December 31, 2012 to $191.6 million at September 30, 2013. This decrease was due largely to the limited demand for loans in Home Savings Bank’s market. The remainder of the aforementioned decrease in total assets resulted almost entirely from the combined decreases in cash and cash equivalents and investment securities which aggregated $2.0 million. The decreases in these liquid assets, along with the liquidity provided by the decrease in loans, were utilized to fund the decreases in deposits and borrowings discussed below.

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Total deposits at September 30, 2013 were $237.5 million, compared to $240.6 million at December 31, 2012, a decrease of $3.1 million, or 1.3%. This decline in deposits resulted primarily from the combined decrease in savings and time deposits during the period of $4.4 million. Additionally, borrowings were reduced $4.0 million during the period to $6.0 million at September 30, 2013. This reduction resulted from pay-downs on FHLB advances which were due on demand. As discussed previously, the liquidity provided by the decreases in our assets was utilized to fund both the decrease in our deposits as well as the reduction in the FHLB advances.

Total shareholders’ equity at September 30, 2013 was $23.5 million, compared to $23.2 million at December 31, 2012. This slight increase of $341,000 reflects net income recognized for the first nine months of 2013, and net unrealized losses on investment securities available for sale of $72,000. At September 30, 2013, all capital ratios were in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures.

Investment Securities. The investment securities portfolio, which is comprised of investments classified as held to maturity and as available-for-sale, is a component of South Street's asset-liability management strategy. The decision to purchase or sell investment securities is based upon liquidity needs, changes in interest rates, changes in prepayment risk and other factors. Investment securities available-for-sale are accounted for at fair value, with unrealized gains and losses recorded net of tax as a component of other comprehensive income. At September 30, 2013, investment securities available-for-sale were $5.0 million, compared to $4.2 million at December 31, 2012. At September 30, 2013, investment securities held to maturity were $8.0 million, compared to $9.9 million at December 31, 2012. The combined decrease in the investment securities portfolio in the first nine months of 2013 of $1.1 million resulted from normal pay-downs and maturities.

South Street evaluates all securities in its portfolio on a quarterly basis, and more frequently when economic conditions warrant additional evaluations, to determine if an other than temporary impairment, or OTTI, exists. In evaluating the possible impairment of securities, consideration is given to the length of time and the extent to which the fair value has been less than book value, the financial condition and near-term prospects of the issuer, and the ability and intent of South Street to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, South Street may consider whether the securities are issued by the federal government or its agencies or government sponsored agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. If management determines that an investment experienced an OTTI, the loss is recognized in the income statement as a realized loss. Any recoveries related to the value of these securities are recorded as an unrealized gain (as other comprehensive income/(loss) in shareholders’ equity) and not recognized in income until the security is ultimately sold. South Street did not identify any OTTI in 2013, 2012, or 2011.

Unrealized net losses on securities available-for-sale were $15,000 at September 30, 2013 compared to unrealized net gains of $57,000 at December 31, 2012.

Loans Receivable. South Street's portfolio of gross loans held for investment, net of deferred loan fees, at September 30, 2013 was $195.3 million as compared to $200.6 million as of December 31, 2012, a decrease of $5.3 million, or 2.6%. The reduction, which occurred primarily in the commercial loan portfolio, is a direct result of amortization, payoffs and continued tepid new loan demand in the markets that South Street serves. Until the local economy improves, true loan growth is expected to be challenging.

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The amounts and types of loans outstanding for the dates indicated are shown in the following table.

Table 1

Loan Portfolio Composition

($ in thousands)

	September 30, 2013		December 31, 2012
	Amount	% of Total Loans	Amount	% of Total Loans
Loan type:
Commercial
Commercial real estate	$45,971	23.5%	$49,759	24.8%
Other Commercial	9,730	5.0%	12,767	6.4%

Farm and Agriculture Loans	2,949	1.5%	5,151	2.6%
Consumer
Consumer loans	3,383	1.7%	4,145	2.0%
Equity Lines	21,985	11.3%	22,738	11.3%
Mortgage loans	111,319	57.0%	106,046	52.9%
Total loans	195,337	100.0%	200,606	100.0%
Net deferred loan fees	(60)		(47)
Net loans	$195,277		$200,559

Asset Quality. Management considers the asset quality of South Street to be of primary importance. A formal loan review function, independent of loan origination, is used to identify and monitor problem loans. As part of the loan review function, a third-party assessment group is engaged annually to review the underwriting documentation and risk grading analysis.

Nonperforming Assets. Nonperforming assets are comprised of nonaccrual loans, accruing loans past due 90 days or more, and foreclosed real estate, or OREO. Loans are placed in nonaccrual status when, in management’s opinion, the collection of all or a portion of interest becomes doubtful. It is the general policy of South Street to discontinue the accrual of interest on loans 90 days past due on principal and interest. Loans are returned to accrual status when the factors indicating doubtful collectability cease to exist and the loan has performed in accordance with its terms for a demonstrated period of time. OREO represents real estate acquired through foreclosure or deed in lieu of foreclosure and is generally carried at fair value, less estimated costs to sell.

Nonperforming loans (nonaccrual loans, troubled debt restructurings, and accruing loans past due 90 days or more) at September 30, 2013 were $10.5 million, or 5.38% of total loans, compared to $9.9 million, or 4.92% of total loans, at December 31, 2012.

OREO increased $394,000 during the three months ended September 30, 2013 from $6.8 million at June 30, 2013 to $7.2 million. During the three months ended September 30, 2013, $96,000 in write-downs and net losses on sales of OREO were recorded.

OREO decreased $87,000 during the first nine months of 2013 and was $7.2 million at both September 30, 2013 and December 31, 2012 and $7.4 million at September 30, 2012. During the nine months ended September 30, 2013, $202,000 in write-downs and net losses on sales of OREO were recorded.

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The following tables summarize activity in foreclosed real estate for the three and nine months ended September 30:

Table 2

Foreclosed Real Estate

($ in thousands)

	Three Months Ended September 30,
	2013	2012
Beginning balance	$6,758	$7,437
Loans transferred to foreclosed real estate	490	-
Sale of foreclosed real estate	-	(32)
Net gain/(loss) on sale and writedowns of foreclosed real estate	(96)	(3)
Ending balance	$7,152	$7,402

	Nine Months Ended September 30,
	2013	2012
Beginning balance	$7,239	$5,671
Loans transferred to foreclosed real estate	515	2,195
Sale of foreclosed real estate	(400)	(480)
Net gain/(loss) on sale and writedowns of foreclosed real estate	(202)	16
Ending balance	$7,152	$7,402

Allowance for Loan Losses. The allowance for loan losses, or ALLL, is increased by charges to income and decreased by charge-offs (net of recoveries). As a general rule, charge-offs are taken on loans in the period in which the estimated loss is confirmed by management. The allowance is an amount that management believes will be adequate to absorb probable losses inherent in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the South Street’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. While management uses the best information to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used. In addition, regulatory examiners may require the Company to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

At September 30, 2013 and December 31, 2012, the ALLL was $3.6 million, or 1.87% of total loans, and $3.7 million, or 1.86%, respectively. At September 30, 2012, the ALLL was $3.7 million, or 1.84% of loans. As seen in the following table, net charge-offs of $13,000 were recorded for the three months ended September 30, 2013, compared to net charge-offs of $350 in the same period in 2012, while net charge-offs of $298,000 were recorded for the nine months ended September 30, 2013, compared to net charge-offs of $18,000 in the first nine months of 2012.

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An analysis of the changes in the ALLL is as follows:

Table 3

Loan Loss and Recovery Experience

($ in thousands)

	Three Months Ended September 30,
	2013	2012
Total loans outstanding at end of period	$195,277	$202,731
Average loans outstanding during the period	194,885	205,831

Allowance for loan losses at beginning of period	3,614	3,691
Provision for loan losses	45	45
	3,659	3,736
Loans charged off:
Commercial real estate	29	-
Other commercial	-	-
Farm and agricultural	-	-
Consumer	-	-
Equity lines	-	-
Mortgages	-	-
Total charge-offs	29	-

Recoveries of loans previously charged off:
Commercial real estate	-	-
Other commercial	-	-
Farm and agricultural	-	-
Consumer	16	-
Equity lines	-	-
Mortgages	-	-
Total recoveries	16	-

Net charge-offs	13	-
Allowance for loan losses at end of period	$3,646	$3,736

Ratios:
Net charge-offs as a percent of average loans	0.01%	0.00%
Allowance for loan losses as a percent of loans at end of period	1.87%	1.84%

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Table 3

Loan Loss and Recovery Experience

($ in thousands)

	Nine Months Ended September 30,
	2013	2012
Total loans outstanding at end of period	$195,277	$202,731
Average loans outstanding during the period	192,829	205,728

Allowance for loan losses at beginning of period	3,739	3,562
Provision for loan losses	205	192
	3,944	3,754
Loans charged off:
Commercial real estate	29	23
Other commercial	257	-
Farm and agricultural	-	-
Consumer	16	5
Equity lines	48	-
Mortgages	-	-
Total charge-offs	350	28

Recoveries of loans previously charged off:
Commercial real estate	36	10
Other commercial	-	-
Farm and agricultural	-	-
Consumer	16	-
Equity lines	-	-
Mortgages	-	-
Total recoveries	52	10

Net charge-offs	298	18
Allowance for loan losses at end of period	$3,646	$3,736

Ratios:
Net charge-offs as a percent of average loans	0.15%	0.01%
Allowance for loan losses as a percent of loans at end of period	1.87%	1.84%

The recorded investment in ALLL for individually impaired loans increased to $10.5 million at September 30, 2013 from $9.9 million at December 31, 2012. This increase was attributable to several loans in the commercial real estate portfolio. At September 30, 2013, the ALLL had $140,000 in specific reserves on loans with a recorded investment of $2.7 million while at December 31, 2012, the ALLL had specific reserves of $162,000 on loans with a recorded investment of $2.8 million. Based upon extensive analyses of the credits, including collateral position, loss exposure, guaranties, or other considerations, no reserve for the remaining $7.8 million and $7.1 million in impaired credits at September 30, 2013 and December 31, 2012, respectively, was deemed necessary as any identified impairment on the remaining loans was charged-off.

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Management considers the ALLL to be appropriate in light of the inherent risk in South Street’s loan portfolio as of the date of the financial statements. While management uses the best information available to make evaluations, future adjustments may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review South Street’s ALLL. Such agencies may require the recognition of adjustments to the allowance based on their judgments of information available to them at the time of their examinations.

Capital Resources and Liquidity. Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of South Street’s customers. Deposit withdrawals, loan funding, and general corporate activity create a need for liquidity for South Street. Liquidity is derived from sources such as deposit growth; maturity, calls, or sales of investment securities; principal and interest payments on loans; access to borrowed funds or lines of credit; and profits.

Consistent with the general approach to liquidity, loans and other assets of South Street are based primarily on a core of local deposits and South Street’s capital position. To date, deposits and capital, supplemented by Federal Home Loan Bank advances and a modest amount of brokered deposits, have been adequate to fund loan demand in South Street’s market area, while maintaining the desired level of immediate liquidity and an investment securities portfolio available for both immediate and secondary liquidity purposes. The investment securities portfolio consists primarily of securities of government agencies and mortgage-backed securities, all of which, generally, are readily marketable. If additional funding sources are needed, South Street has access to federal funds lines at correspondent banks, additional Federal Home Loan Bank advances and a line of credit with another bank. Management’s asset liability and risk management policy is to maximize net interest income while continuing to provide adequate liquidity to meet continuing loan demand and deposit withdrawal requirements and to service normal operating expenses. Utilizing a model that simulates net interest income and performs gap analysis, South Street is able to manage the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy.

The Company and Home Savings Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Home Savings Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Home Savings Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Company’s and Home Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The FDIC requires the Company and Home Savings Bank to have a minimum leverage ratio of Tier 1 Capital (principally consisting of retained earnings and any future common shareholders’ equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier 1 capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and Home Savings Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier 1 capital.

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As of December 31, 2012, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. In order to be considered well capitalized a bank typically must maintain capital levels to meet minimum thresholds for Total Risk Based Capital, Tier 1 Capital to Risk Weighted Assets, and Tier 1 Capital to Average Assets of 10%, 6%, and 5%, respectively. Upon directive from the FDIC, the Bank must meet stipulations noted above and maintain Tier 1 Capital to Average Assets of 8% to be considered well capitalized. There are no conditions or events occurring since that notification that management believes have changed Home Savings Bank’s category. The Company and Home Savings Bank complied with all of the capital requirements at September 30, 2013 and December 31, 2012 and 2011, as presented in the following table.

The following table summarizes South Street’s and Home Savings Bank’s risk-based capital ratios as of the dates indicated:

Table 4

Capital Adequacy Ratios

				Minimum	Minimum
				Regulatory	Regulatory
				Requirements to	Requirements
	September 30,	December 31,	December 31,	be Adequately	to be Well -
	2013	2012	2011	Capitalized	Capitalized
Bank
Total Capital (to risk weighted assets)	15.3%	14.7%	13.3%	8.00%	10.00%
Tier 1 Capital (to risk weighted assets)	14.0%	13.4%	12.1%	4.00%	6.00%
Tier 1 Capital (to average assets)	9.6%	9.1%	8.5%	3.00%	5.00%

Consolidated
Total Capital (to risk weighted assets)	14.5%	13.9%	12.7%	8.00%	10.00%
Tier 1 Capital (to risk weighted assets)	13.2%	12.7%	11.4%	4.00%	6.00%
Tier 1 Capital (to average assets)	9.0%	8.6%	7.8%	3.00%	5.00%

Comparison of Consolidated Results of Operations for the Three Months Ended September 30, 2013 and 2012

Overview. South Street reported net income of $53,000, or net income per share of $0.02, for the three months ended September 30, 2013, as compared with net income of $334,000, or net income per share of $0.13, for the three months ended September 30, 2012. The primary components of the decrease in net income of $281,000 for the 2013 period versus the 2012 period were decreases in net interest income and non-interest income of $112,000 and $417,000, respectively, net of decreases in non-interest expenses and income taxes of $71,000 and $177,000, respectively.

Interest Income. Interest income was $2.5 million for the three month period ending September 30, 2013, a decrease of $248,000 from the same period in 2012. This decrease resulted from the 25 basis point drop in the yield on earning assets from 4.48% for the 2012 period to 4.23% for the 2013 period, combined with the decrease in the total volume of interest-earning assets of $8.5 million. The decrease of $9.7 million in loan volume was the primary factor in the decrease in interest income.

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Interest Expense. Interest expense for the 2013 period decreased $136,000 compared to the same period last year. For the three months ended September 30, 2013, interest expense was $598,000 compared to $734,000 for the same three month period in 2012, a decrease of 18.5%. The average balance of interest-bearing liabilities decreased $12.6 million, and the rate paid on these liabilities decreased by 17 basis points, declining from 1.21% for the three months ended September 30, 2012 to 1.04% for the three months ended September 30, 2013. The major factor contributing to the decline in interest expense was the drop in average time deposits of $13.4 million that accompanied the lowering of rates on these deposits. The overall cost of time deposits was 23 basis points lower during the 2013 quarter than the comparative period in 2012.

Net Interest Income. Net interest income for the three months ended September 30, 2013 and September 30, 2012 was $1.9 million and $2.0 million, respectively. The decrease of $112,000 resulted primarily from the aforementioned decreases in the level of and return on average earning assets offset by the previously discussed decreases in the level of and rate on interest bearing liabilities during the 2013 period.

The following table summarizes the average balance sheets and net interest income/margin analysis for the three months ended September 30, 2013 and 2012.

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Table 5

Average Balances and Net Interest Income Analysis

($ in thousands)

	Three Months Ended September 30,
	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans, net (1)	$191,256	$2,469	5.16%	$200,956	$2,700	5.37%
Investment securities	13,392	66	1.97%	13,459	80	2.38%
Other interest earning deposits	35,233	1	0.01%	33,949	4	0.05%
Total interest earning assets	239,881	2,536	4.23%	248,364	2,784	4.48%
Non-earning assets:
OREO and real estate held for investment	7,515			7,980
Noninterest bearing deposits	4,021			4,753
Other assets	23,496			24,350

Total assets	$274,913			$285,447

Interest-bearing liabilities:
Deposits:
Demand deposits	$15,226	$2	0.05%	$14,830	$1	0.03%
Savings deposits	79,574	107	0.54%	69,956	108	0.62%
Time deposits	128,748	461	1.43%	142,166	591	1.66%
Total interest bearing deposits	223,548	570		226,952	700

Borrowings	7,054	28	1.59%	16,276	34	0.84%
Total interest-bearing liabilities	230,602	598	1.04%	243,228	734	1.21%
Non-interest-bearing deposits	13,903			11,964
Other liabilities	6,975			7,550
Stockholders' equity	23,433			22,705

Total liabilities and stockholders' equity	$274,913			$285,447

Net interest income and interest rate spread (2)		$1,938	3.19%		$2,050	3.28%

Net interest margin (3)			3.23%			3.30%

Ratio of average interest-earning assets to average interest-bearing liabilities	104.02%			102.11%

(1) Average loans include non-accruing loans.

(2) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.

(3) Net interest margin is computed by dividing net interest income by total earning assets.

Provision for Loan Losses. The provision for loan losses is charged to operations in an amount sufficient to bring the ALLL to a level considered appropriate to absorb losses inherent in the portfolio. Management's determination of the adequacy of the ALLL is based on the level of loan growth, an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. South Street recorded a provision for loan losses of $45,000 for both the quarters ended September 30, 2013 and 2012. Net charge-offs of $13,000 were recorded for the three months ended September 30, 2013, compared to net charge-offs of $350 for the same period in 2012.

108

Noninterest Income. Noninterest income totaled $62,000 for the three months ended September 30, 2013, a decrease of $417,000, or 87.1%, from the same period last year. This significant decrease in the level of noninterest income resulted from a variety of factors, the most significant of which was a decrease of $198,000 in income from bank owned life insurance, or BOLI, from $205,000 in the 2012 quarter to $7,000 in the 2013 quarter. This decrease in BOLI income occurred primarily due to the insurance proceeds received in 2012 related to the death of a director. Additionally, losses on sales and write-downs of OREO increased $93,000 from $3,000 in the 2012 quarter to $96,000 in the 2013 quarter. The remainder of the decrease in noninterest income in the 2013 quarter versus the 2012 quarter resulted from decreases in service charges and fees and gains on the sale of loans of $69,000 and $58,000, respectively. This decrease in fee income resulted principally from decreases in transaction account insufficient funds fees, or NSF fees, and a decrease in FNMA origination fees, the latter of which resulted from decreases in loan originations during the 2013 period. The decrease in gains on sales of loans also resulted from the aforementioned decrease in loan originations.

The following table shows the components of other noninterest income:

Table 6

Non-Interest Income

($ in thousands)

	Three Months Ended September 30,
	2013	2012
Service charges and fees	$138	$207
Income from bank owned life insurance	7	205
Gains/(losses) on sales and write-down of OREO	(96)	(3)
Gains on sale of loans	2	60
Other	11	10

Total non-interest income	$62	$479

Noninterest Expense. Noninterest expense totaled $1.9 million for both the three months ended September 30, 2013 and the same period in 2012, decreasing slightly by $71,000 or 3.7%. The decrease was attributable almost entirely to the $100,000 decrease in compensation and benefits expense from $1.3 million in the 2012 period to $1.2 million in the 2013 period. This decrease in compensation resulted principally from a decrease in 2013 in directors BOLI expense. Directors BOLI expense decreased $95,000 in the 2013 period to $30,000 from $125,000 in the 2012 period due to the aforementioned death of a director in the 2012 period.

The following table shows the components of noninterest expense:

Table 7

Non-Interest Expenses

($ in thousands)

	Three Months Ended September 30,
	2013	2012
Compensation and benefits	$1,169	$1,269
Net occupancy	186	174
Data processing	98	91
Federal insurance premiums	114	115
Other	302	291

Total non-interest expenses	$1,869	$1,940

109

Income Taxes. South Street recorded income tax expense of $33,000 for the three months ended September 30, 2013 compared to income tax expense of $210,000 for the same period last year. South Street’s provision for income taxes, as a percentage of income before income taxes, was 38.4% for the three months ended September 30, 2013, compared to 38.6% for the three months ended September 30, 2012.

Comparison of Consolidated Results of Operations for the Nine Months Ended September 30, 2013 and 2012

Overview. South Street reported net income of $341,000, or net income per share of $0.14, for the nine months ended September 30, 2013, as compared with net income of $908,000, or net income of $0.35 per share, for the nine months ended September 30, 2012. The primary reasons for the decrease in net income of $567,000 for the 2013 period versus the 2012 period were declines in net interest income and non-interest income of $489,000 and $812,000, respectively, net of decreases in non-interest expenses and income taxes of $391,000 and $356,000, respectively.

Interest Income. Interest income was $7.7 million for the nine month period ended September 30, 2013, a decrease of $1.0 million from the same period in 2012. This decrease resulted from the 36 basis point drop in the yield on earning assets from 4.61% for the 2012 period to 4.25% for the 2013 period, combined with the decrease in the total volume of interest-earning assets of $9.6 million. The decline of $12.9 million in loan volume was the primary factor in the decrease in interest income.

Interest Expense. Interest expense for the 2013 period decreased $492,000 compared to the same period last year. For the nine months ended September 30, 2013, interest expense was $1.8 million compared to $2.3 million for the same nine month period in 2012, a decrease of 21.1%. The average balance of interest-bearing liabilities decreased $11.9 million, and the rate paid on these liabilities decreased by 16 basis points, declining from 1.27% for the nine months ended September 30, 2012 to 1.05% for the nine months ended September 30, 2013. The major factor contributing to the decline in interest expense was the drop in time deposits of $13.6 million that accompanied the lowering of rates on these deposits. The overall cost of time deposits was 25 basis points lower during the first nine months of 2013 than the comparative period in 2012.

Net Interest Income. Net interest income for the nine months ended September 30, 2013 and September 30, 2012 was $5.9 million and $6.4 million, respectively. The decrease of $489,000 resulted primarily from the aforementioned decreases in the level of and return on average earning assets offset by the previously discussed decreases in the level of and rate on interest bearing liabilities during the 2013 period.

The following table summarizes the average balance sheets and net interest income/margin analysis for the nine months ended September 30, 2013 and 2012.

110

Table 5

Average Balances and Net Interest Income Analysis

($ in thousands)

	Nine Months Ended September 30,
	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans, net (1)	$192,829	$7,507	3.89%	$205,728	$8,424	4.09%
Investment securities	13,789	195	1.41%	14,398	258	1.79%
Other interest earning deposits	35,210	7	0.02%	31,259	8	0.03%
Total interest earning assets	241,828	7,709	3.19%	251,385	8,690	3.46%
Non-earning assets:
OREO and real estate held for investment	7,552			6,912
Noninterest bearing deposits	4,050			4,369
Other assets	23,636			24,806

Total assets	$277,066			$287,472

Interest-bearing liabilities:
Deposits:
Demand deposits	$16,912	$7	0.04%	$15,139	$6	0.04%
Savings deposits	77,817	306	0.39%	68,783	311	0.45%
Time deposits	130,196	1,441	1.11%	143,772	1,866	1.30%
Total interest bearing deposits	224,925	1,754		227,694	2,183

Borrowings	8,515	88	1.03%	17,643	151	0.86%
Total interest-bearing liabilities	233,440	1,842	0.79%	245,337	2,334	0.95%

Non-interest-bearing deposits	13,086			12,057
Other liabilities	7,165			7,507
Stockholders' equity	23,375			22,571

Total liabilities and stockholders' equity	$277,066			$287,472

Net interest income and interest rate spread (2)		$5,867	2.40%		$6,356	2.51%

Net interest margin (3)			2.43%			2.53%

Ratio of average interest-earning assets to average interest-bearing liabilities	103.59%			102.47%

(1) Average loans include non-accruing loans.

(2) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.

(3) Net interest margin is computed by dividing net interest income by total earning assets.

Provision for Loan Losses. The provision for loan losses is charged to operations in an amount sufficient to bring the ALLL to a level considered appropriate to absorb losses inherent in the portfolio. Management's determination of the adequacy of the ALLL is based on the level of loan growth, an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. South Street recorded a provision for loan losses of $205,000 for the nine months ended September 30, 2013 compared to $192,000 for the 2012 period. South Street had net charge-offs for the nine month period ended September 30, 2013 of $298,000 compared to net charge-offs of $18,000 for the nine month period ended September 30, 2012. Nonperforming loans (nonaccrual loans, troubled debt restructurings, and accruing loans past due 90 days or more) at September 30, 2013 were $7.6 million, or 3.87% of total loans, compared to $5.0 million, or 2.48% of total loans at December 31, 2012.

111

Noninterest Income. Noninterest income totaled $415,000 for the nine months ended September 30, 2013, a decrease of $812,000, or 66.2%, from the same period last year. This significant decrease in the level of noninterest income resulted from a variety of factors, the most significant of which was a decrease in gains on sales and write-downs of OREO of $245,000 as gains of $43,000 were recorded in the 2012 period whereas in the 2013 period losses and write-downs of $202,000 were recorded. Additionally, service charges and fees declined $143,000 in the 2013 period to $448,000 compared to $591,000 in the 2012 period. This decrease in fee income resulted principally from a $40,000 decrease in NSF fees and an $89,000 decrease in FNMA origination fees due to the decrease in loan originations during the 2013 period. Also, income from BOLI and gains on sales of loans decreased $314,000 and $105,000, respectively, in the 2013 period versus the 2012 period to $94,000 and $40,000, respectively. The decrease in gains on sales of loans resulted from the aforementioned decrease in loan originations and the decrease in BOLI income occurred primarily due to the insurance proceeds received in 2012 related to the death of a director.

The following table shows the components of other noninterest income:

Table 6

Non-Interest Income

($ in thousands)

	Nine Months Ended September 30,
	2013	2012
Service charges and fees	$448	$591
Income from bank owned life insurance	94	408
Gains/(losses) on sale and write-down of OREO	(202)	43
Gains on sale of loans	40	145
Other	35	40

Total non-interest income	$415	$1,227

Noninterest Expense. Noninterest expense totaled $5.5 million for the nine months ended September 30, 2013, down $391,000, or 6.6%, over the amount reported for the same nine month period in 2012. The decrease is attributable almost entirely to the $381,000 decrease in compensation and benefits expense from $3.9 million in the 2012 period to $3.5 million in the 2013 period. This decrease in compensation resulted from decreases in 2013 in directors BOLI expense, group insurance and retirement plan contributions of $269,000, $56,000, and $38,000, respectively. Directors BOLI expense decreased in the 2013 period due to the aforementioned death of a director in the 2012 period.

The following table shows the components of other noninterest expense:

Table 7

Non-Interest Expenses

($ in thousands)

	Nine Months Ended September 30,
	2013	2012
Compensation and benefits	$3,553	$3,934
Net occupancy	551	534
Data processing	335	348
Federal insurance premiums	199	270
Other	883	826

Total non-interest expenses	$5,521	$5,912

112

Income Taxes. South Street recorded income tax expense of $215,000 for the nine months ended September 30, 2013 compared to income tax expense of $571,000 for the same period last year. South Street’s provision for income taxes, as a percentage of income before income taxes, was 38.7% for the nine months ended September 30, 2013, compared to 38.6% for the nine months ended September 30, 2012.

Comparison of Consolidated Financial Condition at December 31, 2012 and December 31, 2011

Summary. Total assets were $281.5 million at December 31, 2012, a decrease of $10.3 million, or 3.5%, from year-end 2011. With limited demand for loans, loans receivable declined by $17.0 million from $213.8 million at December 31, 2011 to $196.8 million at December 31, 2012 through normal pay-downs and maturities as well as transfers of loans to foreclosed real estate of $2.2 million. South Street’s investment portfolio decreased by $2.2 million, or 13.3%, from $16.2 million at December 31, 2011 to $14.0 million at December 31, 2012 due to normal pay-downs, calls, and maturities, net of purchases. The liquidity provided by the aforementioned decrease in loans and investment securities was used in part to fund and increase in cash and cash equivalents during 2012 of $9.7 million to $38.3 million at year end 2012 while the remaining influx of liquidity was employed to fund the decreases in deposits and borrowings during 2012.

Total deposits at December 31, 2012 were $240.6 million, compared to $241.8 million at December 31, 2011, a slight decrease of $1.1 million or 0.5%. Borrowings, consisting primarily of FHLB advances, were paid down $10.5 million during 2012 from $20.6 million at December 31, 2011 to $10.1 million at year-end 2012. Additionally, shareholders’ equity increased $1.3 million, or 5.9%, during 2012 from $21.9 million at December 31, 2011 to $23.2 million at the end of 2012. This increase resulted almost entirely from South Street’s net income in 2012 of $1.2 million.

Investment Securities. The investment securities portfolio, which is comprised of investments classified as held to maturity and as available-for-sale, is a component of South Street's asset-liability management strategy. The decision to purchase or sell investment securities is based upon liquidity needs, changes in interest rates, changes in prepayment risk and other factors. Investment securities available-for-sale are accounted for at fair value, with unrealized gains and losses recorded net of tax as a component of other comprehensive income. At December 31, 2012, investment securities available-for-sale were $4.2 million, compared to $5.5 million at December 31, 2011. At December 31, 2012, investment securities held to maturity were $9.9 million, compared to $10.7 million at December 31, 2011.

Unrealized gains on securities available-for-sale were $97,000 at December 31, 2012 compared to unrealized gains of $42,000 at December 31, 2011.

The following table shows as of December 31, 2012, 2011 and 2010 the cost and estimated fair value of the components of the portfolio.

113

Table 8

Investment Securities Portfolio Composition

($ in thousands)

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value

December 31, 2012
Available for sale:
Residential mortgage-backed U.S. Government agency securities	$4,058	$97	$-	$4,155

Held to maturity:
U.S. Government and federal agency obligations	$3,004	$8	$(1)	$3,011
Residential mortgage-backed U.S. Government agency securities	6,850	453	-	7,303
Total securities held-to-maturity	$9,854	$461	$(1)	$10,314

December 31, 2011
Available for sale:
Residential mortgage-backed U.S. Government agency securities	$5,417	$42	$-	$5,459

Held to maturity:
U.S. Government and federal agency obligations	$1,000	$10	$-	$1,010
Residential mortgage-backed U.S. Government agency securities	9,708	528	-	10,236
Total securities held-to-maturity	$10,708	$538	$-	$11,246

December 31, 2010
Available for sale:
Residential mortgage-backed U.S. Government agency securities	$184	$15	$-	$199

Held to maturity:
U.S. Government and federal agency obligations	$4,900	$-	$(35)	$4,865
Residential mortgage-backed U.S. Government agency securities	11,689	145	-	11,834
Total securities held-to-maturity	$16,589	$145	$(35)	$16,699

114

The following table summarizes the amortized costs, fair values and weighted average yields of securities available-for-sale at December 31, 2012 by contractual maturity.

Table 9

Maturities and Yields of Investment Securities

($ in thousands)

	Amortized	Fair	Total Average
	Cost	Value	Yield
Available for sale:
Residential mortgage-backed U.S. Government agency securities
Due within one year	$7	$7	5.75%
Due after one through two years	-	-	-
Due after two through five years	3,967	4,054	2.14%
Due after five through ten years	84	94	4.28%
Total available for sale	$4,058	$4,155	2.19%

Held to maturity:
U.S. Government and federal agency obligations
Due within one year	$1,000	$1,007	1.00%
Due after one through two years	2,004	2,004	0.17%
Due after two through five years	-	-	-
Due after five through ten years	-	-	-
	$3,004	$3,011	0.45%
Residential mortgage-backed U.S. Government agency securities
Due within one year	$-	$-	-
Due after one through two years	3	3	8.21%
Due after two through five years	6,719	7,164	3.74%
Due after five through ten years	128	136	2.49%
	$6,850	$7,303	3.16%

Total investments	$13,912	$14,469	2.56%

Loans Receivable. South Street's portfolio of gross loans held for investment, net of deferred loan fees, at December 31, 2012 was $200.6 million as compared to $217.4 million as of December 31, 2011, a decrease of $16.8 million, or 7.7%. This decline in the level of the loan portfolio resulted principally from decreases in the commercial real estate and mortgage loan portfolios, of $7.2 million and $10.3 million, respectively. Commercial real estate loans decreased from $57.0 million at December 31, 2011 to $49.8 million at year-end 2012 while mortgage loans decreased from $116.4 million at the end of 2011 to $106.1 million at December 31, 2012. These decreases resulted from amortization, payoffs and continued tepid new loan demand in the markets that South Street serves.

115

South Street's portfolio is comprised primarily of 1 – 4 family residential mortgage loans and equity lines as well as commercial and commercial real estate loans to small and medium-sized businesses. The amounts and types of loans outstanding for the dates indicated are shown in Table 10.

Table 10

Loan Portfolio Composition

($ in thousands)

	At December 31,
	2012		2011		2010		2009		2008
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
Loan type:
Commercial:
Commercial Real Estate Loans	$49,759	24.8%	$56,973	26.2%	$68,799	29.4%	$71,220	29.4%	$73,928	30.2%
Other Commercial Loans	12,767	6.4%	13,823	6.4%	22,260	9.5%	22,948	9.5%	21,230	8.7%

Farm and Agricultural Loans	5,151	2.6%	3,963	1.8%	3,928	1.7%	3,160	1.3%	5,941	2.4%
Consumer
Consumer Loans	4,145	2.0%	2,261	1.0%	2,486	1.0%	2,803	1.2%	2,529	1.0%
Equity Lines	22,738	11.3%	24,047	11.1%	22,242	9.5%	22,239	9.2%	19,368	7.9%
Mortgage Loans	106,046	52.9%	116,367	53.5%	114,633	48.9%	119,554	49.4%	122,063	49.8%
Total	$200,606	100.0%	$217,434	100.0%	$234,348	100.0%	$241,924	100.0%	$245,059	100.0%
Less:
Allowance for loan losses	(3,739)		(3,562)		(2,006)		(1,224)		(1,170)
Net deferred loan fees	(47)		(66)		(124)		(226)		(252)
Net loans	$196,820		$213,806		$232,218		$240,474		$243,637

The following table presents, at December 31, 2012, (i) the aggregate maturities or repricings of loans in South Street's loan portfolio and (ii) the aggregate amounts of such loans by fixed and variable rates. The table is based on contractual scheduled maturities. Early repayment of loans or renewals at maturity is not considered in this table.

Table 11

Loan Maturities

($ in thousands)

	At December 31, 2012
		Due After
		1 Year
	Due Within	But Within	Due After
	1 Year	5 Years	5 Years	Total
Commercial:
Commercial Real Estate Loans	$16,270	$28,435	$12,101	56,806
Other Commercial Loans	2,790	3,273	1,352	7,415

Farm and Agricultural Loans	2,606	1,678	840	5,124
Consumer:
Consumer Loans	348	1,085	207	1,640
Equity Lines	284	3,268	19,129	22,681
Mortgage Loans	4,638	11,961	90,294	106,893
Total	$26,936	$49,700	$123,923	$200,559

116

Asset Quality. Management considers the asset quality of South Street to be of primary importance. A formal loan review function, independent of loan origination, is used to identify and monitor problem loans. As part of the loan review function, a third-party assessment group is engaged annually to review South Street’s underwriting documentation and risk grading analysis. Their review is considered broad based and comprehensive.

Nonperforming Assets. Nonperforming assets are comprised of nonaccrual loans, accruing loans past due 90 days or more, and foreclosed real estate, or OREO. Loans are placed in nonaccrual status when, in management’s opinion, the collection of all or a portion of interest becomes doubtful. It is the general policy of South Street to discontinue the accrual of interest on loans 90 days past due on principal and interest. Loans are returned to accrual status when the factors indicating doubtful collectability cease to exist and the loan has performed in accordance with its terms for a demonstrated period of time. OREO represents real estate acquired through foreclosure or deed in lieu of foreclosure and is generally carried at fair value, less estimated costs to sell.

Nonperforming loans (nonaccrual loans, troubled debt restructurings, and accruing loans past due 90 days or more) at December 31, 2012 were $9.9 million, or 4.92%, of total loans, compared to $8.2 million, or 3.77%, of total loans at December 31, 2011.

OREO was $7.2 million at December 31, 2012 compared to $5.7 million at December 31, 2011. At December 31, 2012, two properties accounted for $4.1 million of the total OREO.

117

The following table summarizes South Street's nonperforming assets and loans 90 days or more past due and still accruing as of the dates indicated.

Table 12

Nonperforming Assets

($ in thousands)

	At December 31,
	2012	2011	2010	2009	2008

Nonaccrual loans	$4,398	$2,642	$2,353	$6,489	$1,384
Restructured loans - nonaccrual	2,687	-	-	-	-
Restructured loans - accruing	2,788	5,556	-	-	-
Total nonperforming loans	9,873	8,198	2,353	6,489	1,384
Foreclosed real estate	7,239	5,671	2,910	88	506
Total nonperforming assets	$17,112	$13,869	$5,263	$6,577	$1,890

Net loan charge-offs	$60	$282	$45	$(4)	$122
Allowance for loan losses	3,739	3,562	2,006	1,224	1,170

Nonperforming loans to total loans	4.92%	3.77%	1.00%	2.68%	0.56%
Allowance for loan losses to total loans	1.86%	1.64%	0.86%	0.51%	0.48%
Nonperforming assets to total assets	6.08%	4.75%	1.72%	2.18%	0.61%
Allowance for loan losses to nonperforming loans	37.87%	43.45%	85.25%	18.86%	84.54%
Net loan charge-offs to average loans	0.03%	0.13%	0.02%	0.00%	0.05%

The following table summarizes activity in foreclosed real estate for the years ended December 31, 2012 and 2011.

Table 13

Foreclosed Real Estate

($ in thousands)

	Year Ended December 31,
	2012	2011
Beginning balance	$5,671	$2,910
Loans transferred to foreclosed real estate	2,195	3,501
Investment in foreclosed real estate	10	-
Sale of foreclosed real estate	(507)	(718)
Net losses on sale and writedowns of foreclosed real estate	(130)	(22)
Ending balance	$7,239	$5,671

118

Allowance for Loan Losses. The ALLL is increased by charges to income and decreased by charge-offs (net of recoveries). As a general rule, charge-offs are taken on loans in the period in which the estimated loss is confirmed by management. The allowance is an amount that management believes will be adequate to absorb probable losses inherent in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the South Street’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. While management uses the best information to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used. In addition, regulatory examiners may require the Company to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

At December 31, 2012, the ALLL was $3.7 million, or 1.86%, of gross loans, up from $3.6 million, or 1.64%, at December 31, 2011.

Management considers the ALLL to be appropriate in light of the inherent risk in South Street’s loan portfolio as of the dates indicated.

The following table shows the allocation of the ALLL applicable to major loan categories and the percentage of the loans in each category to total loans for the past five years. The table is presented using internal classifications which focus on the lines of business that generate the loans and differs from regulatory classifications, which focus on the underlying loan collateral. This allocation of ALLL is calculated on an approximate basis and is not necessarily indicative of future losses or allocations. The entire amount of the allowance is available to absorb losses occurring in any category of loans and leases.

Table 14

Allocation of the Allowance for Loan Losses

($ in thousands)

	At December 31,
	2012		2011		2010		2009		2008
		% of Total		% of Total		% of Total		% of Total		% of Total
	Amount	Allowance	Amount	Allowance	Amount	Allowance	Amount	Allowance	Amount	Allowance
Commercial:
Commercial real estate	$1,291	34.5%	$1,264	35.5%	$748	37.3%	$639	52.2%	$485	41.5%
Other Commercial	225	6.0%	158	4.4%	191	9.5%	81	6.6%	15	1.3%

Farm and Agriculture Loans	79	2.1%	71	2.0%	14	0.7%	4	0.3%	10	0.8%
Consumer
Consumer loans	57	1.5%	32	0.9%	79	3.9%	68	5.6%	120	10.3%
Equity Lines	351	9.4%	314	8.8%	109	5.5%	60	4.9%	25	2.1%
Mortgages	1,704	45.6%	1,649	46.3%	679	33.8%	361	29.5%	215	18.4%
Unallocated	32	0.9%	74	2.1%	186	9.3%	11	0.9%	300	25.6%
Total allowance	$3,739	100.0%	$3,562	100.0%	$2,006	100.0%	$1,224	100.0%	$1,170	100.0%

119

The following table sets forth, for the periods indicated, information regarding changes in South Street's ALLL and is presented on the same basis as the table above.

Table 15

Loan Loss and Recovery Experience

($ in thousands)

	At or for the Year Ended December 31,
	2012	2011	2010	2009	2008

Total loans, net outstanding at end of year	$200,559	$217,368	$234,224	$241,698	$244,807
Average loans outstanding during the year	203,467	224,488	237,018	241,968	233,423

Allowance for loan losses at beginning of year	3,562	2,006	1,224	1,170	942
Provision for loan losses	237	1,838	827	50	350
	3,799	3,844	2,051	1,220	1,292

Loans charged off:
Commercial real estate	27	212	19	-	162
Other commercial	52	13	-	-	5
Farm and agricultural	-	-	-	-	58
Consumer	1	1	9	2	-
Equity lines	-	-	-	-	-
Mortgages	-	66	18	-	-
Total charge-offs	80	292	46	2	225

Recoveries of loans previously charged off:
Commercial real estate	20	10	-	-	100
Other commercial	-	-	-	-	-
Farm and agricultural	-	-	-	-	-
Consumer	-	-	1	6	3
Equity lines	-	-	-	-	-
Mortgages	-	-	-	-	-
Total recoveries	20	10	1	6	103

Net charge-offs	60	282	45	(4)	122
Allowance for loan losses at end of year	$3,739	$3,562	$2,006	$1,224	$1,170

Ratios:
Net charge-offs as a percent of average loans	0.03%	0.13%	0.02%	0.00%	0.05%
Allowance for loan losses as a percent of loans at end of year	1.86%	1.64%	0.86%	0.51%	0.48%

As seen in Table 15, net charge-offs for 2012 were $60,000 or 0.03%, of average loans, compared to $282,000, or 0.13% of average loans, in 2011. The recorded investment in impaired loans was $9.9 million at December 31, 2012 compared to $7.4 million at December 31, 2011. South Street had specific allowance amounts related to those loans of $162,000 and $0, respectively.

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Deposits. Deposits are used as the primary source of funding loans for South Street. South Street offers individuals and businesses a wide variety of deposit accounts. These accounts include checking, savings, money markets and certificates of deposits (time deposits) and are obtained primarily from communities we serve.

Deposits totaled $240.6 million at December 31, 2012, a decrease of $1.1 million, or 0.46% from the December 31, 2011 level. Total demand deposits increased $15.0 million from $88.8 million at December 31, 2011 to $103.8 million at the end of 2012. This increase in the lower cost demand deposits was offset by the decrease in certificates of deposits of $16.1 million from $153.0 million at the end of 2011 to $136.9 million at December 31, 2012.

The following table sets forth for the periods indicated the average balances outstanding and average interest rates for each major category of deposits.

Table 16

Average Deposits

($ in thousands)

	For the Year Ended December 31,
	2012		2011		2010
	Average	Average	Average	Average	Average	Average
	Amount	Rate	Amount	Rate	Amount	Rate

Demand deposits	$15,373	0.05%	$14,703	0.05%	$14,133	0.05%
Savings deposits	70,244	0.59%	60,029	0.75%	51,231	0.86%
Time deposits	141,853	1.69%	158,332	1.97%	167,444	2.61%
Total interest-bearing deposits	227,470	1.24%	233,064	1.54%	232,808	2.07%

Non-interest-bearing deposits	12,351		11,766		11,832

Total deposits	$239,821	1.18%	$244,830	1.46%	$244,640	1.97%

The following table sets forth the amounts and maturities of certificates of deposit with balances of $100,000 or more at December 31, 2012.

Table 17

Maturities of Time Deposits of $100,000 or More

($ in thousands)

	At December 31, 2012
	Within 1 year	2-3 Years	4-5 Years	After 5 years	Total

Time Deposits of $100,000 or more	$37,968	$23,584	$7,268	$-	$68,820

Borrowings. Total borrowings, which consisted of advances from the FHLB and a note payable to a bank, were $10.1 million at December 31, 2012, down from $20.6 million at December 31, 2011. The weighted average cost of funding decreased from 1.21% at December 31, 2011 to 0.88% at the end of 2012 as higher interest rate advances outstanding in 2011 matured in 2012.

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Shareholders’ Equity. Shareholders’ equity increased $1.3 million or 5.9% during 2012 from $21.9 million at December 31, 2011 to $23.2 million at the end of 2012. South Street’s book value per common share at December 31, 2012 was $9.22 compared to $8.70 at December 31, 2011. Home Savings Bank’s leverage ratio (Tier 1 Capital/Assets) was 9.1% at December 31, 2012 compared to 8.5% at December 31, 2011. All capital ratios for Home Savings Bank were in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures as of December 31, 2012.

Liquidity. Liquidity management refers to the ability to meet day-to-day cash flow requirements based primarily on activity in loan and deposit accounts of South Street’s customers. Deposit withdrawals, loan funding, and general corporate activity create a need for liquidity for South Street. Liquidity is derived from sources such as deposit growth; maturity, calls, or sales of investment securities; principal and interest payments on loans; access to borrowed funds or lines of credit; and profits.

Consistent with the general approach to liquidity, loans and other assets of South Street are based primarily on a core of local deposits and South Street’s capital position. To date, deposits and capital, supplemented by Federal Home Loan Bank advances and a modest amount of brokered deposits, have been adequate to fund loan demand in South Street’s market area, while maintaining the desired level of immediate liquidity and an investment securities portfolio available for both immediate and secondary liquidity purposes. The investment securities portfolio consists primarily of securities of government agencies and mortgage-backed securities, all of which, generally, are readily marketable. If additional funding sources are needed, South Street has access to federal funds lines at correspondent banks, additional Federal Home Loan Bank advances and a line of credit with another bank.

Management’s asset liability and risk management policy is to maximize net interest income while continuing to provide adequate liquidity to meet continuing loan demand and deposit withdrawal requirements and to service normal operating expenses. Utilizing a model that simulates net interest income and performs gap analysis, South Street is able to manage the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy.

Contractual Obligations and Commitments. In the normal course of business there are various outstanding contractual obligations of South Street that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit that may or may not require future cash outflows. The following table reflects contractual obligations of South Street outstanding as of December 31, 2012.

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Table 18

Contractual Obligations

($ in thousands)

	Payments Due by Period as of December 31, 2012:
	On Demand
	or Within
Contractual Obligations	1 Year	2 - 3 Years	4 - 5 Years	Total
FHLB Advances	$8,300	$-	$-	$8,300
Notes Payable	87	310	1,379	1,776
Operating Leases	-	-	-	-
Deposits	177,388	47,112	16,139	240,639
Total contractual cash obligations	$185,775	$47,422	$17,518	$250,715

In the normal course of business, South Street enters into purchase agreements for goods or services. The dollar amount of such purchase obligations at December 31, 2012 is not material and has not been included in the above table.

The following table reflects other commitments of South Street outstanding as of December 31, 2012.

Table 19

Commitments
($ in thousands)

	Amount of Commitment Expiration Per Period as of December 31, 2012:
	Within	Within		After
Commitments	1 Year	2 - 3 Years	4 - 5 Years	5 Years	Total
Undisbursed HELOC's	$294	$1,381	$3,245	$11,981	$16,901
Lines of credit and loan commitments	7,519	131	44	526	8,220
Undisbursed portion of construction loans	1,437	-	-	-	1,437
Overdraft protection unfunded balances	1,361	-	-	-	1,361
Letters of credit	75	430	-	-	505

Total commitments	$10,686	$1,942	$3,289	$12,507	$28,424

Asset/Liability and Interest Rate Risk Management. The objective of asset/liability management is to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The primary purpose of South Street's asset liability management and risk management strategy is to establish a prudent and comprehensive program to identify, manage, monitor and control various asset/liability risk areas including interest rate risk and liquidity risks.

Management uses an earnings simulation model to assess the amount of earnings at risk due to changes in interest rates. This model is updated based on a range of interest rate shock scenarios. The analysis of an institution’s interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is another standard tool for the measurement of the exposure to interest rate risk. South Street believes that because interest rate gap analysis does not address all factors that can affect earnings performance, it should be used in conjunction with other methods of evaluating interest rate risk.

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The following table sets forth the “repricable” amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2012 which are projected to reprice or mature in each of the future time periods shown. The repricings are a combination of principal repayment due to maturity, amortization, prepayment, or call. For example, loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Non-maturity deposits such as money market deposit accounts and interest-bearing demand deposit accounts or other transaction accounts are allocated to future periods based upon assumptions about the maturity distribution of the deposit accounts as well as assumptions about the movement of interest rates. In making the gap computations, assumptions regarding prepayment rates and deposit decay rates have been used where appropriate. The interest rate sensitivity of South Street’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Table 20

Interest Rate Sensitivity Analysis

($ in thousands)

	At December 31, 2012
	3 Months	Over 3 Months	Total Within	Over 12
	or Less	to 12 Months	12 Months	Months	Total
Interest-earning assets:
Loans	$3,314	$23,623	$26,937	$173,622	$200,559
Investment Securities	-	1,007	1,007	2,229	3,236
Other interest earning deposits	34,753	-	34,753	-	34,753
Total interest earning assets	$38,067	$24,630	$62,697	$175,851	$238,548

Interest-bearing liabilities
Demand Deposits	$73,951	$-	$73,951	$-	$73,951
Savings	29,759	-	29,759	-	29,759
Time Deposits	20,532	53,147	73,679	63,250	136,929
Borrowings	8,300	88	8,388	1,688	10,076
Total interest-bearing liabilities	$132,542	$53,235	$185,777	$64,938	$250,715

Interest sensitivity gap	$(94,475)	$(28,605)	$(123,080)	$110,913	$(12,167)
Cumulative interest sensitivity gap	(94,475)	(123,080)	(123,080)	(12,167)	(12,167)
Cumulative interest sensitivity gap as a percent of total interest-earning assets	-39.60%	-11.99%	-51.60%	-5.10%	-5.10%
Cumulative ratio of interest-sensitive assets to interest-sensitive liabilities	28.72%	33.75%	33.75%	95.15%	95.15%

Capital Resources. The maintenance of appropriate levels of capital is a management priority and is monitored on a regular basis. In this regard, management’s overriding policy is to maintain capital at levels that will result in South Street being classified as “well-capitalized” for regulatory purposes and to maintain sufficient capital relative to the bank’s level of risk. Under guidelines established by the federal banking regulators, capital adequacy is currently measured for regulatory purposes by certain risk-based capital ratios, supplemented by a leverage capital ratio. The risk-based capital ratios are determined by expressing allowable capital amounts, defined in terms of Tier 1 and Tier 2, as a percentage of risk-weighted assets, which are computed by measuring the relative credit risk of both the asset categories on the balance sheet and various off-balance sheet exposures. Tier 1 capital consists primarily of common shareholders' equity and qualifying perpetual preferred stock and qualifying trust preferred securities, net of goodwill and other disallowed intangible assets. Tier 2 capital, which is limited to the total of Tier 1 capital, includes allowable amounts of subordinated debt, mandatory convertible debt, preferred stock and the ALLL. Total capital, for risk-based purposes, consists of the sum of Tier 1 and Tier 2 capital. Under current requirements, the minimum total capital ratio is 8.00% and the minimum Tier 1 capital ratio is 4.00%.

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South Street regularly monitors the capital adequacy ratios to assure that Home Savings Bank meets its regulatory capital requirements. The following table sets forth regulatory capital ratios for Home Savings Bank as of the dates indicated.

Table 21

Capital Adequacy Ratios

($ in thousands)

	For the Year Ended December 31,			Minimum Regulatory Requirements to be Adequately	Minimum Regulatory Requirements to be Well -
	2012	2011	2010	Capitalized	Capitalized

Total Capital (to risk weighted assets)	14.65%	13.32%	11.90%	8.00%	10.00%
Tier 1 Capital (to risk weighted assets)	13.39%	12.06%	10.99%	4.00%	6.00%
Tier 1 Capital (to average assets)	9.12%	8.51%	7.94%	3.00%	5.00%

Bank regulatory agencies set five capital levels for banks, ranging from well-capitalized to critically under-capitalized. Regulatory action is mandatory if capital levels fall and the institution becomes “under-capitalized” within the meaning of the regulations. Based on its existing capital ratios, Home Savings Bank was “well-capitalized” within the meaning of the applicable regulations as of December 31, 2012.

Comparison of Consolidated Results of Operations for the Years Ended December 31, 2012 and 2011

Overview. South Street reported net income of $1.2 million, or $0.46 per share for the year ended December 31, 2012, as compared with net income of $629,000, or $0.25 per share for the year ended December 31, 2011. The primary components of the increase in net income of $528,000 in 2012 versus 2011 were a decrease in the provision for loan losses of $1.6 million and an increase in non-interest income of $243,000, both of which increased net income, but were partially offset by a decrease in net interest income of $696,000 and increases in non-interest expenses and income taxes of $372,000 and $255,000, respectively.

Net Interest Income. An analysis of South Street's net interest income and average balance sheet is presented in the table below. The changes in net interest income from year to year are analyzed in the table below.

South Street’s primary source of earnings is net interest income, which is the difference between the interest income it earns on interest-earning assets, such as loans and securities, and the interest expense it pays on interest-bearing sources of funds, such as deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. Volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities. Spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Margin is tax equivalent net interest income divided by average earning assets and is influenced by the level and mix of interest-earning assets and interest-bearing liabilities.

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For the year ended December 31, 2012, net interest income before the provision for loan losses decreased by $696,000 over the prior year to $8.4 million. Overall, interest income dropped by $1.8 million or 13.3%, from the prior year, with interest expense declining by $1.1 million, or 26.0%. The decrease in both interest income and interest expense was the result of downward changes in both volume and rates for both interest earning assets and interest bearing liabilities. The net interest margin decreased 7 basis points to 3.36% compared to a 2011 ratio of 3.43%. The decrease in the net margin was primarily attributable to the fact that the level of and yield on interest-earning assets declined during 2012. Average interest earning assets decreased $15.6 million or 5.9% while the yield on those assets decreased 39 basis points from 4.96% in 2011 to 4.57% in 2012. This reduction in interest income was partially offset by the decrease in interest expense which resulted from a $14.6 million, or 5.6%, decrease in the level of average interest bearing liabilities during 2012 combined with a decrease in the average yield for those liabilities of 33 basis points from 1.57% in 2011 to 1.24% in 2012.

The aforementioned decrease in interest income resulted almost entirely from the decrease in the level of and yield on loans during 2012 as these factors accounted for $1.6 million of the total $1.8 million decrease in interest income. Overall, the decrease in the volume of interest-earning assets represented $1.2 million, or 70.0%, of the total decrease in interest income with the remaining 30% decline attributable to interest rates.

The aforementioned decrease in interest expense resulted almost entirely from the decreases in the level of and rates paid on time deposits and borrowings during 2012 as these factors accounted for 96.6% of the total decrease in interest expense. Whereas the decrease in interest income was primarily attributable to the change in volume, the decrease in interest expense was more heavily influenced by the decrease in rates for interest bearing liabilities, which represented $688,000, or 65.0%, of the total decrease in interest expense with the remaining 35% decline attributable to volume.

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The following table details the components of net interest income for the periods indicated.

Table 22

Average Balance Sheet and Net Interest Income Analysis

($in thousands)

	Year Ended December 31, 2012			Year Ended December 31, 2011			Year Ended December 31, 2010
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans, net (1)	$203,467	$11,089	5.45%	$224,488	$12,720	5.67%	$237,018	$13,634	5.75%
Investment securities	14,054	336	2.39%	16,304	468	2.87%	14,522	470	3.24%
Other interest earning deposits	32,930	14	0	25,303	5	0.02%	26,338	24	0.09%
Total interest earning assets	250,451	11,439	4.57%	266,095	13,193	4.96%	277,878	14,128	5.08%
Non-earning assets:
Real estate held for investment	7,173			4,794			2,768
Noninterest bearing deposits	4,337			4,467			4,103
Other assets	24,550			24,509			23,863

Total assets	$286,511			$299,865			$308,612

Interest-bearing liabilities:
Deposits:
Demand deposits	$15,373	$7	0.05%	$14,703	$7	0.05%	$14,133	$7	0.05%
Savings deposits	70,244	417	0.59%	60,029	453	0.75%	51,231	439	0.86%
Time deposits	141,853	2,404	1.69%	158,332	3,123	1.97%	167,444	4,376	2.61%
Total interest bearing deposits	227,470	2,828		233,064	3,583		232,808	4,822

Borrowings	16,518	186	1.13%	25,528	489	1.92%	35,644	924	2.59%
Total interest-bearing liabilities	243,988	3,014	1.24%	258,592	4,072	1.57%	268,452	5,746	2.14%

Noninterest bearing liabilities and shareholders' equity
Non-interest-bearing deposits	12,351			11,766			11,832
Other liabilities	7,487			7,027			6,561
Stockholders' equity	22,685			22,480			21,767
Total liabilities and stockholders' equity	$286,511			$299,865			$308,612

Net interest income and interest rate spread (2)		$8,425	3.33%		$9,121	3.38%		$8,382	2.94%

Net interest margin (3)			3.36%			3.43%			3.02%

Ratio of average interest-earning assets to average interest-bearing liabilities	102.65%			102.90%			103.51%

(1) Average loans include non-accruing loans.

(2) Interest rate spread equals the earning asset yield minus the interest-bearing liability rate.

(3) Net interest margin is computed by dividing net interest income by total earning assets.

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The following table indicates the changes in Home Savings Bank’s net interest income as a result of changes in volume and rates. South Street maintains an asset and liability management policy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to optimize interest margins while providing adequate liquidity for the bank’s anticipated needs.

Table 23

Volume and Rate Variance Analysis

($ in thousands)

	Year Ended December 31, 2012 vs. 2011			Year Ended December 31, 2011 vs. 2010
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans, net	$(1,168)	$(463)	$(1,631)	$(715)	$(199)	$(914)
Investment securities	(59)	(73)	(132)	54	(56)	(2)
Other interest bearing deposits	2	7	9	(1)	(18)	(19)
Total interest income	(1,225)	(529)	(1,754)	(662)	(273)	(935)

Interest expense:
Deposits
Demand deposits	-	-	-	-	-	-
Savings deposits	69	(105)	(36)	71	(57)	14
Time deposits	(302)	(417)	(719)	(209)	(1,044)	(1,253)
Borrowings	(137)	(166)	(303)	(228)	(207)	(435)
Total interest expense	(370)	(688)	(1,058)	(366)	(1,308)	(1,674)
Net interest income increase (decrease)	$(855)	$159	$(696)	$(296)	$1,035	$739

Provision for Loan Losses. The provision for loan losses charged to operations is an amount sufficient to bring the ALLL to an estimated balance considered appropriate to provide for risk inherent in the loan portfolio. Accordingly, changes in the ALLL have a direct effect on the provision. As discussed previously herein, management's determination of the adequacy of the ALLL is based on the level of loan growth, changes in impaired loan valuations, changes in credit grades within the portfolio, current economic conditions, historical loan loss experience and other risk factors.

The provision for loan losses for the year ended December 31, 2012 amounted to $237,000 compared to the provision for loan losses of $1.8 million for the year ended December 31, 2011. While the provision decreased dramatically in 2012 versus 2011, due to the aforementioned decrease in the level of loans as well as the decrease in net charge-offs from $282,000 in 2011 to only $60,000 in 2012, the ALLL as a percentage of gross loans outstanding increased 22 basis points from 1.64% at December 31, 2011 to 1.86% at December 31, 2012.

Noninterest Income. South Street’s primary sources of noninterest income are service charges on deposit accounts, income from BOLI, and gains and losses from the sale of investment securities, loans and OREO.

Noninterest income totaled $1.5 million for the year ended December 31, 2012, an increase of $243,000, or 19.3%, from the prior year. The primary reasons for the improvement were increases in the gains on the sale of mortgages to third-party purchasers and BOLI income of $96,000 and $145,000, respectively. The increase in BOLI income in 2012 occurred primarily due to insurance proceeds received in 2012 related to the death of a director.

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Noninterest Expense. Noninterest expense totaled $8.0 million for the year ended December 31, 2012, an increase of $372,000, or 4.9%, over the $7.6 million reported for 2011. Compensation and benefits, the primary component of noninterest expense, increased 4.9%, or $243,000, due primarily to the increase in Director BOLI expense of $203,000 which resulted from the payout on a policy during 2012. The remainder of the increase in noninterest expenses resulted from increases in various categories of expense with the most significant component being an increase in OREO expenses in 2012 of $83,000 when compared to 2011.

Income Taxes. South Street recorded income tax expense of $545,000 for the year ended December 31, 2012 compared to tax expense of $290,000 for the year ended December 31, 2011. The effective tax rate was 32.0% and 31.3%, respectively for the years ended December 31, 2012 and 2011.

SUPERVISION AND REGULATION

Bank holding companies and state commercial and savings banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect BNC and the Bank as well as South Street. This summary contains what management believes to be the material information related to the supervision and regulation of BNC, the Bank, South Street, and Home Savings Bank but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of BNC, the Bank, South Street, and Home Savings Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of BNC and/or South Street. BNC cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of BNC, the Bank, South Street, and Home Savings Bank may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on our business and prospects.

Federal Bank Holding Company Regulation and Structure

As bank or savings bank holding companies, BNC and South Street are subject to regulation under the BHCA and to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve System, or the Federal Reserve. Both the Bank and Home Savings Bank have a North Carolina state charter and are subject to regulation, supervision and examination by the FDIC and the NCCOB.

The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any other bank holding company if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the other bank holding company;

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

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The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977, both of which are discussed elsewhere in more detail.

Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

BNC’s common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

The BHCA generally prohibits a bank holding company from engaging in activities other than banking; managing or controlling banks or other permissible subsidiaries; and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the Community Reinvestment Act of 1977 rating of each subsidiary bank must be satisfactory or better. If, after becoming a financial holding company and undertaking activities not permissible for a bank holding company, the company fails to continue to meet any of the prerequisites for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary banks or the company may discontinue or divest investments in companies engaged in activities permissible only for a bank holding company that has elected to be treated as a financial holding company. Neither BNC nor South Street has elected to be treated as a financial holding company.

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BNC and South Street are required to act as a source of financial strength for the Bank and Home Savings Bank, respectively, and to commit resources to support them. This support may be required at times when BNC or South Street might not be inclined to provide it. In addition, any capital loans made by BNC to the Bank, or by South Street to Home Savings Bank, will be repaid only after its deposits and various other obligations are repaid in full.

Bank Merger Act

Section 18(c) of the Federal Deposit Insurance Act, popularly known as the “Bank Merger Act,” requires the prior written approval of the FDIC before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a state nonmember bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law

Both the Bank and Home Savings Bank are subject to extensive supervision and regulation by the NCCOB. The NCCOB oversees state laws that set specific requirements for bank capital and that regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The NCCOB supervises and performs periodic examinations of North Carolina-chartered banks and savings banks to assure compliance with state banking statutes and regulations, and banks and savings banks are required to make regular reports to the NCCOB describing in detail their resources, assets, liabilities, and financial condition. Among other things, the NCCOB regulates mergers and consolidations of state-chartered banks and savings banks, capital requirements for banks and savings banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

The NCCOB has extensive enforcement authority over North Carolina banks and savings banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The NCCOB may also take possession of a North Carolina bank or savings bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint a receiver.

On October 1, 2012, the North Carolina Banking Law Modernization Act became effective and many of the state banking laws to which the Bank is subject were amended, including laws impacting capital requirements, authorized activities, permissible investments, and numerous operational functions. It is not possible to predict fully the future effects that this legislation may have on the business and earnings of the Bank.

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The Bank and Home Savings Bank are also subject to numerous state and federal statutes and regulations that affect their respective businesses, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC and the NCCOB regularly examine the operations of each bank and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. On October 21, 2011, the Board of Directors of Home Savings Bank entered into a Memorandum of Understanding, or the MOU, with the FDIC and the NCCOB. The MOU sets forth a program of corrective action to be undertaken by management of Home Savings Bank to rectify unsatisfactory conditions identified by the federal and state banking regulators. Home Savings Bank is required to submit quarterly progress reports to the regulatory authorities. Home Savings Bank believes it is in compliance with the provisions of the MOU.

Emergency Economic Stabilization Act of 2008

The Emergency Economic Stabilization Act of 2008, or the EESA, gave the Treasury authority to take certain actions to restore liquidity and stability to the U.S. banking markets. Based upon its authority in the EESA, a number of programs to implement EESA have been announced. The first program implemented by the Treasury is the Capital Purchase Program, or CPP. Pursuant to this program, the Treasury, on behalf of the U.S. government, is authorized to purchase preferred stock, along with warrants to purchase common stock, from certain financial institutions, including bank holding companies, savings and loan holding companies and banks or savings associations not controlled by a holding company. The investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury’s investment and a dividend of 9% thereafter. During the time the Treasury holds securities issued pursuant to this program, participating financial institutions are required to comply with certain provisions regarding executive compensation and corporate governance. Participation in this program also imposes certain restrictions upon an institution’s dividends to common shareholders and stock repurchase activities. As described further herein, BNC elected to participate in the CPP and received $31.3 million pursuant to the program. On August 29, 2012, Treasury closed the sale of its 31,260 shares of BNC’s Series A preferred stock for $921.23 per share (approximately $28.4 million net proceeds) to certain third party investors through an auction process, and on April 29, 2013, BNC fully redeemed at par all of its Series A preferred stock from these third party investors.

Payment of Dividends and Other Restrictions

Each of BNC and South Street is a legal entity separate and distinct from the Bank and Home Savings Bank, respectively. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for BNC and South Street is dividends from their respective bank subsidiaries. The relevant federal and state regulatory agencies also have authority to prohibit a state bank, savings bank or bank holding company, which would include BNC, the Bank, South Street, and Home Savings Bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

Insured depository institutions, such as the Bank and Home Savings Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

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The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Under the terms of certain Board Resolutions entered into by South Street at the request of the Federal Reserve, as well as the MOU, both South Street and Home Savings Bank are restricted from paying dividends without prior regulatory approval.

Capital Adequacy

BNC and South Street must comply with the Federal Reserve’s established capital adequacy standards, and both the Bank and Home Savings Bank are required to comply with the capital adequacy standards established by the FDIC. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure and minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

At September 30, 2013, the Bank’s total risk-based capital ratio and its Tier 1 risk-based capital ratio were 13.44% and 12.18% respectively. Neither BNC nor the Bank has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

At September 30, 2013, Home Savings Bank’s total risk-based capital and its Tier 1 risk-based capital ratio were 15.26% and 14.00%, respectively.

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In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum leverage ratio of 4%. BNC’s ratio at September 30, 2013 was 9.44% compared to 9.65% at September 30, 2012. South Street’s ratio at September 30, 2013 was 9.57% compared to 9.04% at September 30, 2012. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indications of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised BNC or South Street of any additional specific minimum leverage ratio or tangible Tier 1 Capital leverage ratio applicable to it.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The Federal Deposit Insurance Act, or the FDI Act, requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Risk-Based Capital ratio, Tier 1 Risk-Based Capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of September 30, 2013, the Bank had capital levels that qualify as “well capitalized” under such regulations.

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The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

The regulatory capital framework under which BNC, the Bank, South Street, and Home Savings Bank operate is expected to change in significant respects as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which was enacted in July 2010, and other regulations, including the separate regulatory capital requirements put forth by the Basel Committee on Banking Supervision, commonly known “Basel III.” Currently, BNC and the Bank are now governed by a set of capital rules that the Federal Reserve and the FDIC have had in place since 1988, with some subsequent amendments and revisions.

On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework that addresses shortcomings in certain capital requirements. The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act.

The major provisions of the new rule applicable to us are:

•	The new rule implements higher minimum capital requirements, includes a new common equity tier 1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity tier 1 capital, additional tier 1 capital, or tier 2 capital. These enhancements will both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to deal with adverse economic conditions. The new minimum capital to risk-weighted assets (RWA) requirements are a common equity tier 1 capital ratio of 4.5 percent and a tier 1 capital ratio of 6.0 percent, which is an increase from 4.0 percent, and a total capital ratio that remains at 8.0 percent. The minimum leverage ratio (tier 1 capital to total assets) is 4.0 percent. The new rule maintains the general structure of the current PCA framework while incorporating these increased minimum requirements.

•	The new rule improves the quality of capital by implementing changes to the definition of capital. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that would disallow the inclusion of instruments such as trust preferred securities in tier 1 capital going forward, and new constraints on the inclusion of minority interests, mortgage-servicing assets (MSAs), deferred tax assets (DTAs), and certain investments in the capital of unconsolidated financial institutions. In addition, the new rule requires that most regulatory capital deductions be made from common equity tier 1 capital.

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•	Under the new rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to RWA. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016. A banking organization with a buffer greater than 2.5 percent would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5 percent would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the PCA well-capitalized thresholds.

•	The new rule also increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

On July 9, 2013, the FDIC issued an “interim final rule” applicable to the Bank that is identical in substance to the final rules issued by the Federal Reserve described above. The Bank is required to comply with the interim final rule on January 1, 2015.

Compliance by BNC, the Bank, South Street, and Home Savings Bank with these new capital requirements will likely affect their respective operations. However, the extent of that impact cannot be known until there is greater clarity regarding the specific requirements applicable to them. While the Dodd-Frank Act was enacted in 2010, many of its provisions will require additional implementing rules before becoming effective, and the proposed federal banking agency regulations implementing the Basel III standards, while recently promulgated, have not been implemented.

Acquisitions

As an active acquirer, BNC must comply with numerous laws related to our acquisition activity. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Further, the Bank Merger Act requires approval from the FDIC prior to the Bank merging with or acquiring the deposits of another bank. Subject to certain reciprocity provisions, current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Generally, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations.

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Branching

With appropriate regulatory approvals, North Carolina commercial banks are authorized to establish branches both in North Carolina and in other states. As a result of the Dodd-Frank Act, federal law allows de novo interstate branching and branching through mergers. A bank that establishes a branch in another state may conduct any activity at that branch office that is permitted by the law of that state to the extent that the activity is permitted either for a state bank chartered by that state or for a branch in the state of an out-of-state national bank.

FDIC Insurance Assessments

The FDIC insures the deposits of the Bank and Home Savings Bank up to prescribed limits for each depositor. Effective November 21, 2008 and until December 31, 2010, the FDIC expanded deposit insurance limits for certain accounts under the Temporary Liquidity Guarantee Program, or the TLGP. Provided an institution did not opt out of the TLGP, the FDIC would fully guarantee funds deposited in non-interest bearing transaction accounts, including interest on lawyer trust accounts, or IOLTA accounts, and negotiable order of withdrawal accounts, or NOW accounts, with rates no higher than 0.50% through June 30, 2010 and no higher than 0.25% after June 30, 2010, if the institution committed to maintain the interest rate at or below that rate. In conjunction with the increased deposit insurance coverage, the amount of FDIC assessments paid by each DIF member institution also increased. The Dodd-Frank Act provided temporary, unlimited deposit insurance for all non-interest bearing transaction accounts until December 31, 2012. In January 2011, the FDIC issued final rules implementing this provision of the Dodd-Frank Act by including IOLTAs within the definition of non-interest bearing transaction accounts. Under the FDIC’s final rules, all funds held in IOLTA accounts, together with all other non-interest bearing transaction account deposits, were fully insured, without limit, from December 31, 2010 through December 31, 2012.

The assessment paid by each DIF member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. BNC’s insurance assessments during 2012 and 2011 were $2.2 million and $2.4 million, respectively. Because of the growing number of bank failures and costs to the DIF, the FDIC required a special assessment during 2009 totaling $743,000 and further required that BNC prepay the assessments that would normally have been paid during 2010 – 2012.

Home Savings Bank’s federal deposit insurance assessments during 2012 and 2011 were $380,000 and $341,000, respectively.

An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

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The Dodd-Frank Act expands the base for FDIC insurance assessments, requiring that assessments be based on the average consolidated total assets less tangible equity capital of a financial institution. On February 7, 2011, the FDIC approved a final rule to implement the foregoing provision of the Dodd-Frank Act. Among other things, the final rule revises the assessment rate schedule to provide assessments ranging from 5 to 35 basis points, with the initial assessment rates subject to adjustments which could increase or decrease the total base assessment rates. The FDIC has three possible adjustments to an institution’s initial base assessment rate: (1) a decrease of up to five basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt; (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment, or the DIDA; and (3) for institutions not well rated and well capitalized, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC’s DIF. This could, in turn, raise the Bank’s future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to consolidated assets less tangible equity. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as the Bank may otherwise have to pay in the future. While it is likely that the new law will increase BNC’s future deposit insurance assessment costs, the specific amount by which the new law’s combined changes will affect BNC’s deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation, or the FICO. The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and ranged from 0.66 basis points throughout 2012 to 0.64 basis points for the first three quarters of 2013 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Community Reinvestment Act

The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

The Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s Community Reinvestment Act performance and to review the institution’s Community Reinvestment Act public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution’s written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution’s community reinvestment record.

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The Gramm-Leach-Bliley Act made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual Community Reinvestment Act reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory Community Reinvestment Act rating in its latest Community Reinvestment Act examination. The Bank received a “Satisfactory” rating in its last CRA examination which was conducted during June 2011. Home Savings Bank received a “Satisfactory” rating in its last CRA examination which was conducted as of July 29, 2013.

Consumer Protection Laws

Both the Bank and Home Savings Bank are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, mandates for public companies such as BNC, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board, or the PCAOB, which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

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Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of BNC, the Bank, South Street, and Home Savings Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on BNC, the Bank, South Street, and Home Savings Bank cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of BNC, the Bank, South Street, and Homes Savings Bank. Banking legislation and regulations may limit BNC, the Bank, South Street, and Home Savings Bank’s growth and the return to their investors by restricting certain of their activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of BNC, the Bank, South Street, or Home Savings Bank or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of BNC, the Bank, South Street, or Home Savings Bank.

Federal Home Loan Bank System

BNC has a correspondent relationship with the FHLB of Atlanta, which is one of 12 regional FHLBs that administer the home financing credit function of savings companies. Each FHLB serves as a reserve or central bank for its members within its assigned region. FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and make loans to members (i.e., advances) in accordance with policies and procedures, established by the Board of Directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

FHLB provides certain services to BNC such as processing checks and other items, buying and selling federal funds, handling money transfers and exchanges, shipping coin and currency, providing security and safekeeping of funds or other valuable items and furnishing limited management information and advice. As compensation for these services, BNC maintains certain balances with FHLB in interest-bearing accounts.

Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings companies and to contribute to low and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate-income housing projects.

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Title 6 of the Gramm-Leach-Bliley Act, entitled the Federal Home Loan Bank System Modernization Act of 1999, or the FHLB Modernization Act, amended the Federal Home Loan Bank Act to allow voluntary membership and modernized the capital structure and governance of the FHLBs. The capital structure established under the FHLB Modernization Act sets forth leverage and risk-based capital requirements based on permanence of capital. It also requires some minimum investment in the stock of the FHLBs of all member entities. Capital includes retained earnings and two forms of stock: Class A stock redeemable within six months upon written notice and Class B stock redeemable within five years upon written notice. The FHLB Modernization Act also reduced the period of time in which a member exiting the FHLB system must stay out of the system.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. The Bank and South Street’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

BNC’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on its concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more.

As of September 30, 2013, and excluding covered assets, BNC’s C&D concentration as a percentage of capital totaled 75.3% and BNC’s CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 329.4%. Including loans subject to loss-share agreements with the FDIC, BNC’s C&D concentration as a percentage of capital totaled 81.1% and its CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 345.4%. As of September 30, 2013, South Street’s C&D concentration as a percentage of South Street’s capital totaled 61.36% and South Street’s CRE concentration, net of owner-occupied loans, as a percentage of South Street’s capital totaled 182%.

Limitations on Incentive Compensation

In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with the proposed guidance, the Federal Reserve announced that it would review BNC’s incentive compensation arrangements as part of the regular, risk-focused supervisory process.

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In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in by the FDIC and the Office of the Comptroller of the Currency. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of BNC, the Bank, South Street, and Home Savings Bank cannot be predicted.

Evolving Legislation and Regulatory Action

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provides for the creation of the Financial Stability Oversight Council, or the FSOC, which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provides for the creation of the Consumer Financial Protection Bureau, or the CFPB, a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. As a result, the overall financial impact on BNC, the Bank, South Street, and Home Savings Bank cannot be anticipated at this time.

142

MANAGEMENT FOLLOWING THE MERGER

Information regarding the current directors and executive officers of BNC, each of whom will continue to serve as a director and/or and executive officer of BNC after completion of the merger, can be found in BNC’s definitive proxy statement for its 2013 annual meeting of shareholders and Current Report on Form 8-K filed with the SEC on April 15, 2013. See “Where You Can Find More Information.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF SOUTH STREET

As of January 29, 2014, the following shareholders known to management beneficially owned more than 5% of South Street’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(2)

Context BH Partners, LP (1)	240,631	9.55%

As of January 29, 2014, the beneficial ownership of South Street’s common stock by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Christopher F. Cranford	6,322	0.25%
J. Banks Garrison, Jr.	770	0.03%
Melody Goins	19,001	0.75%
Samuel G. Griffin	1,000	0.04%
Caldwell A. Holbrook, Jr.	12,427	0.49%
Douglas D. Stokes	25,528	1.01%
R. Ronald Swanner (3)	103,039	4.09%
David L. Smith (3)	151,462	6.01%
Cris D. Turner	25,378	1.01%
Greg E. Underwood	2,248	0.09%
All Directors and Executive Officers as Group (10 persons)	249,343	9.89%

(1)	Ownership estimated based on information provided to South Street on January 17, 2014.
(2)	Based on 2,520,777 shares of South Street common stock outstanding as of January 29, 2014.

(3)	The amounts presented for Mr. Swanner and Mr. Smith include beneficial ownership of 97,832 shares of common stock owned by the South Street Pension Plan, of which Mr. Swanner and Mr. Smith are trustees and share voting and dispositive power over such shares.

143

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of BNC and South Street and have been prepared to illustrate the effects of the merger involving BNC and South Street under the acquisition method of accounting with BNC treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of South Street, as of the effective date of the merger, will be recorded by BNC at their respective fair values and the excess of the merger consideration over the fair value of South Street’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined financial information combines the historical financial information of BNC and South Street as of and for the nine-month period ended September 30, 2013 and for the year ended December 31, 2012, and has been derived from and should be read in conjunction with BNC’s audited and unaudited financial statements and related notes incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had been consummated on September 30, 2013. The unaudited pro forma consolidated statements of income dated as of September 30, 2013 and December 31, 2012 give effect to the merger as if the merger had been consummated on January 1, 2012. The historical and unaudited pro forma financial data also reflects BNC’s acquisition of Randolph Bank, which closed on October 1, 2013.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Certain amounts in the South Street historical information has been reclassified to conform to BNC’s presentation. The reclassifications had no impact on net income, net income available to common shareholders or shareholders’ equity as previously reported.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) South Street’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of BNC’s stock varies from the assumed $8.85 per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

144

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Combined Balance Sheet

as of September 30, 2013

(Dollars in thousands, except per share data)

	BNC Historical	Randolph Bank Historical	Randolph Bank Pro Forma Adjustments		BNC & Randolph Bank Pro Forma Combined	South Street Historical	South Street Pro Forma Adjustments		BNC, Randolph Bank & South Street Pro Forma Combined
Assets
Cash and due from banks	$39,901	$8,901	$(4,395)	1	$44,407	$3,364	$-		$47,771
Interest-earning deposits in other banks	28,982	5,171	-		34,153	33,911	(4,560)	15	63,504
Federal funds sold	-	135	-		135	-	-		135
Investment securities available-for-sale	257,960	5,082	130	2	263,172	5,044	-		268,216
Investment securities held-to-maturity	242,489	-	-		242,489	7,977	-		250,466
Loans held for sale	17,732	1,993	-		19,725	-	-		19,725
Loans	2,100,042	159,460	(7,206)	3	2,252,296	195,276	(13,617)	16	2,433,955
Allowance for loan losses	(32,358)	(233)	233	4	(32,358)	(3,645)	3,645	17	(32,358)
Net Loans	2,067,684	159,227	(6,973)		2,219,938	191,631	(9,972		2,401,597
Premises and equipment, net	69,605	4,537	811	5	74,953	9,480	-		84,433
Other real estate owned	47,672	4,844	(626)	6	51,890	7,152	(2,341)	18	56,701
FDIC indemnification asset	32,042	-	-		32,042	-	-		32,042
Investment in bank-owned life insurance	72,556	4,863	-		77,419	9,139	-		86,558
Goodwill	27,111	-	1,273	7	28,384	-	6,340	19	34,724
Other intangible assets	4,299	-	2,676	8	6,975	-	2,300	20	9,275
Other assets	60,676	88,856	2,654	9	152,186	6,130	5,961	21	164,277
Total Assets	$2,968,709	$283,609	$(4,450)		$3,247,868	$273,828	$(2,272)		$3,519,424

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing demand	$299,670	$41,179	$-		$340,849	$12,028	$-		$352,877
Interest-bearing demand	1,172,512	135,134	-		1,307,646	97,410	-		1,405,056
Time deposits	963,679	84,171	523	10	1,048,373	128,098	1,097	22	1,177,568
Total deposits	2,435,861	260,484	523		2,696,868	237,536	1,097		2,935,501
Short-term borrowings	143,674	-	-		143,674	4,300	-		147,974
Long-term debt	112,880	6,100	209	11	119,189	1,732	-		120,921
Accrued expenses and other liabilities	18,501	1,291	2,460	12	22,252	6,801	5,000	23	34,053
Total Liabilities	2,710,916	267,875	3,192		2,981,983	250,369	6,097		3,238,449
Shareholders’ Equity
Preferred stock	-	11	(11)	1	-	50	(50)	24	-
Common stock	216,395	5,224	(2,095)	1	226,037	2,614	50	24	244,277
			6,513	13			(533)	15	-
							16,109	25
Additional paid in capital	-	16,833	(14,544)	13	-	-	-		-
			(2,289)	1
Retained earnings	39,653	(6,571)	5,021	13	38,103	22,210	(4,027)	15	34,953
							(21,333)	25
Stock in directors rabbi trust	(3,019)	-	-		(3,019)	-	-		(3,019)
Directors deferred fees obligation	3,019	-	-		3,019	-	-		3,019
Accumulated other comprehensive income	1,745	237	(237)	13	1,745	(1,415)	1,415	24	1,745
Total Shareholders’ Equity	257,793	15,734	(7,642)		265,885	23,459	(8,369)		280,975
Total Liabilities and Equity	$2,968,709	$283,609	$(4,450)		$3,247,868	$273,828	$(2,272)		$3,519,424

Number of common shares outstanding	26,525,946	1,044,748	(318,114)	14	27,252,580	2,520,777	(1,271,462)	26	28,501,895
Total common book value per share	$9.72	$12.86			$9.76	$9.29			$9.86

145

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Combined Statements of Income

For the Nine Months Ended September 30, 2013

(Dollars in thousands, except per share data)

	BNC Historical	Randolph Bank Historical	Pro Forma Adjustments		BNC & Randolph Bank Pro Forma Combined	South Street Historical	Pro Forma Adjustments		BNC, Randolph Bank and South Street Pro Forma Combined
Interest income
Loans, including fees	$88,517	$6,787	$ 772	27	$96,076	$7,507	$ 1,459	27	$105,042
Investment securities taxable	3,153	1,329	-		4,482	195	-		4,677
Investment securities tax-exempt	8,869	-	-		8,869	-	-		8,869
Interest-earning balances and other	295	32	-		327	7	-		334
Total interest income	100,834	8,148	772		109,754	7,709	1,459		118,922
Interest expense
Deposits	19,331	1,242	(262)	28	20,312	1,754	(411)	28	21,654
Short-term borrowings	305	1	-		306	21	-		327
Long-term debt	2,463	137	(59)	29	2,541	67	-		2,608
Total interest expense	22,099	1,380	(320)		23,159	1,842	(411)		24,589
Net interest income	78,735	6,768	1,092		86,595	5,867	1,870		94,333
Provision for loan losses	9,753	948	-		10,701	205	-		10,906
Net interest income after provision for loan losses	68,982	5,820	1,092		75,894	5,662	1,870		83,427

Non-interest income
Mortgage fees	7,269	2,341	-		9,610	-	-		9,610
Service charges	2,960	585	-		3,545	448	-		3,993
Earnings on bank-owned life insurance	1,672	-	-		1,672	94	-		1,766
Gain (loss) on sale of investments securities, net	(52)	(1,550)	-		(1,602)	-	-		(1,602)
Gain on acquisition	-	-	-		-	-	-		-
Other	5,779	1,010	-		6,789	75	-		6,864
Total non-interest income	17,628	2,386	-		20,014	617	-		20,631

Non-interest expense
Salaries and employee benefits	38,117	5,894	-		44,011	3,554	-		47,565
Occupancy and equipment	8,846	964	20	30	9,830	551	-		10,381
Data processing and supplies	2,326	215	-		2,541	335	-		2,876
FDIC insurance assessments	2,106	301	-		2,407	199	-		2,606
Insurance, professional and other services	4,352	1,286	-		5,638	220	-		5,858
Loan, foreclosure and other real estate owned expenses	6,856	2,111	-		8,967	332	-		9,299
Other	6,702	1,255	287	31	8,244	532	173	31	8,948
Total non-interest expense	69,305	12,026	307		81,638	5,723	173		87,533
Income before income tax expense (benefit)	17,305	(3,820)	785		14,270	556	1,698		16,524
Income tax expense (benefit)	3,329	(1,408)	291	32	2,212	215	628	32	3,055
Net income	13,976	(2,412)	495		12,059	341	1,070		13,469
Less preferred stock dividends and discount accretion	1,060	-	-		1,060	-	-		1,060
Net income available to Common Shareholders	$12,916	$(2,412)	$495		$10,999	$341	$1,070		$12,409

Basic earnings per share common	$0.49	$(2.31)			$0.40	$0.14			$0.45
Diluted earnings per common share	$0.49	$(2.31)			$0.40	$0.14			$0.45

Weighted average participating common shares – basic	26,480,421	1,044,748	(318,114)	33	27,207,055	2,520,777	(1,271,462)	34	28,456,370
Weighted average participating common shares - diluted	26,493,485	1,044,748	(318,114)	33	27,220,119	2,520,777	(1,271,462)	34	28,469,434

146

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Combined Statements of Income
For the Year Ended December 31, 2012

(Dollars in thousands, except per share data)

	BNC Bancorp Historical	Randolph Bank Historical	Pro Forma Adjustments		BNC & Randolph Bank Pro Forma Combined	South Street Financial Historical	Pro Forma Adjustments		BNC, Randolph Bank and South Street Pro Forma Combined
Interest income
Loans, including fees	$98,668	$10,456	$ 1,029	27	$110,153	$11,089	$ 1,945	27	$123,188
Investment securities taxable	4,808	1,574	-		6,382	336	-		6,718
Investment securities tax-exempt	9,749	-	-		9,749	-	-		9,749
Interest-earning balances and other	290	74	-		364	14	-		378
Total interest income	113,515	12,104	1,029		126,648	11,439	1,945		140,033
Interest expense
Deposits	29,601	2,271	(349)	28	31,523	2,828	(549)	28	33,802
Short-term borrowings	338	1	-		339	109	-		448
Long-term debt	2,952	162	(78)	29	3,036	77	-		3,113
Total interest expense	32,891	2,434	(427)		34,898	3,014	(549)		37,363
Net interest income	80,624	9,670	1,456		91,750	8,425	2,494		102,669
Provision for loan losses	22,737	1,672	-		24,409	237	-		24,646
Net interest income after provision for loan losses	57,887	7,998	1,456		67,341	8,188	2,494		78,023

Non-interest income
Mortgage fees	6,169	2,961	-		9,130	-	-		9,130
Service charges	3,149	742	-		3,891	762	-		4,653
Earnings on bank-owned life insurance	1,771	96	-		1,867	508	-		2,375
Gain (loss) on sale of investments securities, net	3,026	(67)	-		2,959	-	-		2,959
Gain on acquisition	12,706	-	-		12,706	-	-		12,706
Other	6,317	1,194	-		7,511	230	-		7,741
Total non-interest income	33,138	4,926	-		38,064	1500	-		39,564

Non-interest expense
Salaries and employee benefits	42,200	6,392	-		48,592	5,191	-		53,783
Occupancy and equipment	9,206	1,293	27	30	10,526	725	-		11,251
Data processing and supplies	2,773	348	-		3,121	466	-		3,587
FDIC insurance assessments	2,166	406	-		2,572	380	-		2,952
Insurance, professional and other services	6,685	891	-		7,576	283	-		7,859
Loan, foreclosure and other real estate owned expenses	10,944	2,342	-		13,286	83	-		13,369
Other	8,298	1,547	382	31	10,227	858	230	31	11,315
Total non-interest expense	82,272	13,219	409		95,900	7,986	230		104,116
Income before income tax expense (benefit)	8,753	(295)	1,047		9,505	1,702	2,264		13,471
Income tax expense (benefit)	(1,700)	(149)	387	32	(1,462)	545	838	32	(79)
Net income	10,453	(146)	660		10,967	1,157	1,426		13,550
Less preferred stock dividends and discount accretion	2,404	202	-		2,606	-	-		2,606
Net income available to Common Shareholders	$8,049	$(348)	$660		$8,361	$1,157	$1,426		$10,944

Basic earnings per share common	$0.48	$(0.33)			$0.22	$0.46			$0.58
Diluted earnings per common share	$0.48	$(0.33)			$0.22	$0.46			$0.58

Weighted average participating common shares – basic	17,595,014	1,044,748	(318,114)	33	18,321,648	2,520,777	(1,271,462)	34	19,570,963
Weighted average participating common shares - diluted	17,599,218	1,044,748	(318,114)	33	18,325,852	2,520,777	(1,271.462)	34	19,575,167

147

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting. Balance sheet data is presented as of September 30, 2013 and assumes the merger involving BNC and South Street was completed on that date. Income statement data is presented to give effect to the merger as if it had occurred on January 1, 2012. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the second quarter of 2014, provides that the merger consideration to be paid by BNC will be approximately 80% in shares of BNC common stock and approximately 20% in cash, and is subject to satisfaction of customary closing conditions, including South Street shareholder approval and regulatory approvals.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of South Street at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of South Street’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of South Street as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to South Street’s shareholders’ equity including results of operations from October 1, 2013 through the date the merger is completed will also change the amount of goodwill or bargain purchase gain that would be recorded.

Note 2 — Accounting Policies and Financial Statement Classifications

The accounting policies of both BNC and South Street are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined. There are currently no material transactions between BNC and South Street in relation to the unaudited pro forma condensed combined financial information.

Note 3 — Merger Related Charges

The estimated transaction costs related to the merger are approximately $3.2 million, net of tax. This cost is included in the Pro Forma Condensed Combined Balance Sheet. These estimated transaction costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of transaction costs is in the following table (dollars in thousands).

148

Merger Transaction Costs Schedule (dollars in thousands)

Salaries and employee benefits	$3,000
Other non-interest expense	2,000
Total non-interest expense	5,000
Tax benefit	1,850
Net expense after tax benefit	$3,150

Note 4 — Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of 1,249,315 shares of BNC common stock totaling approximately $18.2 million, as well as cash consideration of approximately $4.6 million. The merger will be accounted for using the acquisition method of accounting; accordingly BNC’s cost to acquire South Street will be allocated to the assets (including identifiable intangible assets) and liabilities of South Street at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table (dollars in thousands).

Preliminary Purchase Accounting Allocations

Equity capital of South Street – historical September 30, 2013		$23,459
Less estimated fair value adjustments:
Loan fair value	(13,617)
Allowance for loan losses	3,645
Loans, net	(9,972)
Other real estate owned	(2,341)
Core deposit intangible	2,300
Time deposits	(1,097)
Related tax benefit for above	4,111
Total fair value adjustments		(6,999)
Net assets (equity capital less fair value adjustments)		16,460
Total consideration paid to South Street shareholders (1)		22,800
Goodwill
		$6,340

(1)	The purchase price is based on estimated total consideration of $22.8 million. This includes issuance of BNC common stock of 1,249,315 shares at a price of $14.60 per common share for a value of $18.2 million and $4.6 million of cash.

Note 5 — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

Balance Sheet

1	Payment of cash merger consideration of $2.1 million to common shareholders and redemption of preferred shares of $2.3 million.
2	Fair value adjustment to investment securities available-for-sale.

149

3	Reflects fair value adjustment for credit quality of $1.3 million and loan discounts and yield premium, net, of $5.9 million.
4	Existing allowance for loan losses eliminated to reflect accounting guidance.
5	Premises and equipment adjusted to reflect fair value for premises.
6	Adjustment for other real estate owned to reflect fair value, less costs of disposal.
7	Reflects the goodwill generated as a result of the consideration paid being greater than the net assets acquired.
8	Reflects the recording of the core deposit intangible on acquired core deposit accounts.
9	Recording of deferred tax asset generated by the net fair value adjustments (tax rate = 37.0%) and includes deferred tax adjustment for merger transaction costs.
10	Fair value adjustment to time deposits to reflect current market rates based on similar market products.
11	Fair value adjustment to the Federal Home Loan Bank advances.
12	Reflects accrual of merger transaction costs of $2.5 million.
13	Adjustment for effects of the above adjustments, historical equity and retained earnings eliminated to reflect capitalization.
14	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of .86957.
15	Payment of cash merger consideration of $4.6 million to common shareholders.
16	Reflects an estimated fair value adjustment based on BNC's evaluation of the acquired loan portfolio.
17	Existing allowance for loan losses eliminated to reflect accounting guidance.
18	Adjustment for other real estate owned to reflect estimated fair value, less costs of disposal, based on BNC's evaluation.
19	Reflects the goodwill generated as a result of the consideration paid being greater than the net assets acquired.
20	Reflects the recording of the core deposit intangible on acquired core deposit accounts.
21	Recording of deferred tax asset generated by the net fair value adjustments (tax rate = 37.0%) and includes deferred tax adjustment for merger transaction costs.
22	Estimated fair value adjustment to time deposits to reflect current market rates based on similar market products.
23	Reflects accrual of merger transaction costs of $5.0 million.
24	Reflects the conversion of shares of Series A Preferred Stock to common stock.
25	Adjustment for effects of the above adjustments, historical equity and retained earnings estimated to reflect capitalization.
26	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of .6062.

Income Statement

27	Adjustment for the net accretion of loan purchase accounting adjustments.
28	Reflects amortization of the time deposit premium based upon the scheduled maturities of the related deposits.
29	Reflects amortization of Federal Home Loan Bank advances purchase accounting adjustment.
30	Adjustment for the incremental depreciation expense from the fair value adjustment of premises.
31	Adjustment reflects the amortization of the core deposit intangible.

150

32	Adjustment of income taxes from adjustments at 37.0% tax rate.
33	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of .86957.
34	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of .6062.

PROPOSAL 2 — PROPOSAL TO ADJOURN THE SOUTH STREET SPECIAL
MEETING

If South Street does not receive a sufficient number of votes to constitute quorums of the common stock and Series A Preferred Stock or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorums or approve the merger agreement. South Street does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the South Street shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock and Series A Preferred Stock cast on the matter at the special meeting, whether or not quorums are present.

THE SOUTH STREET BANK BOARD UNANIMOUSLY RECOMMENDS THAT SOUTH STREET SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE MERGER AGREEMENT.

LEGAL MATTERS

The validity of BNC common stock to be issued in connection with the merger will be passed upon for BNC by Womble Carlyle Sandridge & Rice, LLP. Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, on behalf of South Street, will opine as to material federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of BNC and its subsidiary as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and audit reports incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BNC has filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the shares of BNC common stock to be issued in the merger to South Street shareholders and includes this proxy statement/prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BNC and its common stock, South Street and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

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In addition, BNC (File No. 000-50128) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like BNC, that file electronically with the SEC. The address of that site is http://www.sec.gov. BNC’s Internet address is http://www.bncbancorp.com. The information on BNC’s Internet site is not a part of this proxy statement/prospectus.

You may obtain copies of the documents that BNC files with the SEC, free of charge, by going to the Investor Relations section of BNC’s website (http://www.bncbancorp.com), under the “About Our Bank” tab, or by written or oral request to Drema Michael, SVP, Investor and Corporate Relations, at 3980 Premier Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

The SEC allows BNC to “incorporate by reference” information into this proxy statement/prospectus. This means that BNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	BNC’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013;

•	Those portions of BNC’s Definitive Proxy Statement deemed incorporated into BNC’s Annual Report on Form 10-K, filed with the SEC on April 16, 2013;

•	BNC’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013, the quarter ended June 30, 2013, filed with the SEC on August 9, 2013 and the quarter ended September 30, 2013 filed with the SEC on November 12, 2013 and amended on November 15, 2013;

•	BNC’s Current Reports on Form 8-K filed with the SEC on January 24, 2013, February 11, 2013, April 15, 2013, April 30, 2013, May 6, 2013, May 23, 2013, May 31, 2013, July 3, 2013, July 25, 2013, October 1, 2013, October 23, 2013, December 18, 2013, December 19, 2013, January 22, 2014, January 24, 2014, January 27, 2014.

A description of BNC’s capital stock can be found herein under “Description of BNC Capital Stock.”

BNC incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of South Street’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

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BNC has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to BNC, and South Street has supplied all such information relating to South Street.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from BNC or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from BNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 3980 Premier Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

If you would like to request documents, please do so by [•], 2014, to receive them before the South Street special meeting. If you request any incorporated documents from BNC, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BNC has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

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Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SOUTH STREET FINANCIAL CORP.

AND

BNC BANCORP

DATED AS OF DECEMBER 17, 2013

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4.3	Authority; No Violation	28
4.4	Consents and Approvals	28
4.5	Reports; Regulatory Matters	29
4.6	Financial Statements	30
4.7	Broker’s Fees	30
4.8	Absence of Certain Changes or Events	30
4.9	Legal Proceedings	31
4.10	Taxes and Tax Returns	31
4.11	Compliance with Applicable Law	31
4.12	Assets	32
4.13	Approvals	32
4.14	Buyer Information	32
4.15	Bank Secrecy Act; Patriot Act; Money Laundering	32
4.16	CRA Compliance	32
4.17	Tax Matters	33
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		33
5.1	Conduct of Seller’s Business Before the Effective Time	33
5.2	Seller Forbearances	33
5.3	Buyer Forbearances	36
Article VI ADDITIONAL AGREEMENTS		37
6.1	Regulatory Matters	37
6.2	Access to Information; Confidentiality	38
6.3	Shareholder Approval	39
6.4	The Nasdaq Global Market Listing	39
6.5	Employee Matters	39
6.6	Indemnification; Directors’ and Officers’ Insurance	41
6.7	Additional Agreements	42
6.8	Advice of Changes	42
6.9	No Solicitation	43
6.10	Restructuring Efforts	45
6.11	Reasonable Best Efforts; Cooperation	45
6.12	Tax Covenants of Buyer and Buyer Bank	45
Article VII CONDITIONS PRECEDENT		46
7.1	Conditions to Each Party’s Obligation To Effect the Merger	46
7.2	Conditions to Obligations of Buyer	46
7.3	Conditions to Obligations of Seller	47
Article VIII TERMINATION AND AMENDMENT		48
8.1	Termination	48
8.2	Effect of Termination	49
8.3	Fees and Expenses	49
8.4	Amendment	50
8.5	Extension; Waiver	51
Article IX GENERAL PROVISIONS		51
9.1	Closing	51
9.2	Standard	51
9.3	Nonsurvival of Representations, Warranties and Agreements	51
9.4	Notices	51
9.5	Interpretation	52
9.6	Counterparts	52
9.7	Entire Agreement	53
9.8	Governing Law; Jurisdiction	53

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9.9	Publicity	53
9.10	Assignment; Third-Party Beneficiaries	53
9.11	Enforcement	54

iii

Defined Term	Section
Adverse Recommendation Change	6.10(b)
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(d)
Bank Merger	1.1(b)
Bank Merger Certificates	1.4(b)
Bank Secrecy Act	3.23
Benefit Plan	9.10(b)
BHC Act	4.1(b)
Business Days	1.4(f)
Buyer	Preamble
Buyer Articles	1.7
Buyer Bank	Recitals
Buyer Bylaws	1.8
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Art. IV
Buyer Non-Voting Common Stock	4.2(a)
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5(b)
Buyer Requisite Regulatory Approvals	7.2(d)
Buyer SEC Reports	4.5(c)
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	3.1(c)
Cash Designee Shares	1.4(f)
Cash Election Amount	1.4(f)
Cash Election Shares	1.4(f)
Certificate	1.4(g)
Claim	6.6(a)
Classified Assets	7.2(h)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)
Code	Recitals
Commissioner	3.4
Common Stock Merger Consideration	1.4(c)
Covered Employees	6.5(a)
Derivative Transactions	3.14(a)
Effective Time	1.2
Election Deadline	1.4(f)
Election Form	1.4(f)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	4.5(c)
Exchange Agent	2.1
Expense Reimbursement	8.3(b)
Fair Credit Reporting Act	3.22
FDI Act	3.4
FDIC	3.1(d)
Federal Reserve Board	3.4
FFIEC	3.28
Form S-4	4.4
GAAP	3.1(c)
Governmental Entity	3.4
Gramm-Leach-Bliley Act	3.22

iv

Defined Term	Section
HSR Act	3.4
IIPI	3.22
Indemnified Parties	6.6(a)
Injunction	7.1(d)
Insurance Amount	6.6(c)
Intellectual Property	3.19
IRS	3.10(a)
Knowledge	9.5
Leased Properties	3.17
Liens	3.2(b)
Loans	3.16(a)
Mailing Date	1.4(f)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
NCBCA	1.1(a)
No Election Shares	1.4(f)
No Election Stock Designee Shares	1.4(f)
North Carolina Articles of Merger	1.2
Other Regulatory Approvals	3.4
Owned Properties	3.17
Party/Parties	Preamble
Patriot Act	3.23
Permitted Encumbrances	3.17
Per Share Cash Consideration	1.4(c)
Per Share Stock Consideration	1.4(c)
Person	9.5
Policies, Practices and Procedures	3.15(b)
Property Lease	3.21
Proxy Statement	3.29
Qualified Group	4.17
Real Property	3.17
Regulatory Agencies	3.5
Sarbanes-Oxley Act	4.11(b)
SEC	4.4
Section 409(A)	3.11(m)
Securities Act	3.2(a)
Seller	Preamble
Seller Articles	3.1(b)
Seller Bank	Recitals
Seller Benefit Plans	3.11(a)
Seller Board	3.3(a)
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Common Stock	1.4(b)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Art. III
Seller Financial Statements	3.6(a)
Seller Options	1.5
Seller Policies	3.18
Seller Preferred Stock	3.2(a)
Seller Regulatory Agreement	3.5
Seller Requisite Regulatory Approvals	7.3(d)
Seller Series A Preferred Stock	1.4(g)
Seller Shareholder Meeting	6.3(a)

v

Defined Term	Section
Seller Stock Plan	3.2(a)
Seller Subsidiary	3.1(c)
SERPs	3.11(c)
SRO	3.4
Stock Designee Shares	1.4(f)
Stock Election Shares	1.4(f)
Subsidiary	3.1(c)
Subsidiary Plan of Merger	1.1(b)
Superior Proposal	6.10(d)
Surviving Corporation	Recitals
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Fee	8.3(b)
Treasury Regulations	4.17
Trust Account Common Shares	1.4(b)

vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of December 17, 2013 (this “Agreement”), by and between South Street Financial Corp., a North Carolina corporation (“Seller”), and BNC Bancorp, a North Carolina corporation (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Seller and Buyer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, it is intended that, immediately following the Merger, or as soon as is practicable thereafter, Home Savings Bank of Albemarle, Inc., SSB, a North Carolina chartered savings bank (“Seller Bank”), will be merged with and into Bank of North Carolina, a North Carolina banking corporation (“Buyer Bank”);

WHEREAS, at the effective time of such Merger, the outstanding shares of capital stock of Seller will be converted into the right to receive the merger consideration set forth in Section 1.4 of this Agreement;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE MERGER

1.1           The Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with the bank and savings bank holding company laws of North Carolina (N.C.G.S. § 53C-10-201 et seq. and N.C.G.S. § 54C-196) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina and the separate existence of Seller shall thereupon cease.

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(b)          In accordance with the banking and savings bank laws of North Carolina (N.C.G.S. § 53C-7-201 et seq. and N.C.G.S. §54C-40), and immediately following the Effective Time, Seller Bank will merge (the “Bank Merger”) with and into Buyer Bank, a wholly owned subsidiary of Buyer. Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence, and, following the Bank Merger, the separate corporate existence of the Seller Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Buyer in consultation with Seller (the “Subsidiary Plan of Merger”). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (i) Seller shall cause the Seller Bank to approve the Subsidiary Plan of Merger; (ii) Seller, as the sole shareholder of the Seller Bank, shall approve the Subsidiary Plan of Merger; (iii) Seller shall cause the Subsidiary Plan of Merger to be duly executed by the Seller Bank and delivered to Buyer; (iv) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger; (v) Buyer, as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger; and (vi) Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to Seller. Prior to the Effective Time, Seller shall cause the Seller Bank, and Buyer shall cause Buyer Bank, to execute such articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Effective Time.

(c)          Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Common Stock Merger Consideration provided for in this Agreement, (ii) materially affect, in an adverse manner, the Tax treatment of Seller’s shareholders as a result of receiving the Common Stock Merger Consideration or the Tax treatment of a Party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time. The Merger shall become effective as set forth in the articles of merger that shall be filed with the North Carolina Secretary of State (the “North Carolina Articles of Merger”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the North Carolina Articles of Merger.

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NCBCA and the bank and savings bank holding company laws of North Carolina. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holder of any of the following securities:

(a)          Each share of voting common stock, no par value per share, of Buyer (the “Buyer Common Stock”) and Buyer Non-Voting Common Stock (as hereinafter defined) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

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(b)          All shares of common stock, no par value, of Seller issued and outstanding immediately before the Effective Time, including those shares into which shares of Seller Series A Preferred Stock are converted immediately prior to the Effective Time pursuant to the Seller’s Articles (the “Seller Common Stock”), that are owned, directly or indirectly, by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts (including grantor or rabbi trust accounts)), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.

(c)          Subject to the allocation provisions of Section 1.4(f), each share of Seller Common Stock (excluding shares held by Buyer or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive either:

(i)          cash in the amount of $8.85 per share (“Per Share Cash Consideration”); or

(ii)         the number of shares (rounded to the nearest 1/1000th of a share) of Buyer Common Stock determined by dividing $8.85 by the 20-day volume-weighted average price of Buyer Common Stock (“BNC VWAP”) ending on the second trading day prior to closing (“Per Share Stock Consideration”) (such Per Share Cash Consideration and Per Share Stock Consideration shall be referred to as the “Common Stock Merger Consideration”). However, notwithstanding the foregoing, in the event that the BNC VWAP immediately prior to closing is greater than $14.75, then the Per Share Stock Consideration shall equal 0.6000 shares of Buyer Common Stock, and in the event that the BNC VWAP immediately prior to closing is less than $12.75, then then the Per Share Stock Consideration shall equal 0.6941 shares of Buyer Common Stock.

(d)          Subject to the allocation provisions of Section 1.4(f) below, each shareholder of Seller may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of Seller Common Stock; provided, however, that the aggregate number of shares of Seller Common Stock which shall be converted into the Per Share Stock Consideration shall be 2,060,895.

(e)          If, between the date hereof and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(f)          Election and Allocation Procedures.

(i)          Election.

(A)         An election form (“Election Form”), together with the other transmittal materials described in Section 2.1, shall be mailed within three days on which banks are generally open for the conduct of retail banking business in North Carolina (“Business Days”) business days after the Effective Time to each holder of Seller Common Stock of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Each Election Form shall permit a holder of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instruction) to elect to receive the Per Share Cash Consideration with respect to all or any of such holder’s Seller Common Stock (shares as to which the election is made, “Cash Election Shares”). The “Cash Election Amount” shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All shares of Seller Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the “Stock Election Shares.”

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(B)         Any share of Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent (as hereinafter defined) an effective, properly completed Election Form on or before 30 days after the Mailing Date (such deadline, the “Election Deadline”), shall be converted as provided in Section 1.4(f)(ii) (such shares, the “No Election Shares”).

(C)         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of Seller Common Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(ii)         Allocation. As soon as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to allocate the Common Stock Merger Consideration, which shall be effected by the Exchange Agent as follows:

(A)         If the total amount of Stock Election Shares is greater than 2,060,895, then:

a.           each Cash Election Share and each No Election Share shall be converted into the right to receive the Per Share Cash Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of Stock Election Shares submitted, from among the holders of Stock Election Shares, a sufficient number of such shares (“Cash Designee Shares”) such that the total amount of Stock Election Shares minus the sum of the Cash Designee Shares and the shares with respect to which dissenters’ rights of appraisal have been asserted equals 2,060,895. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

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c.           each remaining unconverted share of Seller Common Stock (after application of subsections (a.) and (b.) above) shall be converted into the right to receive the Per Share Stock Consideration.

(B)         If the total amount of Stock Election Shares and No Election Shares is less than 2,060,895, then:

a.           each Stock Election Share and each No Election Share shall be converted into the right to receive the Per Share Stock Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of Cash Election Shares submitted, from among the holders of Cash Election Shares, a sufficient number of such shares (“Stock Designee Shares”) such that the total amount of Stock Election Shares and No Election Shares plus the Stock Designee Shares equals 2,060,895. Each Stock Designee Share shall be converted into the right to receive the Per Share Stock Consideration; and

c.           each remaining unconverted share of Seller Common Stock (after application of subsections (a.) and (b.) above) shall be converted into the right to receive the Per Share Cash Consideration.

(C)         If the total amount of Stock Election Shares is less than 2,060,895, but the total amount of Stock Election Shares and No Election Shares is greater than 2,060,895, then:

a.           each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration and each Cash Election Share shall be converted into the Per Share Cash Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of No Election Shares submitted, from among the holders of No Election Shares, a sufficient number of such shares (“No Election Stock Designee Shares”) such that the total amount of Stock Election Shares plus the No Election Stock Designee Shares equals 2,060,895. Each No Election Stock Designee Share shall be converted into the right to receive the Per Share Stock Consideration; and

c.           each remaining unconverted share of Seller Common Stock (after application of subsections (a.) and (b.) above) shall be converted into the right to receive the Per Share Cash Consideration.

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(g)          From and after the Effective Time, all of the shares of Seller Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Common Stock Merger Consideration into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

1.5           Stock Options and Other Stock-Based Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards (“Seller Options”), all Seller Options shall be terminated and shall not be converted into or become rights with respect to Buyer Common Stock, and Buyer shall not assume the Seller Options or the agreements evidencing such options. Seller and Buyer agree to take all necessary steps to effect the provisions of this Section 1.5.

1.6           Dissenting Shareholders.  Any holder of shares of Seller Common Stock OR Seller Preferred Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by Section 55-13-02 of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the NCBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to Seller the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Surviving Corporation shall issue and deliver the Common Stock Merger Consideration to which such holder of shares of Seller Common Stock and Seller Series A Preferred Stock is entitled under Section 1.4(c) of this Agreement upon surrender by such holder of the certificate or certificates representing shares of Seller Common Stock held by such holder.

1.7           Articles of Incorporation of Buyer . At the Effective Time, the Buyer articles of incorporation, as amended (“Buyer’s Articles”), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8           Bylaws of Buyer. At the Effective Time, the Buyer bylaws, as amended (“Buyer’s Bylaws”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9           Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Both prior to and after the Closing, each Party’s books and records shall be maintained, and all federal, state and local income Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.10         Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the closing price of Buyer Common Stock on the date immediately prior to the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

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Article II
DELIVERY OF MERGER CONSIDERATION

2.1           Exchange Procedures. Within three business days after the Effective Time, Buyer shall cause the exchange agent, Registrar and Transfer Company, or such other exchange agent selected by Buyer, and reasonably acceptable to Seller (the “Exchange Agent”), to mail to each holder of record of a certificate or certificates which represented Seller Common Stock immediately prior to the Effective Time (the “Certificates”) an Election Form, as required under Section 1.4(f), and other appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent and which shall be reasonably acceptable to Seller and its counsel). The Certificates of Seller Common Stock so delivered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of the shares of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the consideration provided in Section 1.4 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(c) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) issued and outstanding at the Effective Time shall surrender the Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.4, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2. Buyer shall not be obligated to deliver the Common Stock Merger Consideration to which any former holder of shares of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificates for exchange as provided in this Section 2.1, or in lieu thereof, such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Buyer nor the Exchange Agent shall be liable to a holder of shares of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.2           Rights of Former Seller Shareholders. At the Effective Time, the stock transfer books of Seller shall be closed as to holders of shares of Seller Common Stock immediately prior to the Effective Time and no transfer of shares of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(c) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) shall from and after the Effective Time represent for all purposes only the right to receive the Common Stock Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of shares of Seller Common Stock shall be entitled to vote, provided such shares of Seller Common Stock have voting rights, after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their certificates representing shares of Seller Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. No dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.1. However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 1.4 of this Agreement except to the extent required in connection with the exercise of dissenters’ rights of appraisal.

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Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on Seller), Seller hereby represents and warrants to Buyer as follows:

3.1           Corporate Organization.

(a)          Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Seller is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the articles of incorporation of Seller, as amended (the “Seller Articles”), and the bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer. Seller Bank is incorporated under the laws of the State of North Carolina.

(c)          Each of the Seller Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Seller Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is, and has been since January 1, 2007, duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Seller Subsidiary, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either Party, means any bank, savings bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Seller Subsidiary” and “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of Seller or Buyer, respectively.

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(d)          The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2           Capitalization

(a)          The authorized capital stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 2,520,777 shares were issued and outstanding, and 5,000,000 shares of preferred stock (the “Seller Preferred Stock”), of which, as of the Seller Capitalization Date, 55,342 shares of Series A Preferred Stock (“Seller Series A Preferred Stock”) were issued and outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock or Seller Series A Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Seller Common Stock and Seller Series A Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, as of the date of this Agreement, except pursuant to this Agreement, including with respect to any Seller stock option plan(s), as amended (collectively, the “Seller Stock Plan”), as set forth herein, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock, Seller Preferred Stock, or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock, or other equity securities of Seller. As of the date of this Agreement, there are no contractual obligations of Seller or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or any Seller Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or its Subsidiaries or (ii) pursuant to which Seller or any Seller Subsidiary is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(a) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedule, since December 31, 2012 through the date hereof, Seller has not (A) issued or repurchased any shares of Seller Common Stock, Seller Series A Preferred Stock or other equity securities of Seller or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Seller Stock Plan.

(b)          Section 3.2(b) of the Seller Disclosure Schedule sets forth each Seller Subsidiary. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Seller Subsidiary are owned by Seller, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Seller Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

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(c)          Section 3.2(c) of the Seller Disclosure Schedule sets forth Seller’s and each Seller Subsidiary’s capital stock, equity interest or other direct or indirect ownership interest in any person other than a Seller Subsidiary, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d)          Section 3.2(d) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock issued under the Seller Stock Plan, the number of shares of Seller Common Stock subject to outstanding awards granted under the Seller Stock Plan and the number of shares of Seller Common Stock reserved for future issuance under the Seller Stock Plan; (ii) all outstanding awards granted under the Seller Stock Plan, indicating with respect to each such award the name of the holder thereof, the number of shares of Seller Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such warrant and the exercise price thereof. Seller has provided to the Buyer complete and accurate copy of the Seller Stock Plan and the forms of all award agreements related thereto and copies of all warrants.

3.3           Authority; No Violation.

(a)          Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has determined to recommend that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement required under North Carolina law by the affirmative vote of the holders of the outstanding shares of Seller Common Stock and Seller Series A Preferred Stock entitled to vote at such meeting, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Articles or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller, any Seller Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any Seller Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which any of them or any of their respective properties or assets is bound.

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3.4           Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the FDIC under the Federal Deposit Insurance Act, as amended (the “FDI Act”), and the Office of the Commissioner of Banks of the State of North Carolina (the “Commissioner”), and approvals of such applications and notices, (b) the filing of any required applications, filings or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the bank and savings bank holding company laws of North Carolina and the NCBCA, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of The Nasdaq Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

3.5           Reports; Regulatory Matters. Seller and each Seller Subsidiary have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Commissioner or other state regulatory authority, (iv) any foreign regulatory authority, (v) any SRO and (vi) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Seller and the Seller Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or any Seller Subsidiary. Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule, since January 1, 2011, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or any Seller Subsidiary. Seller and each Seller Subsidiary have fully complied with, and there is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Seller or such Seller Subsidiary. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Seller or any Seller Subsidiary (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Seller’s or a Seller Subsidiary’s ordinary course of business).

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Except as set forth on Section 3.5 of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011 a recipient of any supervisory letter from, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated savings bank holding companies or their Subsidiaries (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller or any Seller Subsidiary been advised since January 1, 2011 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Seller is not “well capitalized” and “well managed” as a matter of U.S. federal bank holding company law.

3.6           Financial Statements.

(a)          Seller has made available to Buyer the consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2012, and December 31, 2011, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2012 and 2011, and (b) the consolidated balance sheets (including related notes and schedules, if any) of Seller and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2012 (the “Seller Financial Statements”).The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Seller and its Subsidiaries (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Seller and the Seller Subsidiaries in all respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and the Seller Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and the Seller Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry Bekaert, LLP has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent registered public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Seller nor any Seller Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012 or (iii) liabilities incurred since December 31, 2012 in connection with this Agreement and the transactions contemplated hereby.

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(c)          Since December 31, 2012, (i) through the date hereof, neither Seller, any Seller Subsidiary, nor to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any Seller Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any Seller Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any Seller Subsidiary, whether or not employed by Seller or any Seller Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

3.7           Broker’s Fees. Neither Seller nor any Seller Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8           Absence of Certain Changes or Events.

(a)          Since December 31, 2012, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings banks and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings banks and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and savings banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings banks or their holding companies generally, including changes in market interest rates, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks and savings banks in the southeastern United States, or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller or any Seller Subsidiary) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.

(b)          Since December 31, 2012 through and including the date of this Agreement, Seller and the Seller Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

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(c)          Except as set forth in Section 3.8(c) or as contemplated by Section 7.3(d) of the Seller Disclosure Schedule, since September 30, 2013, neither Seller nor any Seller Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of September 30, 2013, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Seller Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock or Seller Preferred Stock, any restricted, performance or fully vested shares of Seller Common Stock or Seller Preferred Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller or any Seller Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9           Legal Proceedings.

(a)          Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to any, and there are no pending or, to the knowledge of Seller, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or any Seller Subsidiary, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Seller Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Seller.

(b)          There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Seller, any Seller Subsidiary or the assets of Seller or any Seller Subsidiary.

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3.10         Taxes and Tax Returns.

(a)          Seller and each Seller Subsidiary has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller and the Seller Subsidiaries are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller or any Seller Subsidiary for which Seller does not have reserves that are adequate under GAAP. Neither Seller nor any Seller Subsidiary is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Seller and the Seller Subsidiaries). Within the past five years, neither Seller nor any Seller Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Seller nor any Seller Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller or any Seller Subsidiary. Neither Seller nor any Seller Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Seller nor any Seller Subsidiary has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)          As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or any Seller Subsidiary.

3.11         Employee Matters.

(a)          Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller or any of its Subsidiaries. To the knowledge of Seller, no other Seller Benefit Plan exists.

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(b)          With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan; and (ix) a list of each person who has options to purchase Seller Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Seller or any Seller Subsidiary, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the Seller Disclosure Schedule sets forth as of November 30, 2013 the accrued liability for any such plans, programs and arrangements.

(c)          With respect to each Seller Benefit Plan, and except as disclosed in Section 3.11(c) of the Seller Disclosure Schedule:

(i)          each Seller Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan;

(ii)         each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has either received a favorable determination letter from the IRS to such effect or such Seller Benefit Plan is covered by a letter from the IRS to the same effect, and, to the knowledge of Seller, no fact, circumstance or event has occurred since the date of such letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;

(iii)        each Seller Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iii) of the Seller Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of any split-dollar insurance policies held pursuant to the SERPs; and any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);

(iv)        no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s or any ERISA Affiliate’s knowledge, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller (including any Seller Subsidiary), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;

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(v)         all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the fiscal year ended December 31, 2012 (including any notes thereto) or liability therefore was incurred in the ordinary course of business consistent with past practice since December 31, 2012;

(vi)        no Seller Benefit Plan is under, and Seller (including Seller Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(vii)       no Seller Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller (including Seller Subsidiary) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(viii)      all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(ix)         except as disclosed in Section 3.11(e)(ix) of the Seller Disclosure Schedule, and subject to satisfaction of those payments contemplated by Section 7.3(e) and the voluntary termination of certain rights under existing agreements as contemplated by Section 7.2(i) of this Agreement, neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan or (C) conflict with the terms of any Seller Benefit Plan;

(x)          all obligations of Seller, each Seller Subsidiary, each ERISA Affiliate and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(xi)         to the knowledge of Seller, Seller and each Seller Subsidiary and each ERISA Affiliate, as applicable, has maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

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(xii)        except as disclosed on Section 3.11(c)(xii) of the Seller Disclosure Schedule, no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.

(d)          With respect to each Seller Benefit Plan (i) no such plan is a multiemployer plan as defined in Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code, and neither Seller nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan; (ii) neither Seller nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or any of its Subsidiaries or ERISA Affiliates; (iii) except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 3.20(d) of the Seller Disclosure Schedule has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (iv) no action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(e)          Subject to satisfaction of the payments contemplated in Section 7.3(d) of this Agreement and the voluntary termination of certain rights as contemplated in Section 7.2(h), or except as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller, any Seller Subsidiary or any ERISA Affiliate of Seller, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) except as otherwise specifically agreed by the Parties, result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f)          To the knowledge of Seller, neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) or any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. To the knowledge of Seller, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Except as disclosed in Section 3.11(f) of the Seller Disclosure Schedule, Seller and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Seller Benefit Plans.

(g)          No payment made or to be made in respect of any employee or former employee of Seller or any Seller Subsidiary would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

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(h)          With respect to Seller and each Seller Subsidiary:

(i)          It is not a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of its employees. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and it has not experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii)         It is not a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii)        It is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv)        It does not have has any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v)         To the knowledge of Seller, none of its executives: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi)        Section 3.11(h)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each of its employee: name; employing entity; job title; primary work location; current compensation rate; expected bonus; and its classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(i)          Section 3.11(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller or any Seller Subsidiary and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(i) of the Seller Disclosure Schedule is valid and binding and in full force and effect.

(j)          Except as disclosed in Section 3.11(j) of the Seller Disclosure Schedule (which shall contain the actual present value of the obligations all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither Seller nor any Seller Subsidiary (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k)          Neither Seller, any Seller Subsidiary nor any ERISA Affiliate of Seller maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

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(l)          Any individual who performs services for Seller or any Seller Subsidiary and who is not treated as an employee for federal income tax purposes by Seller or such Seller Subsidiary is not an employee under applicable law or for any purpose including for tax withholding purposes or Seller Benefit Plan purposes.

(m)          (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Seller nor any Seller Subsidiary (1) has been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A (other than as disclosed on the Seller Disclosure Schedule); (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

3.12         Compliance with Applicable Law.

(a)          Seller and each Seller Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller or such Seller Subsidiary. Other than as required by (and in conformity with) law, neither Seller nor any Seller Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b)          Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by officers and directors of Seller who have outstanding loans from Seller or any Seller Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

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3.13         Certain Contracts.

(a)          Except as disclosed on Section 3.13(a) of the Seller Disclosure Schedule, neither Seller nor any Seller Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Seller or any Seller Subsidiary, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and neither Seller nor any Seller Subsidiary has knowledge of any material violation of any Seller Contract by any of the other parties thereto.

(b)          Each Seller Contract is (i) valid and binding on Seller or its applicable Seller Subsidiary and is in full force and effect, (ii) Seller or such applicable Seller Subsidiary has in all material respects performed all obligations required to be performed by it to date under such Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or any Seller Subsidiary under such Seller Contract.

3.14         Risk Management Instruments.

(a)          “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(b)          All Derivative Transactions, whether entered into for the account of Seller or any Seller Subsidiary or for the account of a customer of Seller or any Seller Subsidiary, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller and the Seller Subsidiary, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Seller or a Seller Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Seller and the Seller Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Seller’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, which would reasonably be expected to have a Material Adverse Effect.

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3.15         Investment Securities and Commodities.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect on Seller, each of Seller and each Seller Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or such Seller Subsidiary. Such securities and commodities are valued on the books of Seller or such Seller Subsidiary in accordance with GAAP in all material respects.

(b)          Seller and the Seller Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

3.16         Loan Portfolio.

(a)          Section 3.16(a) of the Seller Disclosure Schedule sets forth, as of November 30, 2013 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller or a Seller Subsidiary (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller or any Seller Subsidiary that is classified as “Other Real Estate Owned” and the book value thereof.

(b)          To Seller’s knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally subject to general principles of equity, and subject to technical flaws undiscovered by Seller, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by Seller or a Seller Subsidiary, and all such Loans purchased by Seller or a Seller Subsidiary, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller or the Seller Subsidiary have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)          Since December 31, 2012, none of the Seller Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Seller and the Seller Subsidiary on a consolidated basis; to Seller’s knowledge and in light of each Seller Subsidiary’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

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3.17         Property.  Seller or a Seller Subsidiary (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering Seller’s or such Seller Subsidiary’s leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Seller or such Seller Subsidiary or, to Seller’s knowledge, the lessor. To the knowledge of Seller, the Real Property is in material compliance with, and Seller has not received any notice of any violation of, applicable zoning laws and building codes regarding the Real Property and the building and improvements located thereon. The buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller and the Seller Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or premium adjustment for such policies.

3.18         Insurance.  Seller and each Seller Subsidiary is insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Seller and such Seller Subsidiary. Seller has a true and complete list of all insurance policies applicable and available to Seller and each Seller Subsidiary with respect to its business or that are otherwise maintained by or for Seller or any Seller Subsidiary (the “Seller Policies”) and has provided true and complete copies of all such Seller Policies to Buyer. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, there is no claim for coverage by Seller or Seller Subsidiary pending under any of such Seller Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Seller Policies or in respect of which such underwriters have reserved their rights. Each Seller Policy is in full force and effect and all premiums payable by Seller or any Seller Subsidiary have been timely paid, by Seller or such Seller Subsidiary, as applicable. To the knowledge of Seller, neither Seller nor any Seller Subsidiary has received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Seller Policies. To the best of Seller’s knowledge, no Seller Policy has been issued by a company that is rated less than “A-“ by A.M. Best & Co.

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3.19         Intellectual Property.  Seller and each Seller Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with such Intellectual Property have been paid. The use of any Intellectual Property by Seller and the Seller Subsidiaries does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or any Seller Subsidiary acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller or any Seller Subsidiary with respect to any Intellectual Property owned by and/or licensed to Seller such Seller Subsidiary. Neither Seller nor any Seller Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Seller or such Seller Subsidiary and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller or any Seller Subsidiary is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20         Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Seller or any Seller Subsidiary arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s actual knowledge, threatened against Seller or any Seller Subsidiary. To the actual knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller Subsidiary. Neither Seller nor any Seller Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To Seller’s actual knowledge, Seller and each Seller Subsidiary, and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Seller), any property in which Seller or any Seller Subsidiary holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 3.20 are Seller’s only representations and warranties with respect to environmental matters.

3.21         Leases. Section 3.20 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller or a Seller Subsidiary is a party and (b) a list of each parcel of real property leased by Seller or any of its Subsidiaries together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller or the applicable Seller Subsidiary and is in full force and effect. Seller and each Seller Subsidiary has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither Seller nor any of its Subsidiaries is in material default under any Property Lease.

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3.22         Privacy of Customer Information. Seller is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the Buyer pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.22, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Seller nor any Seller Subsidiary has any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller or a Seller Subsidiary, the transfer of such IIPI to Buyer Bank, and the use of such IIPI by Buyer Bank as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Seller and each Seller Subsidiary (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

3.23         Bank Secrecy Act; Patriot Act; Money Laundering. Neither Seller nor any Seller Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Seller or the Seller Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Seller Board or the board of directors of the applicable Seller Subsidiary has adopted and Seller or the applicable Seller Subsidiary has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

3.24         CRA Compliance. Neither Seller nor any Seller Subsidiary has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Seller is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and its and each Seller Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Seller has no knowledge of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller or any Seller Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or any Seller Subsidiary to decrease below the “satisfactory” level.

3.25         Securitizations. Seller is not a party to any agreement securitizing any of its assets.

3.26         Reorganization; Approvals. As of the date of this Agreement, Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

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3.27         Opinion.   Before the execution of this Agreement, the Seller Board has received an opinion from Raymond James & Associates, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Common Stock Merger Consideration is fair to the common shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.28         Disaster Recovery and Business Continuity.  Seller and each applicable Seller Subsidiary has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect the customers, assets, or employees of Seller or such Seller Subsidiary. To the best of Seller’s knowledge, such program ensures that Seller and Seller Bank each can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”), and the FDIC.

3.29         Seller Information. The information relating to Seller and the Seller Subsidiaries that is provided by Seller or its representatives for inclusion in a proxy statement relating to the Seller Shareholder Meeting (as defined below) to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:

4.1           Corporate Organization.

(a)          Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Buyer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Articles of Incorporation, as amended and Bylaws, as amended Buyer, as in effect as of the date of this Agreement, have previously been made available to Seller.

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(c)          Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement.

4.2           Capitalization.

(a)          The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer common stock, of which 60,000,000 shares are designated as voting Buyer Common Stock and 20,000,000 shares are designated as non-voting common stock (“Buyer Non-Voting Common Stock”), of which, as of December 12, 2013 (the “Buyer Capitalization Date”), 21,309,842 shares of Buyer Common Stock and 5,992,213 shares of Buyer Non-Voting Common Stock were issued and outstanding, and 20,000,000 shares of preferred stock, (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, no shares of Buyer Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Buyer Preferred Stock were reserved for issuance, except for 716,723 shares of Buyer Common Stock underlying options currently outstanding and 1,464,932 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2 of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Non-Voting Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

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4.3           Authority; No Violation.

(a)          Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly unanimously approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)          Except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4           Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Commissioner and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (d) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the bank and savings bank holding company laws of North Carolina and the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Nasdaq Global Market, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement.

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4.5           Reports; Regulatory Matters.

(a)          Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2011, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).

(b)          Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

(c)          Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) under the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

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4.6           Financial Statements.

(a)          The consolidated financial statements of Buyer and its Subsidiaries included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, LLP has served as independent registered public accountant for Buyer and the Buyer Subsidiary,for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent registered public accountants of Buyer or Buyer Bank, as applicable, as a result of or in connection with any disagreements with Buyer or Buyer Bank, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013 or in connection with this Agreement and the transactions contemplated hereby.

(c)          Since September 30, 2013, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7           Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8           Absence of Certain Changes or Events.

(a)          Since September 30, 2013, except as disclosed in the Buyer SEC Reports, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(b)          Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since September 30, 2013 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

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4.9           Legal Proceedings.

(a)          Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(b)          There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10         Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11         Compliance with Applicable Law.

(a)          Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

(b)          Since the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

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4.12         Assets.

(a)          Since December 31, 2012, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting Practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

(b)          To the knowledge of Buyer, Buyer’s Subsidiaries are in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

4.13         Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14         Buyer Information. The information relating to Buyer and its Subsidiaries that is provided for inclusion or included, as applicable, by Buyer or its representatives in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15         Bank Secrecy Act; Patriot Act; Money Laundering. Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

4.16         CRA Compliance. Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and its and each Buyer Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

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4.17         Tax Matters. Except with respect to the matters expressly addressed by Sections 1.4, 1.5, 1.6 and 1.10 of this Agreement or with the prior written consent of Seller, neither Buyer, nor Buyer Bank nor any of their affiliates has taken or agreed to take any action, or knowingly failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Buyer and Buyer Bank to continue, either through a wholly owned subsidiary of Buyer or through a member of Buyer’s Qualified Group, at least one significant historic business line of Seller, or to use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Section 1.368-1(d) of the regulations promulgated by the United States Department of the Treasury with respect to the Code (the “Treasury Regulations”). As used in this Agreement, the term “Qualified Group” shall mean Buyer’s “qualified group” as such term is defined within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii). As of the date of the Merger, (i) Buyer will own all of the outstanding stock or other equity interests in Buyer Bank, and (ii) Buyer will be in “control” of Buyer Bank within the meaning of Code Section 368(c). Buyer has no plan or present intention to sell, transfer or otherwise dispose of any of the capital stock of Buyer Bank following the Merger, and Buyer has no present plan or intention to cause Buyer Bank to issue additional capital stock following the Merger, that in either case would result in Buyer’s not having “control” of Buyer Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Closing, neither Buyer, nor Buyer Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer or Buyer Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer shares issued to the Seller shareholders in connection with the Merger.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Seller’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each Seller Subsidiary, to:

(a)          conduct its business in the ordinary course in all material respects;

(b)          use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c)          take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2           Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, and shall not permit any Seller Subsidiary to, without the prior written consent of Buyer:

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit, participation in the Certificate of Deposit Account Registry Service, and entering into repurchase agreements);

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(b)          adjust, split, combine or reclassify any of its capital stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Seller Subsidiary to Seller or to any of Seller’s wholly owned Seller Subsidiaries, and (B) the acceptance of shares of Seller Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Seller Common Stock granted under a Seller Stock Plan, in each case in accordance with past practice and the terms of the applicable Seller Stock Plan and related award agreements);

(d)          grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock under the Seller Stock Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(e)          issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Seller Stock Plan and except pursuant to the conversion of Seller Series A Preferred Stock into Seller Common Stock in accordance with the Seller Articles;

(f)          hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements; provided, however, that Seller and any Seller Subsidiary shall be permitted to terminate any of its employees for cause, in its sole discretion.

(g)          make any loan or extension of credit in an amount in excess of $350,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $350,000) or renew or amend any existing loan or extension of credit that is a Classified Asset (as defined in Section 7.2(g) below); provided, however, that, if Seller or any Seller Subsidiary shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $350,000, or amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within two Business Days upon receipt of such request from Seller or a Seller Subsidiary, as applicable, then such request shall be deemed to be approved by Buyer and Seller or such Seller Subsidiary, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request;

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(h)          except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its Seller Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan; provided, however, notwithstanding any of the foregoing in this Section 5.2(h), Seller and Seller Bank shall be permitted to make such payments contemplated by Section 7.3(e) of this Agreement and enter into such appropriate agreements to effect such payments;

(i)          sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Seller Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller or any Seller Subsidiary shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five Business Days upon receipt of such request from Seller or any Seller Subsidiary, as applicable, then such request shall be deemed to be approved by Buyer and Seller or such Seller Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule; or

(j)          enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(k)          make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(l)           take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m)         amend the Seller Articles or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or a Buyer Subsidiary) or any action taken by any person from any state “takeover” statute or similarly restrictive provisions of the Seller Articles or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)         other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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(o)          other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Seller or any Seller Subsidiary to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p)          take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q)          implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r)           file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s)          except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t)           take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or

(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3           Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any Buyer Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3).

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Article VI
ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)          Buyer and Seller shall promptly prepare and Buyer shall promptly file with the SEC the Form S-4, in which the Proxy Statement will be included as a part of the proxy statement/prospectus included therein. Buyer shall promptly notify Seller upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and shall provide Seller with copies of all correspondence with the SEC. Each of Buyer and Seller shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Buyer and Seller (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Each of Buyer and Seller shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Buyer and Seller shall thereafter mail or deliver the proxy statement/prospectus including the Proxy Statement to Seller’s shareholders. Each of Buyer and Seller shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of shares of Seller Common Stock as may be reasonably requested in connection with any such action.

(b)          The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Seller) on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).

(c)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

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(d)          Each of Buyer and Seller, and any of their respective Subsidiaries, shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Seller Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2           Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated November 7, 2013.

(c)          No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

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6.3           Shareholder Approval.

(a)          Seller shall call a meeting of its shareholders to be held after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Except to the extent provided otherwise in Section 6.9(b), the Seller Board shall use commercially reasonable efforts to obtain from the Seller’s shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Seller shall submit this Agreement to its shareholders at the Seller Shareholder Meeting even if the Seller Board shall have withdrawn, modified or qualified its recommendation. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

(b)          Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4           The Nasdaq Global Market Listing. Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, before the Effective Time.

6.5           Employee Matters.

(a)          All individuals employed by, or on an authorized leave of absence from, Seller or any Seller Subsidiary immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time and for so long as they remain as employees of Buyer or one of its affiliates. Immediately following the Effective Time, Buyer shall, or shall cause its applicable Buyer Subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Seller Benefit Plans as in effect immediately before the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any Buyer Subsidiary to terminate the employment of any Covered Employee at any time or require Buyer or any Buyer Subsidiary to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee. Each Covered Employee shall be given credit for his or her full years of service to Seller or a Seller Subsidiary for purposes of (i) entitlement to vacation and sick leave and participation in all of Buyer’s welfare, insurance and other benefit plans, (ii) for waiting period calculation, deductible payment credit and similar matters under health insurance plans, and (iii) eligibility for participation and vesting in Buyer’s retirement, pension and profit-sharing plans.

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(b)          If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller or any Seller Subsidiary (i) is terminated by Buyer or any Buyer Subsidiary due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller or any Seller Subsidiary) as the result of an organizational or business restructuring or the integration of Seller or any of Seller Subsidiary with Buyer or any Buyer Subsidiary, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another person or company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of their base salary or wages, as applicable, regardless of employee classification.

Except as otherwise contemplated by this Agreement (including in Section 7.3(e)), Seller shall, and shall cause the Seller Subsidiaries to, take whatever action is necessary to terminate the Seller’s Executive Supplemental Retirement Plan Agreements, the Director Deferral Plan Agreements and any and all other severance arrangements and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(b) and agreements disclosed in Section 3.11(i) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

Nothing contained in this Section 6.5(b) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(b) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Buyer be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(c)          If Buyer so requests (which request shall be made no less than 15 days before the Effective Time), Seller shall take any and all actions required (including the adoption of resolutions by the Seller Board) to amend, freeze and/or terminate any or all Seller Benefit Plans immediately before the Effective Time, and, if requested by Buyer, to implement any such actions; provided, however, no such action shall be required by Buyer that would limit, reduce, or otherwise adversely effect those payments contemplated by Section 7.3(d) of the Seller Disclosure Schedule.

(d)          Effective upon Closing, Buyer shall assume the Home Savings Bank Employees’ Pension Plan (the “Pension Plan”) and the trustees under the Plan at the Time of Closing shall be the trustees of the Plan following Closing until such time as the Pension Plan is terminated by Buyer in accordance with the provisions of Article VIII of the Pension Plan.

6.6           Seller’s 401(k) Plan. Prior to the Effective Time, the Seller:

(a)          by resolution of its directors, shall terminate the 401(k) plan maintained by Seller (the “401(k) Plan”) as of the day before the Effective Time. The account balances of the 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the 401(k) Plan, as soon as administratively feasible following the plan termination date;

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(b)          shall continue to make all non-discretionary employer contributions which it is required to make to the 401(k) Plan, including elective deferral contributions of those 401(k) Plan participants who are employed by the Seller or Seller Bank, and shall be permitted to make the discretionary contributions consistent with past practice that are set forth in Section 6.6(b) of the Seller Disclosure Schedule. In addition, the Seller shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Seller; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the 401(k) Plan; and

(c)          on or before the Effective Time, Seller Bank shall refinance the loans granted to Seller Bank employees under the 401(k) Plan so that such loans are repaid to the 401(k) Plan on or before the Effective Time. Each such refinancing loan shall have a fixed market rate of interest per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or any Seller Subsidiary or who is or was serving at the request of Seller or any Seller Subsidiary as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or any Seller Subsidiary before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7(a) of the Seller Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.8, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)          From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or any Seller Subsidiary, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.8.

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(c)          Buyer shall cause the individuals serving as officers and directors of Seller or any Seller Subsidiary immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.7(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”); and, provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d)          The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8           Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of a Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.9           Advice of Changes. Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

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6.10         No Solicitation.

(a)          None of Seller, the Seller Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or any Seller Subsidiary shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller or any Seller Subsidiary that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) enter into any agreement regarding any Alternative Transaction or (iv) render a rights agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby. Seller shall, and shall cause each Seller Subsidiary and the representatives of Seller and the Seller Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or any of its Subsidiaries is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.10, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize the Seller Subsidiaries and the representatives of Seller and the Seller Subsidiaries to) (x) furnish nonpublic information regarding Seller and the Seller Subsidiaries to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

(b)          Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.10(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller or any Seller Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.10(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.10(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.10 in any respect and (y):

(i)          The Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.10(b);

(ii)         Seller has given Buyer at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii)        Before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

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In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.10 with respect to such new written notice.

(c)          In addition to the obligations of Seller under Sections 6.10(a) and (b), Seller shall notify Buyer promptly (but in no event later than 48 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or any Seller Subsidiary or for access to the properties, books or records of Seller or any Seller Subsidiary by any person that informs the Seller Board or the board of directors of any Seller Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller or any Seller Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 48 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).

(d)          As used in this Agreement:

(i)          “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the total of the outstanding shares of Seller Common Stock and Seller Series A Seller Preferred Stock or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Seller Subsidiary and securities of the entity surviving any merger or business combination including any of Seller Subsidiary) of Seller, or any Seller Subsidiary representing more than 25% of the assets of Seller and the Seller Subsidiaries, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or any Seller Subsidiary, other than the transactions contemplated by this Agreement, as a result of which the holders of the outstanding shares of Seller Common Stock and Seller Series A Preferred Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock and Seller Series A Preferred Stock immediately before the consummation thereof.

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(ii)         “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e)          Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or any Seller Subsidiary are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or any Seller Subsidiary, at the direction or with the consent of Seller or any Seller Subsidiary, shall be deemed to be a breach of this Section 6.10 by Seller.

(f)          Nothing contained in this Section 6.10 shall prohibit Seller or any Seller Subsidiary from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.11         Restructuring Efforts. If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its commercially reasonable efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change the amount or kind of the Common Stock Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

6.12         Reasonable Best Efforts; Cooperation. Each of Seller, Buyer and Buyer Bank agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.13         Tax Covenants of Buyer and Buyer Bank. After the Effective Time, Buyer, either directly or through Buyer Bank as long as Buyer Bank is within Buyer’s Qualified Group, will continue at least one significant historic business line of Seller, or use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of Seller may be transferred (a) to a corporation that is another member of Buyer’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Buyer’s Qualified Group have active and substantial management functions as a partner with respect to Seller’s historic business or (ii) members of Buyer’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business of Seller, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

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Article VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)          Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Seller Common Stock and Seller Preferred Stock entitled to vote thereon.

(b)          The Nasdaq Global Market Listing. The shares of Buyer Common Stock to be issued to the holders of Seller Common Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Global Market, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2           Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to the foregoing effect.

(b)          Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to such effect.

(c)          Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

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(d)          Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)          Support Agreements. Each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit A.

(f)          Noncompete Agreements. Each member of the Seller Board shall have executed and delivered a noncompete agreement in the form attached as Exhibit B.

(g)          Resignations. The directors of Seller and the Seller Subsidiaries immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

(h)          Classified Assets. The Classified Assets of the Seller Bank as of the Effective Time shall not exceed 125% of the aggregate balance of Classified Assets set forth in Section 3.16(a) of the Seller Disclosure Schedule; for the purposes of this Section 7.2(h), “Classified Assets” means loans or other assets characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import and “Other Real Estate Owned”, all as reflected in the books and records of Seller, prepared in a manner consistent with past practice, with the preparation of the Seller Financial Statements and with the Seller Bank’s written policies in effect as of the date of this Agreement; and three Business Days before the Closing Date, Seller shall provide Buyer with a schedule reporting Classified Assets, including “Other Real Estate Owned”, as of such time.

(i)          Termination of Certain Rights. Subject to satisfaction of the condition contained in Section 7.3(e) and to the extent permitted under applicable law, each of those individuals identified in Section 7.2(i) of the Seller Disclosure Schedule shall have voluntarily terminated their rights under those agreements listed in Section 7.3(e) of the Seller Disclosure Schedules and executed release agreements in connection therewith.

7.3           Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

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(c)          Federal Tax Opinion. Seller shall have received the opinion of its counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Seller Requisite Regulatory Approvals”).

(e)          Severance/Benefit Payments. To the extent permitted by applicable law and subject to compliance with Sections 409A and 280G of the Code, each of the individuals listed on Section 7.3(e) of the Seller Disclosure Schedule shall have received those payments listed on Section 7.3(e) of the Seller Disclosure Schedule, or shall have received binding agreements from Buyer to make such payments immediately after the Effective Time.

(f)          Consulting Agreement. Buyer Bank shall have entered into, effective upon closing, a consulting agreement with R. Ronald Swanner, in a form to be mutually agreed upon by Buyer Bank and Mr. Swanner, with a term of two (2) years following Closing.

(g)          Severance Agreement. Immediately following the Closing, Buyer and Buyer Bank shall enter into a severance agreement with David Smith, in a form to be mutually agreed upon between BNC, Buyer Bank and Mr. Smith that provides for a severance payment to Mr. Smith upon a future change-in-control of Buyer.

Article VIII
TERMINATION AND AMENDMENT

8.1           Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer:

(a)          Mutual Consent. By mutual consent of Seller and Buyer in a written instrument, if the board of directors of each of Seller and Buyer so determines by a vote of the majority of the members of its entire board of directors;

(b)          No Regulatory Approval. By either Seller or Buyer, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Seller Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)          Delay. By either Seller or Buyer, if the Merger shall not have been consummated on or before September 30, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

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(d)          Material Breach of Representation, Warranty or Covenant. By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

(e)          Failure to Recommend. By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the Seller Shareholder Meeting inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2           Effect of Termination. If either Seller or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3           Fees and Expenses.

(a)          Except as set forth in Section 8.3(b), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          Seller shall pay to Buyer a termination fee in the amount of $750,000.00 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i)          (A) this Agreement is terminated by Buyer pursuant to Section 8.1(d) or 8.1(e); and (B) (1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii)         after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller’s shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:

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(A)         this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B)         Seller shall have terminated this Agreement pursuant to Section 8.1(d).

(iii)        the Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i) or (ii). Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller’s shareholders adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $100,000.00 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.

(c)          Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. The amounts payable pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of termination of this Agreement specified in such section. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees actually incurred and documented out-of-pocket expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

8.4           Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the Common Stock Merger Consideration to be delivered under this Agreement to the holders of Seller Common Stock, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any securities of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

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8.5           Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
GENERAL PROVISIONS

9.1           Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 5:00 p.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2           Standard. No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), Section 3.2(d) and Section 3.3 shall be deemed untrue and incorrect if not true and correct in all respects, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4           Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

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(a) if to Seller, to:

South Street Financial Corp.

103 North Second Street

Aberlmarle, NC 28001

Attention: R. Ronald Swanner

E-mail: RSwanner@southstreetfinancial.com

with a copy to:

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP

2000 Renaissance Plaza

230 North Elm Street

Greensboro, NC 27401

Attention: Robert A. Singer, Esq.

Email: rsinger@brookspierce.com

and

(b) if to Buyer, to:

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Attention: Richard D. Callicutt II, President and CEO

Email: rcallicutt@bankofnc.com

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

271 17th Street, NW, Suite 2400

Atlanta, GA 30363

Attention: Richard T. Hills
Email: rhills@wcsr.com

9.5           Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

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9.7           Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8           Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by a Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9           Publicity. Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10         Assignment; Third-Party Beneficiaries.

(a)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

(b)          No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

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9.11         Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BNC BANCORP

By:
Name:
Title:

SOUTH STREET FINANCIAL CORP.

By:
Name:
Title:

[Signature Page]

EXHIBIT A
SUPPORT AGREEMENT

___________ __, 2013

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Ladies and Gentlemen:

The undersigned is a director of South Street Financial Corp., a North Carolina corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).

BNC Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholders Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the Seller Shareholders Meeting; and (b) against any Alternative Transaction (as defined in the Agreement) (other than the Merger).

3.          The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Seller.

6.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting authority: _______

Number of shares owned with shared voting authority: ______

Accepted and agreed to as of
the date first above written:

BNC Bancorp

By: Richard D. Callicutt II
Its: President and CEO

EXHIBIT B
DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and South Street Financial Corp., a North Carolina corporation (“Seller”), are parties to an Agreement and Plan of Merger dated as of December 17, 2013, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and shareholder of Seller and is receiving Common Stock Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Common Stock Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1.          Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2.          Noncompetition.

(a)          Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not (except as required to carry out Director’s assigned duties with Buyer, if any): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than one percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.”

(b)          “Restricted Period” means a period of one year following the Effective Time.

(c)          “Restricted Business” means the business that was engaged in by Seller and its Subsidiaries immediately before the Effective Time. Director acknowledges and agrees that Seller and its Subsidiaries were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan, mortgage and wealth management services and products.

(d)           “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or any of its Subsidiaries immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and its Subsidiaries were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

3.          Noninterference with Customers.

(a)          Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b)          “Restricted Customer” means any person or entity that was a customer of Seller or any of its Subsidiaries at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

4.          Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or any of its Subsidiaries immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

5.          Confidential Information.

(a)          Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b)          “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

6.          Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the Common Stock Merger Consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

7.          Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

8.          Assignment. Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

9.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.

10.        Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

11.       Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Date:
[NAME]

BUYER

BNC Bancorp

By:
	Name:	Richard D. Callicutt II
	Title:	President and CEO

Appendix B

North Carolina Business Corporation Act
Article 13 — Appraisal Rights

Part 1. Right to Appraisal and Payment for Shares.

§ 55-13-01. Definitions.

  In this Article, the following definitions apply:

(1) Affiliate. — A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2) Beneficial shareholder. — A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3) Corporation. — The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4) Expenses. — Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5) Fair value. — The value of the corporation's shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6) Interest. — Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7) Interested transaction. — A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a. Interested person. — A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1. Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2. Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3. Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

B-1

II. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b. Beneficial owner. — Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a "beneficial owner" of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c. Excluded shares. — Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8) Preferred shares. — A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9) Record shareholder. — The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10) Senior executive. — The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11) Shareholder. — Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3) Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

B-2

(4) An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6) Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7) Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8) Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1) Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a. A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($ 20,000,000)(exclusive of the value of shares held by the corporation's subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c. Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2) The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

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(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d) A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

(1) Submits to the corporation the record shareholder's written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2) Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part 2. Procedure for Exercise of Appraisal Rights.

§ 55-13-20. Notice of appraisal rights.

(a) If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c) If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:

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(1) Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2) Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(d) If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1) The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2) The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a) If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders' meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(2) Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b) If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

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§ 55-13-22. Appraisal notice and form.

(a) If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1) A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2) Disclosure of the following:

a. Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b. A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c. The corporation's estimate of the fair value of the shares.

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e. The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3) Be accompanied by a copy of this Article.

§ 55-13-23. Perfection of rights; right to withdraw.

(a) A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

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(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-25. Payment.

(a) Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1) The following financial information:

a. The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b. The latest available quarterly financial statements, if any.

(2) A statement of the corporation's estimate of the fair value of the shares. The estimate must equal or exceed the corporation's estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3) A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this Article.

§ 55-13-27. After-acquired shares.

(a) A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1) The information required by G.S. 55-13-25(b)(1).

(2) The corporation's estimate of fair value pursuant to G.S. 55-13-25(b)(2).

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(3) That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer.

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation's offer.

(c) Within 10 days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a) A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares, plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation's payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a) If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

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(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

(e) Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder's shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b) The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

(a) The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b) Subsection (a) of this section does not apply to a corporate action that:

(1) Was not authorized and approved in accordance with the applicable provisions of any of the following:

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a. Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b. The articles of incorporation or bylaws.

c. The resolution of the board of directors authorizing the corporate action.

(2) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3) Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director's conflict of interest transaction.

(4) Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

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Appendix C

December 17, 2013

Board of Directors

South Street Financial Corp.

103 North Second Street

Albemarle, NC 28001

Members of the Board:

You have advised us that South Street Financial Corp., a North Carolina bank holding company (the “Company”), is contemplating entering into an Agreement and Plan of Merger by and between the Company and BNC Bancorp (“BNC”) (the “Agreement”) pursuant to which the Company will merge with and into BNC (the “Merger”). Under and subject to the terms of the Agreement, each outstanding share of Company’s common stock, no par value per share (the “Company Common Stock”), other than those shares beneficially owned by the Company or BNC, will be converted into the right to receive between 0.6000 and 0.6941 shares of common stock, no par value per share, of BNC (“BNC Common Stock”); $8.85 in cash; or some combination thereof (the “Merger Consideration”). In connection with the Merger, you have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company Common Stock other than the Company or BNC (the “Shareholders”). For the purposes of our Opinion we have assumed, with your consent, that the Merger Consideration will have a value of $8.85 per share of Company Common Stock.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things, reviewed:

1.	the financial terms and conditions of the Merger as set forth in a draft of the Agreement and Plan of Merger dated December 17, 2013 (the “Agreement”);

2.	the Company’s audited and unaudited financial statements, reports and schedules filed with its regulators, for the years ended December 31, 2010, December 31, 2011, and December 31, 2012 and for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

3.	other financial and operating information provided by the Company;

4.	reviewed and discussed with members of the senior management of the Company certain information regarding the historical and current financial and operating performance of the Company as provided by the Company, certain internal financial forecasts regarding the future financial results and condition of the Company (the “Company Financial Forecasts”) prepared and provided to us by the Company’s senior management, which were approved for our use in connection with the preparation of this Opinion by the Company;

5.	comparative financial and operating data on the banking industry, the Company, and selected public companies we deemed to be relevant;

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Board of Directors

South Street Financial Corp.

December 17, 2013

6.	publicly available financial terms of certain transactions we deemed to be relevant; and

7.	such other analyses and information relating to the Company and the Merger as we deemed relevant.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by or on behalf of the Company or any other party, as well as publicly available information, and we have not undertaken any duty or responsibility to verify independently any of such information and have not so verified, any of such information. In addition, we have not received or reviewed any individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries and we have not been furnished with any such evaluations or appraisals. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to the Company Financial Forecasts, we have been advised by the Company and we have assumed that the Company Financial Forecasts have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the management of the Company as to the future financial performance of the Company. We have been authorized by the Company to rely upon such forecasts and other information and data, including without limitation the Company Financial Forecasts, and we express no view as to any such forecasts or other information or data, or the bases or assumptions on which they were prepared. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses, that the Merger will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any terms or conditions thereof and that, in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger, no delays, limitations, restrictions or conditions will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger.

Our Opinion is based upon market, economic, financial and other circumstances and conditions existing and known to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

We express no opinion as to the underlying business decision of the Board of Directors of the Company to effectuate the Merger, the structure or legal, tax, accounting or regulatory aspects or consequences of the Merger or the availability or advisability of any alternatives to the Merger. We have relied upon, without independent verification, the assessment by the respective managements of the Company and BNC and their legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to the value of Company’s common stock or the BNC’s common stock following the announcement of the proposed Merger, the value of BNC’s common stock following the consummation of the Merger, or the prices at which shares of Company’s common stock or BNC’s common stock may be purchased or sold at any time, which in each case, may vary depending on numerous factors, including factors outside of the control of the Company and BNC. With your consent, we have assumed that the shares of BNC Common Stock to be issued in the Merger will be freely tradable on the NASDAQ Global Select Market.

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Board of Directors

South Street Financial Corp.

December 17, 2013

Our Opinion is limited to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the Merger pursuant to the Agreement and does not address any other term, aspect or implication of the Agreement, the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, the fairness (financial or otherwise) of the amount or nature of, or any other aspect relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration, any change of control, or otherwise. The delivery of this Opinion was approved by our internal opinion committee in conformity with its policies and procedures.

In arriving at this Opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger, has received fees and will also receive future fees for such services, the principal portion of which is contingent upon the consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of our engagement.

Raymond James and its affiliates have in the past provided investment banking and other financial services to the Company and BNC, and may in the future provide investment banking and other financial services to the Company, BNC and certain of their respective affiliates for which we and our affiliates would expect to receive compensation. In the ordinary course of our business, Raymond James may trade in the securities of the Company or BNC for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors (in its capacity as such) in evaluating the Merger and may not be used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement, and does not constitute a recommendation to the Board of Directors or any holder of the Company’s common shares regarding how to act or vote or make any election with respect to any matter relating to the Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any party.

Based upon and subject to the foregoing, it is our opinion that, as of December 17, 2013, the Merger Consideration is fair, from a financial point of view, to the Shareholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of BNC’s Amended Articles provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that any person who at any time serves or has served as a director or officer of BNC, or who, while serving as a director or officer of BNC, serves or has served at the request of BNC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by BNC to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. Expenses may be paid by BNC in advance of the final disposition or termination of a proceeding as described above as authorized by the Board of Directors, if BNC receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by BNC as provided in the bylaws. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure BNC’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacity as such.

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The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Amended Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Amended Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse BNC or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on January 30, 2014.

BNC BANCORP

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
President and Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below appoints Richard D. Callicutt II and David B. Spencer and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard D. Callicutt II	January 30, 2014
Richard D. Callicutt II
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David B. Spencer	January 30, 2014
David B. Spencer Senior Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Ronald J. Gorczynski	January 30, 2014
Ronald J. Gorczynski
Executive Vice President and Chief
Accounting Officer
(Principal Accounting Officer)

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/s/ W. Swope Montgomery, Jr.	January 30, 2014
W. Swope Montgomery, Jr.
Director

/s/ James T. Bolt, Jr.	January 30, 2014
James T. Bolt, Jr.
Director

/s/ Larry L. Callahan	January 30, 2014
Larry L. Callahan
Director

/s/ Joseph M. Coltrane, Jr.	January 30, 2014
Joseph M. Coltrane, Jr.
Director

/s/ Charles T. Hagan III	January 30, 2014
Charles T. Hagan III
Director

/s/ Elaine M. Lyerly	January 30, 2014
Elaine M. Lyerly
Director

/s/ Lenin J. Peters, M.D.	January 30, 2014
Lenin J. Peters, M.D.
Director

/s/ John S. Ramsey, Jr.	January 30, 2014
John S. Ramsey, Jr.
Director

/s/ Thomas R. Sloan	January 30, 2014
Thomas R. Sloan
Director

/s/ Thomas R. Smith, CPA	January 30, 2014
Thomas R. Smith, CPA
Director

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/s/ Robert A. Team, Jr.	January 30, 2014
Robert A. Team, Jr.
Director

/s/ G. Kennedy Thompson	January 30, 2014
G. Kennedy Thompson
Director

/s/ D. Vann Williford	January 30, 2014
D. Vann Williford
Director

/s/ Richard F. Wood	January 30, 2014
Richard F. Wood
Director

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 17, 2013 by and between South Street Financial Corp. and BNC Bancorp, incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on December 18, 2013 (included as Appendix A to this proxy statement/prospectus forming a part of this registration statement).†

3.1	Articles of Incorporation of BNC Bancorp, incorporated herein by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock, incorporated herein by reference to Exhibit 3.4 to the Form S-4/A filed with the SEC on July 2, 2012.

3.3	Bylaws of BNC Bancorp, incorporated herein by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.

5.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.

8.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger.

8.2+	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP regarding certain U.S. tax aspects of the merger.

21.1	Subsidiaries of BNC Bancorp, incorporated herein by reference to Exhibit 21 to the Form 10-K filed with the SEC on March 18, 2013.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5.1 and 8.1).

23.2	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP (included in Exhibit 8.2).

23.3	Consent of Cherry Bekaert LLP, independent registered public accounting firm of BNC Bancorp.

24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).

99.1	Consent of Raymond James & Associates, Inc.

99.2+	South Street Financial Corp. Proxy Card (Common Stock).

99.3+	South Street Financial Corp. Proxy Card (Series A Preferred Stock).

+	To be filed by amendment.
†	Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the merger agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

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